DEFINITIVE PROXY STATEMENT

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

TRIPATH IMAGING, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share, of TriPath Imaging, Inc. (“TriPath Imaging common stock”)

(2)	Aggregate number of securities to which transaction applies:

•	36,367,014 shares of TriPath Imaging common stock outstanding and owned by stockholders other than Becton, Dickinson and Company and its subsidiaries as of October 9, 2006;

•	9,824 shares of TriPath Imaging common stock to be issued under the 2001 Employee Stock Purchase Plan; and

•	4,844,340 shares of TriPath Imaging common stock, representing shares of TriPath Imaging common stock issuable upon exercise of options and stock appreciation rights outstanding as of October 9, 2006 and having a per share exercise price less than $9.25; and

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying 0.000107 by the sum of:

•	$336,485,752, which is equal to the product of (i) 36,367,014 shares of TriPath Imaging common stock outstanding as of October 9, 2006 and owned by stockholders other than Becton, Dickinson and Company plus 9,824 shares of TriPath Imaging common stock to be issued under the 2001 Employee Stock Purchase Plan and (ii) the merger consideration of $9.25 per share in cash; and

•	$11,600,626 expected to be paid to holders of options to purchase shares of TriPath Imaging common stock and stock appreciation rights outstanding as of October 9, 2006.

(4)	Proposed maximum aggregate value of transaction:

$348,086,378

(5)	Total fee paid:

$37,245

☑	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

TriPath Imaging, Inc.
780 Plantation Drive
Burlington, NC 27215

October 30, 2006

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of TriPath Imaging, Inc. (“TriPath Imaging”), which will be held at the Country Suites, located at 3211 Wilson Drive, Burlington, North Carolina, on December 19, 2006, beginning at 10:00 a.m., local time.

On September 8, 2006, the board of directors of TriPath Imaging approved, and TriPath Imaging entered into, a merger agreement with Becton, Dickinson and Company, a Delaware corporation (“BD”), and its wholly owned subsidiary, Timpani Acquisition Corp., a Delaware corporation. If the merger is completed, TriPath Imaging will become a wholly owned subsidiary of BD, and you will be entitled to receive $9.25 in cash, without interest, for each share of TriPath Imaging common stock that you own. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement, and you are encouraged to read it in its entirety.

At the special meeting, you will be asked to adopt the merger agreement. After careful consideration, our board has approved the merger agreement and determined that the merger and the merger agreement are advisable, fair to and in the best interests of TriPath Imaging and its stockholders. Our board unanimously recommends that you vote “FOR” the adoption of the merger agreement. In reaching its determination, our board considered a number of factors.

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting. I encourage you to read the entire proxy statement carefully. You may also obtain additional information about TriPath Imaging from documents filed with the U.S. Securities and Exchange Commission.

Your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of two-thirds of the outstanding shares of TriPath Imaging common stock entitled to vote. If you fail to vote on the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement.

Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible or submit a proxy through the internet or by telephone. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee. These actions will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

Thank you for your cooperation and your continued support of TriPath Imaging.

Sincerely,

PAUL R. SOHMER, M.D.
Chief Executive Officer, President and Director

This proxy statement is dated October 30, 2006 and is first being mailed to stockholders on or about November 1, 2006.

TRIPATH IMAGING, INC.
780 Plantation Drive
Burlington, NC 27215

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on December 19, 2006

To the Stockholders of TriPath Imaging, Inc.:

A special meeting of stockholders of TriPath Imaging, Inc., a Delaware corporation, will be held at the Country Suites, located at 3211 Wilson Drive, Burlington, North Carolina, on December 19, 2006, beginning at 10:00 a.m., local time, for the following purposes:

(1)	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 8, 2006, by and among Becton, Dickinson and Company, Timpani Acquisition Corp. and TriPath Imaging, Inc., as such may be amended from time to time.

(2)	To approve a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement.

(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record of TriPath Imaging common stock as of the close of business on October 25, 2006 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting.

You are cordially invited to attend the meeting in person.

Your vote is important, regardless of the number of shares of TriPath Imaging common stock you own. The adoption of the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of TriPath Imaging common stock as of the record date. The ratification of the proposal to adjourn the meeting, if necessary, to permit further solicitation of proxies requires the affirmative vote of a majority of the votes cast at the special meeting. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit a proxy through the internet or by telephone following the instructions on the proxy card, and thus ensure that your shares will be represented at the meeting if you are unable to attend. If you submit your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the adoption of the merger agreement and in favor of the proposal to adjourn the meeting, if necessary, to permit further solicitation of proxies.

If you fail to vote by proxy or in person, it will have the same effect as a vote against the adoption of the merger agreement, but will not affect the vote on the adjournment, if necessary, to permit further solicitation of proxies. If you are a stockholder of record and do attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Holders of shares of TriPath Imaging common stock are entitled to appraisal rights under the General Corporation Law of the State of Delaware in connection with the merger subject to the satisfaction of the requirements for exercising and perfecting such rights, including submitting a timely written demand for appraisal and not voting in favor of the merger. See “APPRAISAL RIGHTS” beginning on page 47 of the proxy statement.

By order of the Board of Directors,

STEPHEN P. HALL
Assistant Secretary
Burlington, North Carolina
October 30, 2006

SUMMARY TERM SHEET

The following summary briefly describes the principal terms of the acquisition of TriPath Imaging, Inc., a Delaware corporation (“TriPath Imaging”), by Becton, Dickinson and Company, a Delaware corporation (“BD”), through the merger of Timpani Acquisition Corp., a wholly-owned subsidiary of BD and a Delaware corporation, with and into TriPath Imaging. This summary is not meant to be a substitute for the information contained in the remainder of the proxy statement. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement.

•	BD is a leading global medical technology company that manufactures and sells medical devices, instruments systems and reagents. Timpani Acquisition Corp. is a wholly-owned subsidiary of BD formed for the purpose of participating in the merger. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Please read “SUMMARY — The Companies” beginning on page 1.

•	If the merger is completed:

•	Timpani Acquisition Corp. will cease to exist and TriPath Imaging will be wholly-owned by BD;

•	you will be entitled to receive a cash payment of $9.25, without interest, for each share of TriPath Imaging common stock that you hold;

•	you may be entitled to appraisal rights under the General Corporation Law of the State of Delaware;

•	you will no longer participate in our growth or in any synergies resulting from the merger; and

•	we will no longer be a public company, and TriPath Imaging common stock will not be quoted on the NASDAQ Global Market.

Please read “QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER” beginning on page i, “THE MERGER — Reasons for the Merger and Recommendation of Our Board of Directors” beginning on page 16, “THE MERGER — Delisting and Deregistration of TriPath Imaging Common Stock” beginning on page 24, and “APPRAISAL RIGHTS” beginning on page 47.

•	For the merger to occur, holders of at least two-thirds of the outstanding shares of TriPath Imaging common stock must adopt the merger agreement. Please read “THE SPECIAL MEETING — Vote Required” beginning on page 9.

•	If we consummate an acquisition proposal or enter into an alternative acquisition agreement or if the merger agreement is terminated, we will, under certain circumstances, be required to pay a termination fee in an amount of $12,250,000. Please read “PROPOSAL 1 — THE MERGER AGREEMENT — Termination Fees” beginning on page 45.

•	For U.S. federal income tax purposes, you will generally be treated as if you sold your Tripath Imaging common stock for the cash received pursuant to the merger. You will recognize taxable gain or loss equal to the difference between the amount of cash received and your adjusted tax basis in the shares of TriPath Imaging common stock exchanged. Please read “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” beginning on page 29.

S-1

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the proposed merger and the special meeting. You should still carefully read this entire proxy statement, including each of the annexes. In this proxy statement, the terms “TriPath Imaging,” “Company,” “we,” “our,” “ours,” and “us” refer to TriPath Imaging, Inc. and its subsidiaries and “BD” refers to Becton, Dickinson and Company.

The Merger

Q.	What is the proposed transaction?

A.	The proposed transaction is the acquisition of TriPath Imaging by BD, pursuant to an agreement and plan of merger, dated as of September 8, 2006, among us, BD and its wholly-owned subsidiary, Timpani Acquisition Corp. In the merger, Timpani Acquisition Corp. will merge with and into us, and we will be the surviving corporation. When the merger is completed, we will cease to be a publicly traded company and will instead become a wholly-owned subsidiary of BD.

Q.	When is the merger expected to be completed?

A.	We are working towards completing the merger as soon as possible. We currently expect to complete the merger in the fourth calendar quarter of 2006 following satisfaction or waiver of all the conditions to the merger, including adoption of the merger agreement by our stockholders at the special meeting.

Q.	If the merger is completed, what will I be entitled to receive for my shares of TriPath Imaging common stock?

A.	Upon completion of the merger, you will be entitled to receive $9.25 in cash, without interest, for each share of TriPath Imaging common stock that you own (unless you are entitled to and properly exercise appraisal rights in connection with the proper procedures under the General Corporation Law of the State of Delaware). For example, if you own 100 shares of TriPath Imaging common stock, you will be entitled to receive $925 in cash in exchange for your TriPath Imaging shares.

Q.	If the merger is completed, what will I be entitled to receive for my options to purchase shares of TriPath Imaging common stock?

A.	Except as to “discount options” (discussed below), if you have been granted an option that remains outstanding at the effective time of the merger, then upon consummation of the merger, such option (whether or not then vested or exercisable) will be cancelled and you will be entitled to receive a cash payment equal to the amount, if any, by which $9.25 exceeds the exercise price for each share of TriPath Imaging common stock underlying the option multiplied by the number of shares subject to such option.

“Discount options” are options that were granted with an exercise price per share that was less than the per share fair market value of our common stock on the grant date thereof (the “grant date fair market value”) and that vested on or after January 1, 2005. If you own a discount option that remains outstanding at the effective time of the merger, then upon consummation of the merger, such discount option (whether or not then vested or exercisable) will be cancelled in exchange for a cash payment equal to the amount, if any, by which $9.25 exceeds the grant date fair market value multiplied by the number of shares subject to such option. In addition, as soon as practicable after January 1, 2007, you will be entitled to receive from the surviving corporation a cash payment equal to the amount by which the grant date fair market value exceeds the per share exercise price multiplied by the number of shares subject to such option.

Options with an exercise price per share of $9.25 or more will be cancelled, without payment.

Q.	If the merger is completed, what will I be entitled to receive for my stock appreciation rights?

A.	Upon completion of the merger, for each stock appreciation right you have been granted that remains outstanding, whether or not then vested or exercisable, you will be entitled to receive a cash payment equal to the amount by which $9.25 exceeds the exercise price of such stock appreciation right.

i

Q.	What must I do to receive payment?

After the merger closes, BD will arrange for a letter of transmittal and instructions to be sent to each of our stockholders. The merger consideration will be paid to each stockholder once that stockholder submits the letter of transmittal, properly endorsed stock certificates and any other documentation required by the instructions.

Q.	Should I send in my TriPath Imaging stock certificates now?

A.	No. Shortly after the merger is completed, you will receive a letter of transmittal from the paying agent with written instructions for exchanging your TriPath Imaging stock certificates. You must return your TriPath Imaging stock certificates as described in the instructions. You will receive your cash payment from the paying agent as soon as practicable after the exchange agent receives your letter of transmittal, properly endorsed TriPath Imaging stock certificates and any completed documents required in the instructions. PLEASE DO NOT SEND YOUR TRIPATH IMAGING STOCK CERTIFICATES NOW.

Q.	Am I entitled to appraisal rights?

A.	Under the General Corporation Law of the State of Delaware, holders of TriPath Imaging common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair market value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement and they comply with the Delaware law procedures explained in this proxy statement. For additional information about appraisal rights, see “APPRAISAL RIGHTS” beginning on page 47.

Q.	Why is the TriPath Imaging board recommending the merger?

A.	Our board believes that the merger and the merger agreement are advisable, fair to and in the best interests of TriPath Imaging and its stockholders and unanimously recommends that you vote “FOR” the adoption of the merger agreement. To review our board’s reasons for recommending the merger, see the section entitled “THE MERGER — Reasons for the Merger and Recommendation of Our Board of Directors” on pages 16 through 18 of this proxy statement.

Q.	Will the merger be a taxable transaction to me?

A.	If you are a U.S. holder of TriPath Imaging common stock, the merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of TriPath Imaging common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive pursuant to the merger and your adjusted tax basis in your shares. If you are a non-U.S. holder of TriPath Imaging common stock, the merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. See the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” on pages 29 through 31 of this proxy statement for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor on how specific tax consequences of the merger, including the federal, state, local and/or non-U.S. tax consequences, apply to you.

The Special Meeting

Q.	Who is soliciting my proxy?

A.	This proxy is being solicited by our board.

Q.	What matters will be voted on at the special meeting?

A.	You will be asked to vote on the following proposals:

• to adopt the merger agreement;

• to approve the adjournment of the meeting, if necessary, to permit the further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement; and

• to act on other matters and transact such other business, as may properly come before the meeting.

Q.	How does TriPath Imaging’s board of directors recommend that I vote on the proposals?

A.	Our board recommends that you vote:

• “FOR” the proposal to adopt the merger agreement; and

• “FOR” adjournment, if necessary, to permit the further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement.

Q.	What vote is required for TriPath Imaging’s stockholders to adopt the merger agreement?

A.	In order to adopt the merger agreement, holders of two-thirds of the outstanding shares of TriPath Imaging common stock as of the record date must vote “FOR” adoption of the merger agreement.

Q.	What vote is required for TriPath Imaging’s stockholders to approve an adjournment of the meeting?

A.	The proposal to adjourn the meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement requires the affirmative vote of a majority of the votes cast at the special meeting.

Q.	Who is entitled to vote at the special meeting?

A.	Holders of record of TriPath Imaging common stock as of the close of business on October 25, 2006, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, 38,895,370 shares of TriPath Imaging common stock, held by approximately 324 holders of record, were outstanding and entitled to vote. You may vote all shares you owned as of the record date. You are entitled to one vote per share.

Q.	What should I do now?

A.	After carefully reading and considering the information contained in this proxy statement including the annexes hereto, please cause your shares to be voted by returning the enclosed proxy card or submitting a proxy through the internet or by telephone. You can also attend the special meeting and vote in person. Do NOT enclose or return your stock certificate(s) with your proxy.

Q.	If my shares are held in “street name” by my bank, broker or nominee, will my bank, broker or nominee vote my shares for me?

A.	Your bank, broker or nominee will only be permitted to vote your shares on the adoption of the merger agreement if you instruct your bank, broker or nominee how to vote. You should follow the procedures provided by your bank, broker or nominee regarding the voting of your shares. If you do not instruct your bank, broker or nominee to vote your shares on the adoption of the merger agreement, your shares will not be voted, which will have the same effect as a vote against the adoption of the merger agreement, but will not affect the outcome of the vote regarding the adjournment, if necessary, to permit further solicitation of proxies.

Q.	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not count as votes cast on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you vote against the adoption of the merger agreement.

For the proposal to adjourn the meeting, if necessary, to permit further solicitation of proxies, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not count as votes cast on the proposal to adjourn the meeting, but will count for the purpose of determining whether a quorum is present. As a result, if you abstain, it will have no impact on the outcome of the vote with respect to the adjournment of the meeting, if necessary, to solicit additional proxies.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement, “FOR” adjournment of the meeting, if necessary, to permit further solicitation of proxies, and, at the discretion of the persons named in the proxy card, on any other matters properly brought before the meeting or any adjournment or postponement thereof for a vote.

Q.	When should I send in my proxy card?

A.	You should send in your proxy card as soon as possible so that your shares will be voted at the special meeting.

Q.	May I change my vote after I have mailed my signed proxy card?

A.	Yes. You may revoke your proxy and change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to Stephen P. Hall, the Assistant Secretary of TriPath Imaging, stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card by mail, through the internet or by telephone. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a bank, broker or nominee to vote your shares, you must follow directions received from your broker to change those instructions.

Q.	May I vote in person?

A.	Yes. You may attend the special meeting and vote your shares of common stock in person. If you hold shares in “street name” you must provide a legal proxy executed by your bank, broker or nominee in order to vote your shares at the special meeting.

Q.	What should I do if I have questions?

A.	If you have more questions about the special meeting, the merger or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact the Altman Group, our proxy solicitor, toll-free at 1-800-287-9810.

SUMMARY

This summary highlights selected information from this proxy statement. It does not contain all of the information that is important to you. Accordingly, we urge you to read this entire proxy statement and the annexes to this proxy statement.

The Companies

TriPath Imaging, Inc.
780 Plantation Drive
Burlington, NC 27215
(336) 222-9707
http://www.tripathimaging.com

TriPath Imaging, Inc., a Delaware corporation, develops, manufactures, markets and sells innovative solutions to improve the clinical management of cancer, including detection, diagnosis, staging and treatment. TriPath Oncology, a wholly owned subsidiary of TriPath Imaging, develops molecular diagnostic products for malignant melanoma and cancers of the cervix, breast, ovary, and prostate. TriPath Imaging is headquartered in Burlington, North Carolina with locations in Redmond, Washington and Belgium. TriPath Imaging common stock is quoted on the NASDAQ Global Market under the symbol “TPTH.”

Becton, Dickinson and Company
One Becton Drive
Franklin Lakes, NJ 07417
(201) 847-6800
http://www.bd.com

Becton, Dickinson and Company, a New Jersey corporation, is a medical technology company that serves healthcare institutions, life science researchers, clinical laboratories, industry and the general public. Organized by three segments: BD Biosciences, BD Diagnostics, and BD Medical, BD sells a broad range of medical supplies, devices, laboratory equipment and diagnostic products. BD is headquartered in Franklin Lakes, New Jersey and employees over 25,000 people worldwide. BD common stock is listed on the New York Stock Exchange under the symbol “BDX.”

Timpani Acquisition Corp.
c/o Becton, Dickinson and Company
One Becton Drive
Franklin Lakes, NJ 07417
(201) 847-6800

Timpani Acquisition Corp., a Delaware corporation, is a direct wholly-owned subsidiary of BD and has not engaged in any business activity other than in connection with the merger. If the merger is completed, Timpani Acquisition Corp. will cease to exist following its merger with TriPath Imaging.

The Merger (page 11)

Upon the terms and subject to the conditions of the merger agreement, Timpani Acquisition Corp. will be merged with and into us, and each holder of shares of TriPath Imaging common stock will be entitled to receive $9.25 in cash for each share of TriPath Imaging common stock held immediately prior to the merger (other than shares owned by BD or any wholly owned subsidiary of BD, by TriPath Imaging or any wholly owned subsidiary of TriPath Imaging or by stockholders who are entitled to and who properly exercise appraisal rights under the General Corporation Law of the State of Delaware) upon surrender of his or her stock certificate(s). As a result of the merger, we will cease to be a publicly traded company and will become a wholly owned subsidiary of BD. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.

The Special Meeting (page 8)

The special meeting will be held on December 19, 2006, starting at 10:00 a.m., local time at the Country Suites, 3211 Wilson Drive, Burlington, North Carolina. At the special meeting, you will be asked to consider and vote upon proposals to adopt the merger agreement, to adjourn the meeting, if necessary, to permit the further solicitation of proxies, and to act on other matters and transact other business, as may properly come before the meeting.

Record Date (page 9)

If you owned shares of TriPath Imaging common stock at the close of business on October 25, 2006, the record date for the special meeting, you are entitled to notice of and to vote at the special meeting. You have one vote for each share of TriPath Imaging common stock that you own on the record date. As of the close of business on October 25, 2006, there were 38,895,370 shares of TriPath Imaging common stock outstanding and entitled to be voted at the special meeting.

Vote Required (page 9)

Adoption of the merger agreement requires the affirmative vote of the holders of two-thirds of our outstanding shares of common stock entitled to vote at the special meeting. The proposal to adjourn the meeting, if necessary, to permit further solicitation of proxies requires the affirmative vote of a majority of the votes cast at the special meeting.

Voting (page 9)

You may grant a proxy by completing and returning the enclosed proxy card or through the internet or by telephone following the instructions on the enclosed proxy card. If you hold your shares through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or nominee.

Revocability of Proxies (page 10)

You may revoke your proxy at any time before it is voted. If you have not submitted a proxy through your bank, broker or nominee, you may revoke your proxy by:

•	giving written, dated notice of revocation to Stephen P. Hall, the Assistant Secretary of TriPath Imaging;

•	submitting another properly completed proxy bearing a later date; or

•	voting in person at the special meeting.

Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in street name, you should follow the instructions of your bank, broker or nominee regarding revocation of proxies.

Recommendation of our Board of Directors (page 9)

After careful consideration, our board, except for Paul R. Sohmer, M.D. (our Chief Executive Officer), who recused himself from the discussions due to the success bonus that he is entitled to receive in connection with the closing of the merger, has determined, by unanimous vote, that the merger agreement and the merger are advisable, fair to and in the best interests of TriPath Imaging and its stockholders and has unanimously approved the merger agreement. Our board unanimously recommends that you vote for “FOR” the adoption of the merger agreement.

Opinion of TriPath Imaging Financial Advisor (page 18)

In connection with the merger, TriPath Imaging’s board of directors received a written opinion from UBS Securities LLC, TriPath Imaging’s financial advisor, as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be received by holders of TriPath Imaging common stock (other than BD and its affiliates). The full text of UBS’ written opinion, dated September 8, 2006, is attached to this proxy statement as Annex B. Holders of TriPath Imaging common stock are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. UBS’ opinion was provided to TriPath Imaging’s board of directors in its evaluation of the merger consideration from a financial point of view, does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act with respect to the merger.

Conditions to the Merger (page 43)

We and BD will not complete the merger unless a number of conditions are satisfied or waived. These conditions include:

•	our stockholders must have adopted the merger agreement;

•	no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order prohibiting consummation of the merger;

•	no federal or state governmental entity shall have instituted any proceeding that is pending seeking any judgment, decree, injunction or other order to prohibit the consummation of the merger;

•	the representations and warranties of BD and Timpani Acquisition Corp. in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date as though made on the closing date (except where made as of a specific date, in which case they shall be true and correct on such date), except for changes expressly contemplated by the merger agreement, without giving effect to any materiality qualifications, and except where the failure to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on BD and Timpani Acquisition Corp., taken as a whole that would reasonably be expected to adversely affect BD’s or Timpani Acquisition Corp.’s ability to complete the merger; provided, that certain representations and warranties must be true and correct in all material respects or true and correct in all respects, as applicable;

•	the performance, in all material respects, by each of us, BD and Timpani Acquisition Corp. of our and their respective obligations under the merger agreement; and

•	our representations and warranties in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date as though made on the closing date (except where made as of a specific date, in which case they must be true and correct as of such date), except for changes expressly contemplated by the merger agreement, without giving effect to any materiality qualifications, and except where the failure to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on us; provided, that certain representations and warranties must be true and correct in all material respects or true and correct in all respects, as applicable.

Termination (page 44)

The merger agreement may be terminated at any time prior to the effective time of the merger:

•	by the mutual written consent of us and BD;

•	by either us or BD, if:

•	the merger has not been consummated on or before March 31, 2007, provided that this right to terminate is not available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of or resulted in the failure of the merger to occur on or before March 31, 2007;

•	any governmental entity of competent jurisdiction has issued a nonappealable final order, decree or ruling or taken any other final nonappealable action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement; or

•	the required vote of our stockholders to adopt the merger agreement is not obtained at the meeting of our stockholders or any adjournment thereof;

•	by BD, if:

•	our board or any committee of our board fails to recommend that our stockholders vote in favor of adoption of the merger agreement, or withdraws or modifies in a manner adverse to BD or takes any action or makes any other public statement in connection with the special meeting inconsistent with its recommendation that our stockholders vote in favor of adoption of the merger agreement;

•	our board or any committee thereof determines that an acquisition proposal by any party other than BD is a superior proposal;

•	we have materially breached, in any respect adverse to BD, the provision of the merger agreement regarding our agreement not to solicit acquisition proposals from other parties;

•	we have failed to call, give notice of, convene and hold a special meeting of stockholders where our stockholders would vote to adopt the merger agreement;

•	a tender offer or exchange offer for 15% or more of our outstanding shares has been commenced (other than by BD or a subsidiary) and our board recommends that our stockholders tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, our board fails to recommend against acceptance of such offer;

•	we have breached any of our representations, warranties, covenants or agreements set forth in the merger agreement, which breach would result in the failure of a condition to BD’s obligation to effect the merger being satisfied and this breach or failure to perform has not been cured within 20 business days following receipt by us of written notice of such breach from BD and Timpani Acquisition Corp., or is not capable of being cured, provided that neither BD nor Timpani Acquisition Corp. is in material breach of its obligations under the merger agreement; or

•	by us, provided that we are not in material breach of our obligations under the merger agreement, if BD or Timpani Acquisition Corp. has breached any of their representations, warranties, covenants or agreements under the merger agreement, which breach would result in the failure of a condition to our obligation to effect the merger being satisfied and this breach has not been cured within 20 business days following receipt by BD or Timpani Acquisition Corp., as the case may be, of written notice from us of such breach, or is not capable of being cured.

Termination Fees (page 45)

The merger agreement obligates us to pay a termination fee to BD of $12,250,000 if:

•	the merger agreement is terminated by BD because:

•	our board or any committee of our board fails to recommend that our stockholders vote in favor of adoption of the merger agreement, or withdraws or modifies in a manner adverse to BD or takes any action or makes any other public statement in connection with the special meeting inconsistent with its recommendation that our stockholders vote in favor of adoption of the merger agreement;

•	our board or any committee thereof determines that an acquisition proposal by any party other than BD is a superior proposal;

•	we have materially breached, in any respect adverse to BD, the provision of the merger agreement regarding our agreement not to solicit acquisition proposals from other parties;

•	we have failed to call, give notice of, convene and hold a special meeting of stockholders where our stockholders would vote to adopt the merger agreement;

•	a tender offer or exchange offer for 15% or more of our outstanding shares shall have been commenced (other than by BD or a subsidiary) and our board recommends that our stockholders tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, our board fails to recommend against acceptance of such offer; or

•	each of the following occur: (1) we have breached any of our representations, warranties, covenants or agreements set forth in the merger agreement, which breach would result in the failure of a condition to BD’s obligation to effect the merger being satisfied and this breach or failure to perform has not been cured within 20 business days following receipt by us of written notice of such breach from BD or Timpani Acquisition Corp. or is not capable of being cured, provided that neither BD nor Timpani Acquisition Corp. is in material breach of its obligations under the merger agreement; (2) on or before the date of any such termination an acquisition proposal is publicly announced, disclosed or otherwise communicated to our board; and (3) within 12 months after such termination, we or any of our subsidiaries consummate an acquisition proposal of a specified type;

•	the merger agreement is terminated by us or BD because:

•	each of the following occur: (1) the merger has not been consummated on or before March 31, 2007 without a vote of our stockholders to adopt the merger agreement at the special meeting having occurred; (2) on or before the date of any such termination, an acquisition proposal is publicly announced, disclosed or otherwise communicated to our board; and (3) within 12 months after such termination, we or any of our subsidiaries consummate an acquisition proposal of a specified type; or

•	each of the following occur: (1) our stockholders fail to adopt the merger agreement at the special meeting or any adjournment thereof; (2) on or before the date of any such termination an acquisition proposal is publicly announced, disclosed or otherwise communicated to our board; and (3) within 12 months after such termination, we or any of our subsidiaries consummate an acquisition proposal of a specified type.

Regulatory Matters (page 28)

Under the provisions of the HSR Act, we and BD may not complete the merger until we have made certain filings with the Federal Trade Commission and the United States Department of Justice and the applicable waiting period has expired or been terminated. We and BD filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on October 2, 2006. The Federal Trade Commission granted early termination of the antitrust waiting period under the HSR Act effective as of October 26, 2006.

Except for filings or notices requested under federal securities laws and the filing of a certificate of merger with the Secretary of State of the State of Delaware at or before the effective date of the merger, we are unaware of any other material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Amendment and Waiver (page 46)

The parties may amend, modify or waive any provision of the merger agreement prior to the closing date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by us, BD and Timpani Acquisition Corp. or, in the case of a waiver, by the party against whom the waiver is to be effective. However, after stockholder approval has been obtained, the parties may not amend the merger agreement without obtaining further approval by such stockholders if, by law, such amendment would require further stockholder approval. No amendment, modification or waiver by us will be effective unless it is authorized by our board.

Appraisal Rights (page 47)

Under Delaware law, if you do not vote for adoption of the merger agreement and prior to the adoption of the merger agreement at the special meeting you make a written demand and you strictly comply with the other statutory requirements of the General Corporation Law of the State of Delaware, you may elect to receive, in cash, the fair value of your shares of stock in lieu of the $9.25 per share merger consideration as determined by the Delaware Court of Chancery. This value could be more or less than or the same as the merger consideration.

In order to exercise appraisal rights, a holder must demand and perfect the rights in accordance with Section 262 of the General Corporation Law of the State of Delaware, the full text of which is set forth in Annex C to this proxy statement. Your failure to follow the procedures set forth in Section 262 will result in the loss of your appraisal rights.

Material U.S. Federal Income Tax Consequences (page 29)

If the merger is completed, the exchange of common stock by our stockholders for the cash merger consideration will be treated as a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended. Because of the complexities of the tax laws, we advise you to consult your own personal tax advisors concerning the applicable federal, state, local, foreign and other tax consequences of the merger.

Stock Options, Stock Appreciation Rights, Warrants and Employee Stock Purchase Plan (page 32)

The merger agreement provides that at the effective time of the merger, each outstanding option (except for “discount options,” discussed below) and stock appreciation right, whether or not then exercisable or vested, will be cancelled in exchange for a cash payment equal to the number of shares of TriPath Imaging common stock subject to such option or stock appreciation right multiplied by the amount, if any, by which $9.25 exceeds the per share exercise price of the option or stock appreciation right.

“Discount options” are options that were granted with an exercise price per share that was less than the per share fair market value of our common stock on the grant date thereof (the “grant date fair market value”) and that vested on or after January 1, 2005. The merger agreement provides that at the effective time of the merger, each outstanding discount option, whether or not then exercisable or vested, will be cancelled in exchange for a cash payment equal to the number of shares of TriPath Imaging common stock subject to such option multiplied by the amount, if any, by which $9.25 exceeds the grant date fair market value. In addition, as soon as practicable after January 1, 2007, the holder of each discount option will be entitled to receive from the surviving corporation a cash payment equal to the number of shares of TriPath Imaging common stock subject to such option multiplied by the amount by which the grant date fair market value exceeds the per share exercise price.

Options with an exercise price equal to or greater than $9.25 per share will be cancelled without payment.

At the effective time of the merger, the surviving corporation will assume the obligations of TriPath Imaging under outstanding warrants to purchase shares of TriPath Imaging common stock. If the warrants are exercised in accordance with their terms, the holder will be entitled to receive the merger consideration that the holder would have been entitled to receive if such warrants had been exercised by such holder immediately prior to the effective time.

Prior to the effective time of the merger, we will limit the aggregate number of shares available for purchase under our 2001 Employee Stock Purchase Plan during the current offering period to 9,824 shares, which shares will be cashed out in the same manner as other outstanding shares. In addition, we have agreed to terminate the plan as of December 31, 2006, the last day of the current offering period.

Interests of TriPath Imaging Officers and Directors in the Merger (page 24)

Our directors and executive officers have interests in the merger that may be in addition to, or different from, the interests of our stockholders. Certain of our executive officers are entitled to a success bonus award in the event that the merger is consummated on or prior to March 31, 2007 and the executive remains employed by TriPath Imaging until the closing of the merger, subject to certain exceptions. BD and TriPath Imaging have also entered into retention bonus agreements with certain of our executive officers that supersede such officers’ current change in control agreements. Under these retention bonus agreements, these officers will be entitled to a cash payment if they remain employed by the surviving corporation for a specified period after the effective time of the merger, subject to certain exceptions. One of our executive officers remains entitled to severance payments under his change in control agreement with TriPath Imaging in the event that his employment is terminated under certain circumstances in connection with or within a certain period following the merger. Also, if the merger is completed, certain indemnification arrangements for our directors and officers will be continued.

The merger agreement also provides that at the effective time of the merger, each outstanding option to purchase shares of TriPath Imaging common stock (except as described herein with respect to “discount options”) and each outstanding stock appreciation right, whether or not then exercisable or vested, including those options and stock appreciation rights held by our directors and executive officers, will be cancelled in exchange for a cash payment equal to the number of shares of TriPath Imaging common stock subject to such option or stock appreciation right, as applicable, multiplied by the amount, if any, by which $9.25 exceeds the exercise price per share of the option or stock appreciation right, as applicable. The table in the section entitled “THE MERGER — Interests of TriPath Imaging Officers and Directors” (page 25) sets forth the total amount of cash that will be received by each of our officers and directors in respect of his or her shares, options and stock appreciation rights upon the closing of the merger.

No Solicitation (page 39)

We have agreed that we will not, directly or indirectly:

•	solicit, initiate, or knowingly encourage or facilitate any inquiry or the submission of any proposal or transaction that constitutes an acquisition proposal;

•	participate in discussions or negotiations with or furnish non-public information or afford access to our properties, books or records to any person relating to, or who has made or disclosed to us that it is contemplating making, an acquisition proposal;

•	accept or recommend an acquisition proposal or enter into any agreement, letter of intent or agreement in principle (i) providing for or relating to an acquisition proposal or (ii) requiring us to abandon, terminate or fail to consummate the merger;

•	waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligation of a party other than BD; and

•	agree or publicly propose to do any of the foregoing.

However, if we receive an acquisition proposal prior to the adoption of the merger agreement at the special meeting, and our board determines in good faith, after consultation with our outside independent legal and financial advisors, that the acquisition proposal could reasonably be expected to result in a superior proposal, we may provide information to, engage in discussions with, or waive any “standstill” or similar obligation of the person making such proposal if our board determines in good faith, after consultation with our independent outside legal advisor, that the failure to do so would result in a violation of its fiduciary duties, provided that such person has entered into a confidentiality agreement no less favorable to us than our confidentiality agreement with BD. We have agreed to provide BD with prompt notice of such determination no later than 24 hours after such determination has been made and to provide BD with any non-public information concerning us or us or our subsidiaries which was not previously provided to BD.

Our board may withdraw, modify or change its recommendation that our stockholders vote in favor of the adoption of the merger agreement and determine not to solicit proxies in favor of the adoption of the merger agreement if our board determines in good faith, after consultation with our independent outside legal advisor, that the failure to take such action would result in a violation of its fiduciary obligations and we have complied in all material respects with our non-solicitation obligations under the merger agreement and, if the change in recommendation follows an acquisition proposal, if:

•	our board has concluded in good faith that such acquisition proposal constitutes a superior proposal;

•	our board has provided five business days’ prior written notice to BD that it intends to take such actions and specifying the reasons for its intent to so act,

•	during such five business day period we, if so requested by BD, have engaged in good faith negotiations with BD to amend the merger agreement in such a manner that such acquisition proposal is no longer a superior proposal; and

•	at the end of such five business day notice period, such acquisition proposal has not been withdrawn and continues to constitute a superior proposal taking into account any changes to the merger agreement that have been proposed by BD.

Notwithstanding any such withdrawal, modification or change in recommendation, we must submit the merger agreement for adoption by our stockholders at the special meeting and no acquisition proposal other than the merger agreement may be submitted for consideration at such special meeting.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of TriPath Imaging, the expected completion and timing of the merger and other information relating to the merger. You can identify these statements by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “may,” “will” and “continue” or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation,

•	the satisfaction of the conditions to consummate the merger, including the adoption of the merger agreement by our stockholders;

•	receipt of necessary regulatory approvals;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceeding that may be instituted against us and others following the announcement of the merger agreement;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the effect of the announcement of the merger on our customer relationships, operating results and business generally, including the ability to retain key employees; and

•	other risks detailed in our current filings with the U.S. Securities and Exchange Commission, including our most recent filings on Forms 10-Q and 10-K.

See “WHERE YOU CAN FIND MORE INFORMATION” on page 52 of this proxy statement. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING

We are furnishing this proxy statement to you, as a stockholder of TriPath Imaging as part of the solicitation of proxies by our board for use at the special meeting of stockholders.

Date, Time, Place and Purpose of the Special Meeting

The special meeting will be held at the Country Suites, 3211 Wilson Drive, Burlington, North Carolina on December 19, 2006, beginning at 10:00 a.m., local time. The purpose of the special meeting is:

•	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 8, 2006, by and among BD, Timpani Acquisition Corp. and TriPath Imaging, as that agreement may be amended from time to time.

•	To approve adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement.

•	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Recommendation of Our Board of Directors

Our board, except for Paul R. Sohmer, M.D. (our Chief Executive Officer) who recused himself from the discussions due to the success bonus award that he is entitled to receive in connection with the closing of the merger, has determined, by unanimous vote, that the merger agreement and the merger are advisable, fair to and in the best interests of TriPath Imaging and its stockholders, and has unanimously approved the merger agreement. Our board unanimously recommends that our stockholders vote “FOR” adoption of the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

The holders of record of shares of TriPath Imaging common stock as of the close of business on October 25, 2006, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting.

On the record date, there were 38,895,370 shares of TriPath Imaging common stock outstanding held by approximately 324 stockholders of record. Holders of a majority of the shares of TriPath Imaging common stock issued and outstanding as of the record date and entitled to vote at the special meeting must be present in person or represented by proxy at the special meeting to constitute a quorum to transact business at the special meeting. Both abstentions and broker “non-votes” will be counted as present for purposes of determining the existence of a quorum. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn the meeting to solicit additional proxies.

Vote Required

Adoption of the merger agreement requires the affirmative vote of the holders of two-thirds of the shares of TriPath Imaging common stock outstanding on the record date and entitled to vote at the special meeting.

Each holder of a share of TriPath Imaging common stock is entitled to one vote per share. Failure to vote your proxy by returning a properly executed proxy card or to vote in person will have the same effect as a vote “AGAINST” adoption of the merger agreement, but will not affect the outcome of the vote regarding the adjournment, if necessary, to permit further solicitation of proxies.

Brokers or other nominees who hold shares of TriPath Imaging common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of TriPath Imaging common stock will not be counted as votes cast or shares voting and will have the same effect as votes “AGAINST” adoption of the merger agreement, but will not affect the outcome of the vote regarding the adjournment, if necessary, to permit further solicitation of proxies.

Voting

Stockholders may vote their shares by attending the special meeting and voting their shares of TriPath Imaging common stock in person, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope or through the internet or by telephone following the instructions on the enclosed proxy card. All shares of TriPath Imaging common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a written proxy card is signed by a stockholder and returned without instructions, the shares of TriPath Imaging common stock represented by the proxy will be voted “FOR” adoption of the merger agreement, and the adjournment, if necessary, to permit further solicitation of proxies.

Stockholders who have questions or requests for assistance in completing and submitting proxy cards should contact the Altman Group, our proxy solicitor, toll-free at 1-800-287-9810.

Stockholders who hold their shares of TriPath Imaging common stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, should follow the procedures provided by such bank, broker or other person regarding the voting of your shares.

Revocability of Proxies

You can revoke your proxy at any time before it is voted at the special meeting by:

•	giving written, dated notice of revocation to Stephen P. Hall, the Assistant Secretary of TriPath Imaging;

•	submitting another properly completed proxy bearing a later date; or

•	voting in person at the special meeting.

If your shares of TriPath Imaging common stock are held in the name of a bank, broker or other holder of record, you must follow the instructions of your bank, broker or other holder of record to revoke a previously given proxy.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. These people will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of TriPath Imaging common stock and in obtaining voting instructions from those owners. We will pay the costs of this proxy solicitation, including all expenses of filing, printing and mailing this proxy statement.

We have retained the Altman Group to assist in the solicitation of proxies by mail, telephone or other electronic means, or in person, for a fee of approximately $15,000 plus expenses relating to the solicitation.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. If other matters do properly come before the special meeting, we intend that shares of TriPath Imaging common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card.

In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting. Any adjournment may be made without notice by an announcement made at the special meeting. If the persons named as proxies on the proxy card are asked to vote for one or more adjournments of the meeting for matters incidental to the conduct of the meeting, such persons will have the authority to vote in their discretion on such matters. However, if the persons named as proxies on the proxy card are asked to vote for one or more adjournments of the meeting to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement, they will only have the authority to vote on such matter as instructed by you or your proxy or, with respect to validly submitted proxies for which no instructions are provided, in favor of such adjournment. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already granted their proxies to revoke them at any time prior to their use.

THE MERGER

This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

From time to time, the board of directors and senior management of TriPath Imaging have reviewed TriPath Imaging’s strategic positioning and discussed its long-term plans, particularly as the development of its commercial business and molecular oncology programs have progressed. We most recently initiated such a review beginning in the latter half of 2005 because a number of our molecular oncology products were moving into the clinical trial or early commercialization phases of their development. We concluded that further growth of our commercial business and the rate at which we could successfully introduce our emerging molecular products would benefit from a close relationship with a large commercial or development partner.

TriPath Imaging has worked closely with BD since July 2001 to develop and commercialize molecular diagnostic products for melanoma and cancer of the cervix, breast, ovary and prostate. On July 31, 2001, we entered into a series of agreements with BD to develop and commercialize molecular diagnostic products for melanoma and cancer of the cervix, breast, ovary and prostate using genomic and proteomic markers identified at Millennium Pharmaceuticals, Inc. On July 31, 2001, we also sold 2,500,000 shares of our common stock to BD for $10.00 per share, which shares constitute the approximately 6.5% of our outstanding common stock that BD currently owns. In April 2006, we entered into exploratory discussions with BD towards the establishment of an additional collaboration agreement covering the remaining development and commercialization activities of certain of our cancer screening assays with BD’s cytometric bead assay instrument.

In June 2005, the chief executive officer of a commercial partner of TriPath Imaging, which we refer to as “Partner 1,” initiated a discussion with Dr. Sohmer about the advisability of Partner 1 acquiring TriPath Imaging. On June 21, 2005, Partner 1 executed a confidentiality agreement with TriPath Imaging.

On July 13, 2005, Dr. Sohmer and the chief executive officer of a publicly traded medical device company, which we refer to as “Device Company 1,” met to discuss the advisability of a strategic transaction between the two companies.

On July 26, 2005, Dr. Sohmer and Stephen Hall made a presentation about TriPath Imaging to representatives of Partner 1. At a regularly scheduled meeting on July 27, 2005, the TriPath Imaging board of directors discussed the status of discussions with Partner 1. On August 17, 2005, representatives of Partner 1 met with representatives of TriPath Imaging at one of our North Carolina facilities in order to carry out due diligence on the TriPath Oncology business unit.

On September 16, 2005, Dr. Sohmer and the chief executive officer of Partner 1 further discussed the potential merits and terms of a business combination, and they had a number of conversations during the Fall of 2005 as to the advisability of a business combination and possible valuation parameters. In September 2005, Partner 1 submitted a due diligence request list to TriPath Imaging. On October 19, 2005, Partner 1 executed a new confidentiality agreement with TriPath Imaging. During the last quarter of 2005, Partner 1 continued to perform due diligence on TriPath Imaging.

At a regularly scheduled meeting on October 10, 2005, the TriPath Imaging board of directors discussed the status of discussions with Partner 1. Dr. Sohmer reported that Partner 1 appeared to be interested in a strategic transaction, had submitted a due diligence checklist and had discussed valuation parameters with Dr. Sohmer. A representative of TriPath Imaging’s legal advisor, Edwards Angell Palmer & Dodge LLP, present at the meeting outlined the board’s fiduciary obligations in the context of a potential business combination. The board determined that, in connection with any business combination discussions, it would be prudent to first evaluate the Company’s third quarter results and the market reaction to those results. At a regularly scheduled meeting on November 1, 2005, the TriPath Imaging board of directors continued to review ongoing discussions with respect to strategic transactions.

On November 28, 2005, Dr. Sohmer met with representatives of senior management of Device Company 1, as well as one board member of Device Company 1. At the meeting, Dr. Sohmer stated that a significant premium would be required for any business combination and informally discussed potential valuation parameters. Discussions centered on the possibility that Device Company 1 would acquire the Commercial Operations business unit of TriPath Imaging and make an investment in a spun-off TriPath Oncology business unit.

At a regularly scheduled meeting on December 14, 2005, the TriPath Imaging board of directors discussed the status of discussions with Device Company 1 and Partner 1. Representatives of TriPath Imaging’s financial advisor, UBS Securities LLC, and Edwards Angell Palmer & Dodge also were invited to attend the meeting. UBS discussed with the board different potential approaches to selling TriPath Imaging and/or TriPath Oncology and the possible spin-off or split-off of TriPath Oncology.

Through informal conversations during mid-December 2005, representatives of TriPath Imaging and Device Company 1 discussed in general terms valuation parameters that might be appropriate for a strategic transaction between the parties. On December 22, 2005, TriPath Imaging and Device Company 1 entered into a confidentiality agreement.

In December 2005, TriPath Imaging entered into a confidentiality agreement with a financial investor, which we refer to as “Financial Investor.” Dr. Sohmer and Johnny Powers met with two representatives of Financial Investor and discussed the advisability of spinning off the TriPath Oncology business unit and selling some or all of its equity to Financial Investor.

In January 2006, the chief executive officer of Device Company 1 indicated to Dr. Sohmer that Device Company 1 was interested in a strategic combination with TriPath Imaging that would make sense for both companies’ stockholders and present an opportunity for growth, and requested another meeting with TriPath Imaging senior management. At a meeting on January 26, 2006, the TriPath Imaging board of directors discussed strategy for positioning and potentially selling the Company, and discussed the possibility of spinning-off TriPath Oncology. On February 2, 2006, Dr. Sohmer and Mr. Hall met with representatives of senior management of Device Company 1 and discussed key valuation parameters.

On February 8, 2006, the chief executive officer of Device Company 1 called Dr. Sohmer and made a preliminary proposal that (i) TriPath Oncology be separated from TriPath Imaging and owned separately by TriPath Imaging’s stockholders, (ii) TriPath Oncology be allowed to keep TriPath Imaging’s cash and cash equivalents (which were approximately $22 million at the time), (iii) Device Company 1 pay $25 million for a 19% interest in TriPath Oncology, (iv) Device Company 1 acquire TriPath Imaging in an asset sale for $400 million in stock of Device Company 1, and (v) Dr. Sohmer enter into a consulting agreement with Device Company 1. On February 9, 2006, Device Company 1 requested additional due diligence materials from TriPath Imaging.

On February 13, 2006, Dr. Sohmer spoke with several representatives of management and one member of the board of directors of Device Company 1 to discuss and clarify its February 8, 2006 proposal. Dr. Sohmer’s points included the following: (i) the price would have to be viewed on a per share basis, and Device Company 1 would assume all TriPath Imaging options and warrants in addition to the $400 million in stock paid to holders of outstanding stock, (ii) Device Company 1 would compensate TriPath Imaging stockholders for any tax that would be payable in connection with the spin-off of TriPath Oncology, (iii) the deal would be structured so that the acquisition of TriPath Imaging would be tax-free to TriPath Imaging’s stockholders, (iv) Device Company 1 would assume transaction costs to ensure that TriPath Imaging’s $22 million cash on hand would remain for TriPath Oncology after the transaction, (v) structural issues relating to the spin-off of TriPath Oncology would have to be addressed, and (v) Device Company 1 would enter into a standstill agreement with respect to TriPath Oncology.

This discussion followed a telephone conversation on the night of February 12, 2006 between Dr. Sohmer and the chief executive officer of Device Company 1, during which Dr. Sohmer reviewed the same points.

On February 15, 2006, the board of directors of TriPath Imaging met by conference call. Dr. Sohmer described the status of discussions with Device Company 1 and reported that Device Company 1 had not yet responded to his proposals. Representatives of Edwards Angell Palmer & Dodge were present and advised the board on the importance of confidentiality with respect to any potential transaction.

On February 28, 2006, the chief executive officer of Device Company 1 contacted TriPath Imaging management to request a meeting in mid-March 2006. Dr. Sohmer replied that Device Company 1 would have to respond to his February 13, 2006 proposal before TriPath Imaging would agree to such a meeting. On March 3, 2006, the chief financial officer of Device Company 1 requested information from TriPath Imaging regarding certain structural matters.

On March 12, 2006, TriPath Imaging received a revised proposal from Device Company 1, which included the following terms, among others: (i) Device Company 1 would pay $375 million in stock for TriPath Imaging, (ii) $20 million in cash would be left for the spun-off TriPath Oncology, (iii) Device Company 1 would invest $25 million in TriPath Oncology for a 19.9% interest, (iv) the exchange ratio would be fixed and (v) Device Company 1 would get an exclusive license to a certain device that TriPath Oncology was developing.

On March 15, 2006, Dr. Sohmer reported to the chief executive officer of Device Company 1 that he was disappointed that Device Company 1’s March 12, 2006 proposal was lower than its February 8, 2006 proposal, and that the second proposal did not address TriPath Imaging’s comments to the first proposal. Dr. Sohmer also discussed his concern that the current stock price of Device Company 1 appeared to be high, and that would impact the value of the stock consideration Device Company 1 proposed paying for TriPath Imaging. Soon thereafter, the chief executive officer of Device Company 1 told Dr. Sohmer that Device Company 1 was busy with other transactions, and would not be in a position to make further progress with TriPath Imaging until those deals had closed. However, the chief executive officer of Device Company 1 asserted that Device Company 1 remained interested in doing a deal with TriPath Imaging.

On March 31, 2006, while at BD’s office to discuss the on-going collaboration between BD and TriPath Imaging, Dr. Sohmer initiated a discussion with Vincent Forlenza, Executive Vice President of BD, about whether BD would be interested in exploring the feasibility of a business combination with TriPath Imaging.

During the period from March 2006 through June 2006, at the direction of TriPath Imaging’s board of directors, UBS contacted, on behalf of TriPath Imaging, parties potentially interested in submitting an indication of interest in acquiring TriPath Imaging or one of its business units. On May 4, 2006, a procedure letter was sent to those parties that had expressed interest. Dr. Sohmer approached Partner 1 with the procedure letter, and Partner 1 indicated that it was not interested in participating in such a process, but remained interested in discussing a business combination with TriPath Imaging when the process had been completed. Device Company 1 indicated that it had already made an offer to TriPath Imaging and that it would not be submitting a new indication of interest. Device Company 1 also indicated that its non-binding offer was still on the table, but that could change with time.

Other companies contacted from March to June 2006 included five additional medical device companies (other than Device Company 1) and an additional TriPath Imaging commercial partner, which we refer to as “Partner 2.” Three of the device companies indicated that they were not interested in a strategic transaction with TriPath Imaging. The other two device companies initially expressed interest, and one (which we refer to as “Device Company 2”) signed a confidentiality agreement with TriPath Imaging, but each subsequently informed TriPath Imaging that it was not in a position at that time to pursue a strategic transaction with TriPath Imaging. Partner 2 executed a confidentiality agreement with TriPath Imaging, but subsequently indicated that it was not interested in pursuing a strategic transaction with TriPath Imaging.

During this period, TriPath Imaging and BD also continued their discussions regarding a contractual arrangement for the commercialization of certain of TriPath Imaging’s cancer screening assays with BD’s cytometric bead assay instrument. The agreements executed by TriPath Imaging and BD in 2001 provided that the parties would determine jointly the means by which any product would be commercialized and would agree how revenues for certain products would be allocated between the parties. In April 2006, TriPath Imaging sent BD a term sheet outlining its proposal for the performance of the remaining development and commercialization activities for certain cancer screening assays. After various calls between the parties, a meeting was held on May 2, 2006 in San Jose, California to discuss the proposed continued collaboration. The parties discussed their respective rights and obligations under the existing agreements, the status of certain cancer screening assays and the cytometric bead assay instrument and the proposed allocation of the remaining development and commercialization activities between the parties.

On April 27, 2006, TriPath Imaging and BD entered into a confidentiality agreement and, on April 28, 2006, TriPath Imaging senior management made a presentation to BD about TriPath Imaging’s business.

On May 12, 2006, the chief financial officer of Device Company 1 informed Dr. Sohmer that Device Company 1 was still interested in a business combination with TriPath Imaging.

On May 26, 2006, UBS and Goldman Sachs & Co., BD’s financial advisor, discussed the potential process for exploratory business combination discussions between BD and TriPath Imaging.

On May 31, 2006, TriPath Imaging held a regularly scheduled board meeting on the date of its annual stockholder meeting, which representatives of UBS and Edwards Angell Palmer & Dodge were invited to attend. TriPath Imaging’s board of directors discussed, among other things, the status of exploratory discussions with BD and other potential interested parties, as well as other potential acquirors such as Partner 1 and Device Company 2.

In conversations in early June 2006, UBS and Goldman Sachs further discussed the possibility of exploratory discussions between BD and TriPath Imaging. At the direction of the board of directors of TriPath Imaging, UBS indicated to Goldman Sachs that TriPath Imaging would consider a price target of $11.00 per share to be worthy of consideration by its board of directors. Goldman Sachs indicated that, in their view, BD would not complete a transaction at $11.00 per share but might consider it worthwhile to investigate the advisability of a possible business combination with TriPath Imaging and to perform due diligence if TriPath Imaging would consider a lower deal price.

On June 8, 2006, Dr. Sohmer raised with BD the possibility that BD consider acquiring one business unit of TriPath Imaging as a means of potentially overcoming the parties’ different views on valuation. On June 15, 2006, BD commenced a preliminary due diligence review of TriPath Imaging. On June 21, 2006 and June 22, 2006, senior management of TriPath Imaging met with representatives of BD at TriPath Imaging’s offices to further discuss TriPath Imaging’s business.

On June 14, 2006, counsel for BD sent a draft collaboration agreement to TriPath Imaging for the co-development and commercialization of certain cancer screening assays with BD’s cytometric bead assay instrument. TriPath Imaging sent a detailed counterproposal to BD on July 19, 2006.

During the week of July 3, 2006, parties which had expressed continued interest in pursuing an acquisition of TriPath Imaging or one of its business units were sent a second round procedure letter on behalf of TriPath Imaging. On July 11, 2006, BD received a form of merger agreement prepared by TriPath Imaging for interested parties.

On July 14, 2006, UBS and Goldman Sachs discussed the status of exploratory discussions between BD and TriPath Imaging, and the status of BD’s preliminary due diligence review. On July 24, 2006, representatives of TriPath Imaging and BD participated in a due diligence call about the status of TriPath Imaging’s financial results for the ongoing quarter.

On July 28, 2006, the compensation committee of the TriPath Imaging board of directors met to discuss the advisability of success bonus awards for certain officers in connection with a potential merger that could result from the Company’s review of strategic alternatives. On July 31, 2006, the TriPath Imaging board of directors met by conference call to discuss the status of exploratory discussions with BD, at which representatives of TriPath Imaging’s legal and financial advisors were present. On August 2, 2006, Goldman Sachs indicated to UBS their view that BD might consider further investigation and discussion at the BD board level advisable in connection with a potential transaction at a price in the range of $9.00 per share in cash, subject to due diligence and other conditions. In accordance with instructions from TriPath Imaging’s board of directors, UBS indicated that TriPath Imaging would consider a transaction at that price inadequate.

On August 3, 2006, the TriPath Imaging board of directors met by conference call. UBS updated the board on its recent discussions with Goldman Sachs regarding potential valuation parameters, and the board discussed strategic alternatives generally. Representatives of Edwards Angell Palmer & Dodge were present on the call and discussed with the board its fiduciary duties in the context of a potential business combination. On August 4, 2006, as directed by the TriPath Imaging board of directors, UBS informed Goldman Sachs that TriPath Imaging would consider a price of $10.00 per share in cash worthy of consideration by its board of directors. On August 8, 2006, Goldman Sachs informed UBS that Goldman Sachs’ view was that BD might be willing to consider a transaction price slightly above $9.00 per share, subject to continuing due diligence and other conditions, but that no decision to pursue a potential transaction or agreement on price had been reached by BD’s board of directors.

On August 8, 2006, the TriPath Imaging board of directors met by conference call, together with TriPath Imaging’s legal and financial advisors, to discuss the status of discussions with BD. UBS summarized discussions held with Goldman Sachs and a representative of Edwards Angell Palmer & Dodge discussed with the board its fiduciary duties. The TriPath Imaging board authorized TriPath Imaging to pursue a potential business combination transaction with BD at $9.25 per share in cash. Later that day, UBS and Goldman discussed the possibility of both parties continuing to study and pursue a potential transaction in the $9.25 per share range, in cash, subject to due diligence and other conditions. Goldman Sachs indicated BD would discuss this possibility with its board of directors but that no agreement on price or decision to pursue a potential transaction had been reached by BD’s board of directors. That week, representatives of Simpson Thacher & Bartlett LLP, BD’s legal advisor, and Edwards Angell Palmer & Dodge, TriPath Imaging’s legal advisor, discussed certain legal matters relating to any potential merger agreement between BD and TriPath Imaging, as well as certain due diligence issues.

On August 9, 2006, the compensation committee of the TriPath Imaging board of directors met to continue discussing the advisability of success bonus awards for certain officers. On the same date, the board of directors of BD met and authorized and approved management of BD to pursue exploratory discussions regarding a potential acquisition of all issued and outstanding securities of TriPath Imaging not already owned by BD.

On August 12, 2006, BD submitted a confirmatory due diligence request to TriPath Imaging. After 4:00 p.m. on August 14, 2006, BD sent to TriPath Imaging a letter making a non-binding proposal to acquire the shares of TriPath Imaging that BD did not currently own for $9.25 per share in cash and to cash out options, stock appreciation rights and warrants based on the same per share consideration. The non-binding proposal was subject to negotiation of mutually agreeable definitive agreements, diligence and other conditions. That evening, BD filed a report on Schedule 13D with the SEC to report its non-binding proposal and TriPath Imaging publicly announced that it had received the non-binding proposal. BD requested that TriPath Imaging enter into an exclusivity agreement containing a termination fee, and TriPath Imaging responded that it could not do so without authorization from its board of directors.

On August 15, 2006, in accordance with the Tripath Imaging board’s directives, UBS contacted Device Company 1 to follow up on Device Company 1’s previous expression of interest. Device Company 1 indicated that it would not be able to make a competitive proposal to that made by BD. Later that day, the board of directors of TriPath Imaging met by conference call to discuss BD’s non-binding proposal and to discuss the advisability of entering into an exclusivity agreement with BD. TriPath Imaging’s legal and financial advisors participated in the call. The board authorized TriPath Imaging management to enter into an exclusivity agreement with BD that included a termination fee not to exceed a certain amount. That evening, BD’s legal advisors submitted comprehensive comments to Edwards Angell Palmer & Dodge on the merger agreement distributed to BD on July 11, 2006.

On August 16, 2006, TriPath Imaging and BD entered into an agreement to work in good faith to negotiate a business combination transaction on an exclusive basis through August 25, 2006. The agreement provided for the payment by TriPath Imaging of a termination fee of $5 million for the breach of certain terms of the exclusivity agreement. The parties agreed to one week extensions of the exclusivity agreement on August 25, 2006 and September 1, 2006. From August 16 until the merger agreement was signed on September 8, 2006, the parties actively negotiated the terms of the merger agreement, as well the terms of retention bonus agreements with and success bonus awards for Dr. Sohmer, Mr. Hall and Dr. Powers. The TriPath Imaging board of directors met to discuss the negotiations on August 23, August 25, August 30, September 1, September 6 and September 8, 2006. At each meeting, representatives of Edwards Angell Palmer & Dodge discussed the material terms of the merger agreement as negotiations progressed. UBS also was present at each meeting. The compensation committee of TriPath Imaging’s board of directors met on August 22, September 1 and September 6, 2006 to continue discussions about the advisability of success bonus awards and retention bonus agreements for certain officers. At its September 6, 2006 meeting, the compensation committee approved the success bonuses and retention bonus agreements relating to Dr. Sohmer, Mr. Hall and Dr. Powers on the condition that the merger agreement was to be entered into on substantially the terms presented to the committee. On September 7, 2006, representatives of TriPath Imaging and BD participated in a due diligence call about the status of TriPath Imaging’s financial results for the month of August.

At a meeting on the morning of September 8, 2006, the TriPath Imaging board of directors formally authorized the merger agreement and related transactions. Also at this meeting, UBS reviewed with TriPath Imaging’s board of directors UBS’ financial analysis of the merger consideration and delivered to TriPath Imaging’s board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion, dated September 8, 2006, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the merger consideration to be received by holders of TriPath Imaging common stock (other than BD and its affiliates) was fair, from a financial point of view, to such holders.

On September 8, 2006, BD and TriPath Imaging executed the merger agreement.

Reasons for the Merger and Recommendation of Our Board of Directors

In evaluating the merger agreement and related transactions, our board consulted with our senior management and our legal and financial advisors. In concluding that the merger and related transactions are in the best interests of TriPath Imaging and its stockholders, our board reviewed a significant amount of information and considered a number of factors, including the following:

•	the merger consideration of $9.25 per share in cash represents (i) a premium of approximately 81% to $5.12, which was the closing share price on August 14, 2006, the date on which BD’s proposal to acquire TriPath Imaging was first announced and (ii) a substantial premium to the average trading price of TriPath Imaging common stock prior to that first announcement;

•	the merger consideration is all cash, which provides certainty of value to our stockholders compared to a transaction in which they would receive stock or other non-cash consideration;

•	the process undertaken by TriPath Imaging, with the assistance of UBS, its financial advisor, to solicit interest from potential strategic partners and financial partners in a business combination with TriPath Imaging or one of its business units;

•	the likelihood that the merger will be consummated, since BD does not require financing or stockholder approval to complete the merger;

•	the board’s belief that the merger was more favorable to our stockholders than any other alternative reasonably available, including the alternative of remaining a stand-alone, independent company, and, in light of the form and amount of consideration offered relative to the other proposals and expressions of interest and the risks and uncertainties associated with being able to enter into and consummate the transaction with BD as compared to the risks and uncertainties associated with the other proposals and expressions of interest, represented the best reasonably available value of any of the proposals and expressions of interest submitted by third parties in TriPath Imaging’s solicitation process;

•	the board’s belief that BD shares our vision for diagnostic oncology and has a wide range of technologies that are complementary to our innovative technologies;

•	the view of our board and management that the further growth of our commercial business and the rate at which we could successfully introduce our emerging molecular oncology products would greatly benefit from BD’s resources;

•	the board’s assessment of the challenges facing TriPath Imaging if it remained a stand-alone, independent company, including:

•	our prospects for competing with other companies with greater resources;

•	the challenge of expanding our cervical cytology business in a heavily contested and mature market segment, together with the challenge of downward pressure on profit margins associated with the key large laboratory segment;

•	the challenges of expanding international sales of our cervical cytology product line;

•	the challenge of balancing profit growth with the need to make significant investments in the development of our new molecular oncology products, considering the significant development and execution risks of such efforts and the uncertainty that such expenditures would result in an attractive return for our stockholders;

•	the challenges associated with (i) new clinical trials to support our FDA submissions relating to our developing molecular oncology products and (ii) moving some of our cervical cytology products through the FDA approval process; and

•	the potential impact on our stock price of continued sales by Roche Holdings, Inc., which owns approximately 18.1% of our common stock;

•	if such challenges and risks to our business were realized, the potential impact on our future financial performance;

•	the favorable views of our management regarding the merger, including the advantages of our ongoing relationship with BD and our complementary technologies;

•	historical and current information concerning our business, financial performance and condition, operations, technology, management and competitive position, and current industry, economic and market conditions, including consolidation and pricing trends;

•	the possibility that the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the $9.25 per share cash price to be paid pursuant to the merger;

•	the financial presentation of UBS, including its opinion, dated September 8, 2006, to TriPath Imaging’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the $9.25 per share merger consideration to be received by holders of TriPath Imaging common stock (other than BD and its affiliates), as more fully described below under the caption “Opinion of TriPath Imaging’s Financial Advisor;”

•	the favorable terms and conditions of the merger agreement, including:

•	the ability of the board, under certain circumstances, to furnish information to and conduct negotiations with a third party and, upon the payment to BD of a termination fee of $12,250,000, to terminate the merger agreement to accept a superior proposal;

•	the board’s belief that the $12,250,000 termination fee payable to BD was reasonable in the context of termination fees that were payable in other comparable transactions and would not be likely to preclude another party from making a superior proposal;

•	the limited nature of the closing conditions included in the merger agreement and the likelihood that all conditions to the consummation of the merger will be satisfied;

•	the fact that BD is generally obligated to close the merger notwithstanding any breaches of TriPath Imaging’s representations and warranties, unless those breaches would have a material adverse effect on TriPath Imaging; and

•	the obligation of the surviving corporation in the merger to provide certain continuing employee benefits to our employees for at least one year following the merger;

•	the fact that the terms of the merger agreement and the transactions contemplated thereby were the product of extensive arms’-length negotiations and a thorough process of soliciting alternative strategic transactions; and

•	the obligation of the surviving corporation in the merger to provide certain continuing employee benefits to our employees for at least one year following the merger.

In the course of its deliberations, our board also considered a variety of risks and other potentially negative factors, including:

•	adverse effects, if the merger is not consummated, due to potential disruptions in our operations, including potential employee attrition;

•	the fact that if the merger does not close, we will still be required to pay our legal and accounting fees and a portion of our investment banking fees;

•	the restrictions that the merger agreement imposes on soliciting competing bids, and the fact that we would be obligated to pay the $12,250,000 termination fee to BD under certain circumstances;

•	the fact that we will no longer exist as an independent, publicly traded company and our stockholders will no longer participate in any of our future earnings or growth and will not benefit from any further appreciation in the value of our company;

•	the fact that the proposed merger would be a taxable transaction for TriPath Imaging stockholders for U.S. federal income tax purposes; and

•	the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger.

The foregoing discussion of the factors considered by our board is not intended to be exhaustive, but does set forth all of the material factors considered by the board. Our board, except for Dr. Sohmer who recused himself from the discussions due to the success bonus award that he is entitled to receive in connection with the closing of the merger, collectively reached the unanimous conclusion to approve the merger agreement in light of the various factors described above and other factors that each member of our board felt were appropriate. In view of the wide variety of factors considered by our board in connection with its evaluation of the merger and the complexity of these matters, our board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board. Rather, our board made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

After evaluating these factors, our board, except for Dr. Sohmer who recused himself from the discussions due to the success bonus award that he is entitled to receive in connection with the closing of the merger, determined that the merger agreement and related transactions were advisable, fair to and in the best interests of our stockholders. Accordingly, our board approved the merger agreement.

Our board unanimously recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of TriPath Imaging’s Financial Advisor

On September 8, 2006, at a meeting of TriPath Imaging’s board of directors held to evaluate the proposed merger, UBS delivered to TriPath Imaging’s board of directors an oral opinion, confirmed by delivery of a written opinion, dated September 8, 2006, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the merger consideration to be received by holders of TriPath Imaging common stock (other than BD and its affiliates) was fair, from a financial point of view, to such holders.

The full text of UBS’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached as Annex B and is incorporated into this proxy statement by reference. UBS’ opinion is directed only to the fairness, from a financial point of view, of the merger consideration to be received by holders of TriPath Imaging common stock (other than BD and its affiliates) and does not address any other aspect of the merger. The opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to TriPath Imaging or TriPath Imaging’s underlying business decision to effect the merger. The opinion does not constitute a recommendation to any stockholder of TriPath Imaging as to how such stockholder should vote or act with respect to the merger. Holders of TriPath Imaging common stock are encouraged to read this opinion carefully in its entirety.  The summary of UBS’ opinion described below is qualified in its entirety by reference to the full text of its opinion.

In arriving at its opinion, UBS:

•	reviewed certain publicly available business and historical financial information relating to TriPath Imaging;

•	reviewed certain internal financial information and other data relating to TriPath Imaging’s business and financial prospects that were provided to UBS by TriPath Imaging’s management and not publicly available, including financial forecasts and estimates prepared by TriPath Imaging’s management;

•	conducted discussions with members of TriPath Imaging’s senior management concerning TriPath Imaging’s business and financial prospects;

•	reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

•	compared the financial terms of the merger with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

•	reviewed current and historical market prices of TriPath Imaging common stock;

•	reviewed the merger agreement; and

•	conducted other financial studies, analyses and investigations, and considered other information, as UBS deemed necessary or appropriate.

In connection with its review, with TriPath Imaging’s consent, UBS did not assume any responsibility for independent verification of any of the information provided to or reviewed by UBS for the purpose of its opinion and, with TriPath Imaging’s consent, UBS relied on that information being complete and accurate in all material respects. In addition, with TriPath Imaging’s consent, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of TriPath Imaging, and was not furnished with any evaluation or appraisal. With respect to the financial forecasts and estimates prepared by TriPath Imaging’s management, UBS assumed, at TriPath Imaging’s direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of TriPath Imaging’s management as to the future performance of TriPath Imaging. UBS also relied, at TriPath Imaging’s direction, without independent verification or investigation, upon the assessments of TriPath Imaging’s management as to TriPath Imaging’s products and product candidates and the risks associated with such products and product candidates (including, without limitation, the probability of successful testing, development and marketing, and approval by appropriate governmental authorities, of such products and product candidates). UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of, the date of its opinion.

At TriPath Imaging’s direction, UBS contacted selected third parties to solicit indications of interest in a possible transaction with TriPath Imaging and held discussions with certain of these parties prior to the date of UBS’

opinion. In addition, at TriPath Imaging’s direction, UBS was not asked to, and it did not, offer any opinion as to the terms, other than the merger consideration to the extent expressly specified in UBS’ opinion, of the merger agreement or the form of the merger. In rendering its opinion, UBS assumed, with TriPath Imaging’s consent, that (i) TriPath Imaging, BD and Timpani Aquisition Corp. would comply with all material terms of the merger agreement, and (ii) the merger would be consummated in accordance with the terms of the merger agreement without any adverse waiver or amendment of any material term or condition of the merger agreement. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any material adverse effect on TriPath Imaging or the merger. Except as described above, TriPath Imaging imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion.

In connection with rendering its opinion to TriPath Imaging’s board of directors, UBS performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected companies analysis and the selected transactions analysis summarized below, no company or transaction used as a comparison is either identical or directly comparable to TriPath Imaging or the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. None of the analyses performed by UBS was assigned greater significance or reliance by UBS than any other. UBS arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion.

The estimates of the future performance of TriPath Imaging provided by TriPath Imaging’s management in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of TriPath Imaging. Estimates of the financial value of companies do not necessarily purport to be appraisals or reflect the prices at which companies actually may be sold.

The merger consideration was determined through negotiation between TriPath Imaging and BD and the decision to enter into the merger was solely that of TriPath Imaging’s board of directors. UBS’ opinion and financial analyses were only one of many factors considered by TriPath Imaging’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of TriPath Imaging’s board of directors or management with respect to the merger or the merger consideration.

The following is a brief summary of the material financial analyses performed by UBS and reviewed with TriPath Imaging’s board of directors in connection with its opinion relating to the proposed merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses.

Selected Companies Analysis

UBS compared selected financial and stock market data of TriPath Imaging with corresponding data, to the extent publicly available, of the following 11 publicly traded in vitro diagnostic companies:

•	Cytyc Corporation

•	Digene Corporation

•	Gen-Probe, Inc.

•	IDEXX Laboratories, Inc.

•	Immucor, Inc.

•	Inverness Medical Innovations, Inc.

•	IRIS International, Inc.

•	Meridian Bioscience, Inc.

•	OraSure Technologies, Inc.

•	Quidel Corporation

•	Ventana Medical Systems, Inc.

UBS reviewed, among other things, enterprise values of the selected companies, calculated as fully diluted equity value based on closing stock prices on September 7, 2006, plus the book value of debt and minority interest, less cash and cash equivalents, as multiples of latest 12 months revenue, latest 12 months earnings before interest, taxes, depreciation and amortization, or EBITDA, and calendar years 2006 and 2007 estimated revenue and EBITDA. UBS also reviewed closing stock prices of the selected companies on September 7, 2006 as a multiple of calendar years 2006 and 2007 estimated earnings per share, referred to as price-to-earnings, or P/E, multiples. UBS then compared these multiples derived from the selected companies with corresponding multiples implied for TriPath Imaging based both on the closing price of TriPath Imaging common stock on August 14, 2006 (the date on which TriPath Imaging publicly announced it had received a proposal from BD in respect of a possible merger) and the merger consideration. Financial data of the selected companies were based on publicly available research analysts’ estimates as compiled by the Institutional Brokers’ Estimate System, referred to as I/B/E/S estimates, public filings and other publicly available information. Estimated financial data of TriPath Imaging were based both on internal forecasts prepared by TriPath Imaging’s management, referred to below as “management forecasts,” and I/B/E/S estimates. Statistics for which information was not publicly available have been designated below as “NA.” This analysis indicated the following implied high, median, mean and low multiples for the selected companies, as compared to corresponding multiples implied for TriPath Imaging based both on the closing price of TriPath Imaging common stock on August 14, 2006 and the $9.25 per share merger consideration:

									Implied Multiples for
									TriPath Imaging Based on				Implied Multiples for
									Closing Stock Price				TriPath Imaging Based on
	Implied Multiples for								on August 14, 2006				Merger Consideration
	In Vitro Diagnostic Companies								Management		I/B/E/S		Management		I/B/E/S
	High		Median		Mean		Low		Forecasts		Estimates		Forecasts		Estimates

Enterprise Value as Multiple of Revenue:
Latest 12 Months	8.0	x	5.0	x	5.0	x	2.4	x	1.8	x	1.8	x	3.7	x	3.7x
2006E	7.3	x	4.6	x	4.7	x	2.3	x	1.7	x	1.7	x	3.3	x	3.4x
2007E	6.3	x	3.9	x	3.9	x	1.9	x	1.4	x	1.4	x	2.8	x	2.9x
Enterprise Value as Multiple of EBITDA:
Latest 12 Months	33.9	x	19.0	x	19.8	x	11.6	x	12.7	x	12.7	x	25.4	x	25.4x
2006E	28.8	x	19.4	x	19.9	x	11.3	x	13.2	x	NA		26.3	x	NA
2007E	21.4	x	15.6	x	15.9	x	9.9	x	5.9	x	NA		11.7	x	NA
Closing Stock Price as Multiple of P/E:
2006E	110.0	x	35.8	x	45.6	x	21.9	x	29.8	x	26.9	x	53.8	x	48.7x
2007E	47.1	x	31.6	x	30.0	x	18.3	x	12.9	x	18.3	x	23.2	x	33.0x

Selected Transactions Analysis

UBS reviewed transaction values in the following 13 selected transactions involving in vitro diagnostic companies:

Announcement Date	Acquiror	Target

• 8/14/06	• Vision Systems Limited	• Ventana Medical Systems, Inc.
• 6/29/06	• Siemens AG	• Bayer Diagnostics Division of Bayer HealthCare AG
• 4/27/06	• Siemens AG	• Diagnostic Products Corporation
• 12/16/05	• Johnson & Johnson	• Animas Corporation
• 7/1/05	• Danaher Corporation	• Leica Microsystems AG
• 2/8/05	• Invitrogen Corporation	• Dynal Biotech Holding, ASA
• 1/13/04	• Abbott Laboratories	• Therasense, Inc.
• 12/15/03	• Abbott Laboratories	• i-Stat Corporation
• 12/11/03	• Danaher Corporation	• Radiometer A/S
• 10/2/03	• F. Hoffman-La Roche Ltd	• Infusion Systems Division of Disetronic Medical Systems AG
• 10/24/01	• Abbott Laboratories	• Vysis, Inc.
• 5/23/01	• Johnson & Johnson	• Inverness Medical Technology, Inc.
• 7/5/99	• Bio-Rad Laboratories, Inc.	• Pasteur Sanofi Diagnostics S.A.

UBS reviewed transaction values, calculated as the purchase prices paid in the selected transactions, as multiples of latest 12 months revenue, EBITDA and earnings before interest and taxes, or EBIT. UBS then compared these multiples derived from the selected transactions with corresponding multiples implied for TriPath Imaging based on the merger consideration. Multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated financial data of TriPath Imaging were based on internal estimates of TriPath Imaging’s management. This analysis indicated the following implied high, median, mean and low multiples for the selected transactions, as compared to corresponding multiples implied for TriPath Imaging based on the $9.25 per share merger consideration:

									Implied Multiples
	Implied Multiples for Selected								for TriPath Imaging
	Transactions								Based on Merger
	High		Median		Mean		Low		Consideration

Transaction Value as Multiple of:

Latest 12 Months Revenue	6.4	x	3.8	x	3.8	x	0.8	x	3.7x
Latest 12 Months EBITDA	32.8	x	12.5	x	16.1	x	7.5	x	25.4x
Latest 12 Months EBIT	95.8	x	29.6	x	41.1	x	10.9	x	45.3x

Discounted Cash Flow Analysis

UBS performed a “sum-of-the-parts” discounted cash flow analysis to calculate the estimated present value as of June 30, 2006 of the stand-alone unlevered, after-tax free cash flows that TriPath Imaging’s three business units could generate over the second half of fiscal year 2006 through the full fiscal year 2010, based on internal estimates of TriPath Imaging’s management. The three business units consist of TriPath Imaging’s (i) Commercial Operations business unit excluding molecular pap operations, referred to as Commercial Operations, (ii) molecular pap operations and (iii) TriPath Oncology business unit.

•	Commercial Operations: UBS calculated a range of terminal values for Commercial Operations by applying perpetuity growth rates of 3.0% to 5.0% to the fiscal year 2010 estimated unlevered, after-tax free cash flows of Commercial Operations. The cash flows and terminal values were then discounted to present value as of June 30, 2006 using discount rates ranging from 16.0% to 18.0%.

•	Molecular Pap Operations: UBS calculated a range of terminal values for TriPath Imaging’s molecular pap operations by applying perpetuity growth rates of 3.0% to 5.0% to the fiscal year 2010 estimated unlevered, after-tax free cash flows of the molecular pap operations. The cash flows and terminal values were then discounted to present value as of June 30, 2006 using discount rates ranging from 20.0% to 25.0%.

•	TriPath Oncology: UBS calculated a range of terminal values for TriPath Oncology by applying perpetuity growth rates of 6.0% to 10.0% to the fiscal year 2010 estimated unlevered, after-tax free cash flows of TriPath Oncology. The cash flows and terminal values were then discounted to present value as of June 30, 2006 using discount rates ranging from 20.0% to 30.0%.

This sum-of-the-parts discounted cash flow analysis indicated the following overall implied per share equity reference range for TriPath Imaging, as compared to the $9.25 per share merger consideration:

Implied Per Share Equity
Reference Range for TriPath Imaging	Merger Consideration

$7.68 - $11.97	$9.25

Miscellaneous

Under the terms of UBS’ engagement, TriPath Imaging has agreed to pay UBS customary fees for its financial advisory services in connection with the merger, a portion of which was payable in connection with UBS’ opinion and a significant portion of which is contingent upon consummation of the merger. In addition, TriPath Imaging has agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of TriPath Imaging and BD, and, accordingly, may at any time hold a long or short position in such securities. TriPath Imaging selected UBS as its financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Certain Effects of the Merger

If the merger agreement is adopted by our stockholders and the other conditions to the closing of the merger are either satisfied or waived, Timpani Acquisition Corp. will be merged with and into us, and we will be the surviving corporation. When the merger is completed, we will cease to be a publicly traded company and will instead become a wholly owned subsidiary of BD.

Upon completion of the merger, each share of TriPath Imaging common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by BD or any wholly owned subsidiary of BD or TriPath Imaging or held by stockholders who are entitled to and who properly exercise appraisal rights in connection with the proper procedures under General Corporation Law of the State of Delaware) will be converted into the right to receive $9.25 in cash, without interest. The merger agreement provides that at the effective time of the merger, each outstanding option to purchase shares of TriPath Imaging common stock (other than “discount options,” as discussed in “PROPOSAL 1 — THE MERGER AGREEMENT — Discount Options” on page 32 of this proxy statement) and each outstanding stock appreciation right whether or not then exercisable or vested, including those options and stock appreciation rights held by our directors and executive officers, will be cancelled in exchange for a cash payment equal to the number of shares of TriPath Imaging common stock subject to such option or stock appreciation right multiplied by the amount, if any, by which $9.25 exceeds the per share exercise price of the option or stock appreciation right. Outstanding warrants will be assumed by BD and, if subsequently exercised, will entitle their holders to the amount in cash that such holders would have been entitled to receive if such warrants had been exercised by such holders immediately prior to the closing of the merger.

At the effective time of the merger, our current stockholders will cease to have ownership interests in our company or rights as our stockholders. Therefore, our current stockholders will not participate in any of our future earnings or growth and will not benefit from any appreciation in our value.

TriPath Imaging common stock is currently registered under the Securities Exchange Act of 1934, which we refer to as the Exchange Act, and is quoted on the NASDAQ Global Market under the symbol “TPTH.” As a result of the merger, we will no longer be a publicly traded company, and there will be no public market for TriPath Imaging common stock. After the merger, TriPath Imaging common stock will cease to be quoted on the NASDAQ Global Market, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of TriPath Imaging common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to us. After the effective time of the merger, we will also no longer be required to file periodic reports with the U.S. Securities and Exchange Commission on account of TriPath Imaging common stock.

At the effective time of the merger, the directors of Timpani Acquisition Corp. will become the directors of the surviving corporation.

Effects on TriPath Imaging if the Merger is Not Completed

In the event that the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and TriPath Imaging common stock will continue to be listed on the NASDAQ Global Market. In addition, if the merger is not completed, we expect that management will operate our business in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, the nature of the technology market on which our business largely depends, and general industry, economic and market conditions. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of TriPath Imaging common stock. In the event the merger is not completed, our board will continue to evaluate and review our business operations and strategy, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. If the merger agreement is not adopted by our stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

If the merger agreement is terminated under certain circumstances described in greater detail in “PROPOSAL 1 — THE MERGER AGREEMENT — Termination Fees” on page 45 of this proxy statement, we will be obligated to pay a termination fee of $12,250,000 to BD.

Delisting and Deregistration of TriPath Imaging Common Stock

If the merger is completed, TriPath Imaging common stock will be delisted from the NASDAQ Global Market and deregistered under the Exchange Act, and we will no longer file periodic reports with the U.S. Securities and Exchange Commission.

Interests of TriPath Imaging Officers and Directors in the Merger

In considering the recommendation of our board with respect to the merger agreement, holders of shares of TriPath Imaging common stock should be aware that our executive officers and directors have interests in the merger that may be different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our stockholders vote in favor of adopting the merger agreement.

Stock Holdings, Stock Options and Stock Appreciation Rights

The merger agreement provides that at the effective time of the merger, each outstanding option to purchase shares of TriPath Imaging common stock and each outstanding stock appreciation right, whether or not then exercisable or vested, including those options and stock appreciation rights held by our directors and executive officers, will be cancelled in exchange for a cash payment equal to the number of shares of TriPath Imaging common stock subject to such option or stock appreciation right multiplied by the amount, if any, by which $9.25 exceeds the per share exercise price of the option or stock appreciation right.

The table below sets forth, as of October 9, 2006, for each of our executive officers and directors:

•	the number of shares of TriPath Imaging common stock currently held;

•	the amount of cash that will be paid in respect of such shares upon consummation of the merger;

•	the number of shares subject to outstanding options held by such person (or a member of such person’s immediate family), whether or not vested;

•	the amount of cash that will be paid in respect of the termination of such options upon consummation of the merger;

•	the number of outstanding stock appreciation rights held by such person (or a member of such person’s immediate family), whether vested or unvested;

•	the amount of cash that will be paid in respect of the termination of such stock appreciation rights upon consummation of the merger; and

•	the total amount of cash that will be received by such person in respect of such shares, options and stock appreciation rights upon consummation of the merger.

All dollar amounts are gross amounts and do not reflect deductions for income taxes and other withholding and do not reflect the impact of any excise tax applicable. In each case with respect to options and stock appreciation rights, the payment is calculated by multiplying the number of shares subject to each option and stock appreciation right by the amount, if any, by which $9.25 exceeds the per share exercise price of the option or stock appreciation right. The merger agreement requires our board to take all actions necessary to cause all outstanding stock options and stock appreciation rights to be cancelled as of the effective time of the merger in exchange for such payment.

					Stock Appreciation
	Common Stock Owned		Options Held as of		Rights Held as of
	as of October 9, 2006		October 9, 2006		October 9, 2006		Total
Name	Shares	Consideration	Shares	Consideration	Shares	Consideration	Consideration

Non-Employee Directors:
Haywood D. Cochrane, Jr.	20,000	$185,000	90,000	$296,751	—	$—	$481,751
Robert E. Curry, Ph.D.	—	$—	60,000	$68,900	—	$—	$68,900
Richard A. Franco, Ph.D.	—	$—	30,000	$93,300	30,000	$60,651	$153,951
Arthur T. King, Ph.D.	—	$—	30,000	$93,300	30,000	$60,651	$153,951
Gail F. Lieberman	—	$—	30,000	$59,051	—	$—	$59,051

Executive Officer and Director:
Paul R. Sohmer, M.D.	9,405	$86,998	1,235,517	$2,374,894	70,000	$115,850	$2,577,742

Other Executive Officers:
Stephen P. Hall	2,474	$22,880	221,034	$627,537	50,000	$82,750	$733,167
Johnny D. Powers, Ph.D.	7,284	$67,377	370,497	$638,835	40,000	$66,200	$772,412
James D. Petrilla	—	$—	35,000	$112,350	20,000	$33,100	$145,450

All directors and executive officers as a group (9 persons)	39,163	$362,255	2,102,048	$4,364,918	240,000	$419,202	$5,146,375

Success Bonus Awards For Certain Executive Officers

On September 8, 2006, after careful consideration, the compensation committee of the board of directors of the Company, comprised solely of independent directors, determined to award success bonuses to certain executive officers in recognition of their long-term contributions to the growth and success of the Company, their critical contributions towards finding and executing the merger and their anticipated contributions to the continuing success of the Company and the completion of the merger and the other transactions contemplated by the merger agreement. The Compensation Committee awarded success bonuses to (i) Paul R. Sohmer, M.D. in the amount of $2,050,000, (ii) Johnny D. Powers, Ph.D. in the amount of $370,000 and (iii) Stephen P. Hall in the amount of $545,000, in each case pursuant to the terms of a success bonus award letter. Each executive is entitled to receive his success bonus in the event that the merger is consummated on or prior to March 31, 2007 and the executive remains employed by the Company until the closing of the merger, except that the executive will also be entitled to receive the success bonus if his employment is terminated due to death or disability or is terminated by the Company without “cause” (as defined in the agreement), in each case prior to the closing of the merger. The success bonuses are to be paid in a lump sum cash payment immediately prior to the closing of the merger.

Certain Change of Control Agreements Replaced with Retention Bonus Agreements

In connection with the execution of the merger agreement, BD and TriPath Imaging entered into retention bonus agreements (“Retention Bonus Agreements”) with each of Dr. Sohmer, Mr. Hall and Dr. Powers that supersede each officer’s current change of control agreement, each dated June 26, 2006 (“Change of Control Agreement”), with TriPath Imaging so long as the merger closes on or before the (i) six month anniversary of the date of the agreement, in the case of Dr. Sohmer, and (ii) twelve month anniversary of the date of the agreement, in the case of Dr. Powers and Mr. Hall. If the merger does not close within the specified period, the Change of Control Agreements will remain in full force and effect and the Retention Bonus Agreements will terminate.

Retention Bonus Agreement with Dr. Sohmer

The Retention Bonus Agreement with Dr. Sohmer provides that if the merger is consummated within the specified six-month period and he remains employed by the Company and BD for a period of six months after the closing of the merger (the “Sohmer Retention Period”), then he will receive a retention bonus at the end of the Sohmer Retention Period, payable in a lump sum cash payment in an amount equal to $2,163,625. The retention bonus is based on a formula comprised of base salary and bonus multiples, 2006 target bonus and the cost of certain health and welfare benefits, and is comparable in scope to the cash severance that would have been provided for upon a triggering event under his Change of Control Agreement. The retention bonus will be paid to Dr. Sohmer six months after the end of the Sohmer Retention Period in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Retention Bonus Agreement also provides that Dr. Sohmer will not be entitled to any bonus in respect of fiscal year 2007 of either the Company or BD. In addition, if Dr. Sohmer’s employment is terminated by the Company without “cause” (as defined in the agreement) within 180 days prior to the consummation of the merger under certain circumstances, the Retention Bonus Agreement will terminate and the Change of Control Agreement will remain in full force and effect.

The Retention Bonus Agreement also provides that if Dr. Sohmer is terminated without “cause” (as defined in the agreement) by the Company or BD or he terminates his employment with the Company and BD for “good reason” (as defined in the agreement) or his employment is terminated due to death, in each case, prior to the end of the Sohmer Retention Period, he is still entitled to receive the retention bonus described in the preceding paragraph.

Dr. Sohmer’s Change of Control Agreement provided that the Company would pay Dr. Sohmer an additional amount to cover the excise tax due under Section 4999 of the Code on all payments and benefits received by Dr. Sohmer in connection with a change of control, as well as the taxes he would owe as a result of such payment by the Company. However, the Retention Bonus Agreement provides that Dr. Sohmer will not receive any such additional amount to cover any excise tax on payments and benefits received in connection with the merger. The Company estimates, based upon a number of assumptions, that this could ultimately save the Company up to approximately $1.9 million that it may have had to pay under the original provisions of the Change of Control Agreement, should Section 4999 of the Code be determined to apply.

The Retention Bonus Agreement provides that Dr. Sohmer will provide consulting services to BD for a minimum of six months and a maximum of 12 months after the Sohmer Retention Period.

Retention Bonus Agreements with Mr. Hall and Dr. Powers

The Retention Bonus Agreements with each of Mr. Hall and Dr. Powers provide that if the merger is consummated within the specified 12-month period and the executive remains employed by the Company and BD for a period of 18 months after the closing of the merger (the “Executive Retention Period”), then he will receive a retention bonus at the end of the Executive Retention Period, payable in installments, in an amount equal to (i) $439,389 for Mr. Hall and $555,713 for Dr. Powers plus, for both executives, (ii) 100% of his target bonus for the year in which such retention bonus is paid, pro-rated for the number of days worked in that year (the “Pro-Rated Bonus”); provided, however, that if the executive is entitled to a bonus for the fiscal year in which the retention bonus is paid, the Company will be entitled to offset any bonus paid in respect of such year by the amount of the Pro-Rated Bonus. The retention bonus will be paid to each executive six months after the end of the Executive Retention Period in order to comply with Section 409A of the Code.

The Retention Bonus Agreements also provide that if the executive is terminated without “cause” (as defined in the retention bonus agreement) by the Company or BD or the executive terminates his employment with BD and the Company for “good reason” (as defined in the retention bonus agreement), in each case, prior to the end of the Executive Retention Period, the executive is still entitled to receive the retention bonus described in the preceding paragraph, plus an amount equal to the cost of providing 18 months of group term healthcare benefits, group term life insurance and accidental death and dismemberment coverage. If an executive’s employment is terminated due to death prior to the end of the Executive Retention Period, he would be entitled to receive only the retention bonus described in the preceding paragraph.

The Retention Bonus Agreements for Mr. Hall and Dr. Powers provide that the Company will provide an additional payment in the event that any payment or benefit received or to be received by the executive would be subject to excise tax under Section 4999 of the Code or any interest or penalties are incurred by him with respect to such excise tax, which payment would cover the excise tax due as well as the taxes the executive would owe as a result of such payment by the Company.

Change of Control Agreement with James D. Petrilla

On July 19, 2006, James D. Petrilla, the Company’s Vice President, Worldwide Marketing and Customer Training was promoted to Senior Vice President, Commercial Operations. In connection with his promotion, Mr. Petrilla’s annual base salary was increased to $260,000, and he entered into the Company’s form of change of control agreement for senior executives (other than the CEO). The change of control agreement provides that in the event that there is both (a) a change in control (such as the contemplated merger with BD) and (b) a termination of employment within two years of that change in control, either by Mr. Petrilla for “good reason” (as defined in the change of control agreement) or by the Company other than for “cause” (as defined in the change of control agreement), Mr. Petrilla would be entitled to severance compensation and other benefits. Under the change of control agreement, a resignation due to (i) demotion, (ii) reduction in base salary or bonus opportunities, (iii) material reduction in benefits, (iv) change in location of more than 100 miles or (v) failure of the Company to cause any successor (like BD) to assume the change of control agreement would be treated as a termination for good reason.

Mr. Petrilla’s severance (if payable) would consist of (i) eighteen months of base salary continuation, (ii) a cash payment equal to one and a half times the bonus paid to him in the fiscal year preceding the date of termination, (iii) a pro rata portion of his full target bonus for the year in which the termination occurs, and (iv) continuation of medical, life and other benefits for eighteen months. Severance payments to Mr. Petrilla would not commence until the first regular pay date after the date that is six months after the date of the termination of employment in order to comply with Section 409A.

Indemnification and Insurance

The merger agreement provides that for six years from the effective time of the merger, BD will, or will cause the surviving corporation to, honor all rights to indemnification, exculpation and advancement of expenses in favor of our and our subsidiaries’ current or former directors or officers as provided in our organizational documents or in any indemnification agreement. In addition, BD will cause the certificate of incorporation and by-laws of the surviving corporation to contain the provisions regarding indemnification and exculpation from liability for acts and omissions currently contained in our certificate of incorporation and by-laws.

For six years after the merger, the surviving corporation will provide officers’ and directors’ liability insurance on terms that are at least as favorable in all material respects as our existing policy in effect as of September 8, 2006. However, if the annual premium of such insurance coverage is more than 250% of the current premium, the surviving corporation will not be required to pay the excess and shall maintain or procure the most advantageous policy obtainable for an annual premium equal to 250% of the current premium.

Benefit Arrangements with BD

BD has agreed to give continuing employees from TriPath Imaging, including executive officers of TriPath Imaging, the benefits described in “PROPOSAL 1 — THE MERGER AGREEMENT — Benefit Arrangements” on page 42 of this proxy statement.

REGULATORY MATTERS

Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, which we refer to as the HSR Act, mergers and acquisitions that meet certain thresholds, such as the present transaction, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. The initial waiting period is 30 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material. We and BD filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on October 2, 2006. The Federal Trade Commission granted early termination of the antitrust waiting period under the HSR Act effective as of October 26, 2006.

Under the merger agreement, the Company, Parent and Merger Sub have agreed to use their reasonable best efforts to do all things necessary, proper or advisable under applicable laws and regulations to complete the merger, including making any required submission with any governmental entity with respect to the merger and to supply information and material that may be requested by any governmental entity. In the event that any administrative, judicial or legislative action or proceeding is instituted or threatened challenging the transaction contemplated by the merger agreement, the Company, BD and Timpani Acquisition Corp. have agreed to cooperate and use their reasonable best efforts to defend vigorously against it and respond thereto and to cause to any decree, judgment, injunction or other order preventing the merger to be vacated or lifted.

Except for filings or notices required under federal securities laws and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any other material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income tax consequences relating to the merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed regulations, all of which are subject to change. Any such change could be applied retroactively in a way that could cause the tax consequences to differ from the consequences described below, possibly with adverse effect.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to a holder of TriPath Imaging common stock in light of the stockholder’s particular circumstances, nor does it discuss the special considerations applicable to those holders of common stock subject to special rules, such as stockholders whose functional currency is not the U.S. dollar, stockholders subject to the alternative minimum tax, stockholders who are financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities for U.S. federal income tax purposes, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, or persons who have ceased to be U.S. citizens or to be taxed as resident aliens, stockholders who acquired their common stock through the exercise of options or similar derivative securities or stockholders who hold their common stock as part of a hedge, straddle, conversion, constructive sale or other integrated transaction. This discussion also does not address the U.S. federal income tax consequences to holders of TriPath Imaging common stock who acquired their shares through stock option or stock purchase plan programs or through other compensatory arrangements. This discussion assumes that holders of TriPath Imaging common stock hold their shares as capital assets within the meaning of Section 1221 of the Code (that is, for investment purposes). No party to the merger will seek an opinion of counsel or a ruling from the Internal Revenue Service with respect to the U.S. federal income tax consequences discussed herein and accordingly there can be no assurance that the Internal Revenue Service will agree with the positions described in this proxy statement.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the merger. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. We also do not address any tax consequences arising under the United States federal estate and gift tax laws or the law of any state, local, foreign or other taxing jurisdiction. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of U.S. federal estate and gift tax laws and state, local and foreign laws) of the receipt of cash in exchange for shares of TriPath Imaging common stock pursuant to the merger or upon the exercise of appraisal rights, in light of your individual circumstances.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of TriPath Imaging common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partners and activities of the partnership. If you are a partner of a partnership that is a beneficial owner of TriPath Imaging common stock, you should consult your own tax advisor to determine the particular tax consequences of the merger to you.

As used in this summary, the term “U.S. holder” means a beneficial owner of TriPath Imaging common stock that is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or if a valid election is in place to treat the trust as a United States person.

As used in this summary, the term “non-U.S. holder” means a beneficial owner (other than a partnership) of TriPath Imaging common stock that is not a U.S. holder.

U.S. Holders

The receipt of cash for shares of common stock pursuant to the merger or upon the exercise of appraisal rights in connection with the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. A U.S. holder will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis for the shares surrendered. Generally, such gain or loss will be capital gain or loss. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) that is surrendered for cash pursuant to, or in connection with, the merger.

Capital gain recognized from the disposition of common stock held for more than one year will be long-term capital gain and will generally be subject (in the case of U.S. holders who are individuals) to tax at a maximum U.S. federal income tax rate of 15%. Capital gain recognized from the disposition of common stock held for one year or less will be short-term capital gain subject to tax at ordinary income tax rates. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are permitted to offset a limited amount of net capital losses annually against ordinary income, and unused net capital losses may be carried forward to subsequent tax years.

Under the Code, a U.S. holder of TriPath Imaging common stock may be subject, under certain circumstances, to information reporting on the cash received pursuant to the merger or upon the exercise of appraisal rights in connection with the merger unless such U.S. holder is a corporation or other exempt recipient. In addition, the exchange agent generally is required to and will withhold 28% of all payments to which a stockholder or other payee is entitled, unless the stockholder or other payee (1) is a corporation or comes within other exempt categories and demonstrates this fact or (2) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other stockholders), certifies under penalties of perjury that the number is correct (or properly certifies that it is awaiting a taxpayer identification number), certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax, and amounts withheld as backup withholding will be allowed as a refund or credit against a holder’s federal income tax liability, provided that the required information is furnished to the IRS in a timely manner. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

Non-U.S. Holders

Any gain realized on the receipt of cash pursuant to the merger or upon the exercise of appraisal rights in connection with the merger by a non-U.S. holder generally will generally not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if an applicable income tax treaty so requires, is also attributable to a permanent establishment or a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be taxed at the graduated U.S. federal income tax rates applicable to United States persons (as defined under the Code) and, if the non-U.S. holder is a foreign corporation, the additional branch profits tax may apply to its dividend equivalent amount at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty);

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder may be subject to a 30% tax on the non-U.S. holder’s net gain realized in the merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of TriPath Imaging common stock at any time during the five years preceding the merger, in which case the non-U.S. holder generally will be taxed on the holder’s net gain realized in the merger at the graduated U.S. federal income tax rates applicable to United States persons (as defined under the Code). We do not believe that we are or have been a “United

States real property holding corporation” for U.S. federal income tax purposes. If you owned more than 5% of our common stock at any time during the five-year period preceding the merger, please consult your tax advisor to determine the U.S. federal income tax consequences of the merger.

Information reporting and, depending on the circumstances, backup withholding (currently at a rate of 28%) will apply to the cash received pursuant to the merger or upon the exercise of appraisal rights in connection with the merger, unless the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption. Backup withholding is not an additional tax, and amounts withheld as backup withholding will be allowed as a refund or credit against a holder’s federal income tax liability, provided that the required information is furnished to the IRS in a timely manner. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

PROPOSAL 1

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated in this proxy statement by reference. This summary describes the material provisions of the merger agreement but does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the full text of the merger agreement because it, and not this document, is the legal document that governs the merger. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the U.S. Securities and Exchange Commission, which are available without charge at www.sec.gov.

Structure of the Merger

If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, Timpani Acquisition Corp., a wholly-owned subsidiary of BD, created solely for the purpose of engaging in the transactions contemplated by the merger agreement, will merge with and into us. The separate corporate existence of Timpani Acquisition Corp. will cease, and we will continue as the surviving corporation and will become a wholly-owned subsidiary of BD. Following completion of the merger, our common stock will be delisted from the NASDAQ Global Market, deregistered under the Securities Exchange Act of 1934, and no longer publicly traded.

Effective Time of the Merger; Certificate of Incorporation and Bylaws; Directors and Officers

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or such later time as set forth in the certificate of merger and established by BD and us. The closing of the merger will occur on the second business day after the satisfaction or waiver of the conditions to effect the merger as set forth in the merger agreement, or such other date as BD and we may agree. Although we expect to complete the merger by the end of the fourth calendar quarter of 2006, we cannot specify when, or assure you that, we, BD and Timpani Acquisition Corp. will satisfy or waive all conditions to the merger.

At the effective time of the merger, our certificate of incorporation and our bylaws shall be amended so that immediately following the closing of the merger they are identical to the certificate of incorporation and bylaws of Timpani Acquisition Corp.

At the effective time, the directors of Timpani Acquisition Corp. will be the initial directors of the surviving corporation. At the effective time, the officers of TriPath Imaging immediately prior to the effective time will be the initial officers of the surviving corporation.

Merger Consideration

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled and converted into the right to receive $9.25 in cash, without interest and less applicable taxes, other than shares of common stock:

•	owned by us as treasury stock or by any of our wholly-owned subsidiaries immediately prior to the effective time of the merger, all of which will be cancelled and retired and cease to exist without any payment;

•	owned by BD or Timpani Acquisition Corp. or any other wholly-owned subsidiary of BD immediately prior to the effective time of the merger, all of which will be cancelled and retired and cease to exist without any payment; and

•	held by a stockholder who is entitled to demand and has made a demand for payment of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware and has not voted in favor of adoption of the merger agreement, until such time as such holder fails to perfect, withdraw or otherwise loses such holder’s appraisal rights under Section 262 of the General Corporation Law of the State of Delaware.

Stock Options and Stock Appreciation Rights

At the effective time of the merger, each outstanding option (other than discount options) and stock appreciation right, whether or not then exercisable or vested, including those held by our directors and executive officers, will be cancelled. The holder of each such option or stock appreciation right will receive from the surviving corporation, promptly following the effective time, an amount in cash, and less applicable taxes, equal to the product of:

•	the excess, if any, of $9.25 over the exercise price per share of common stock subject to such option or stock appreciation right, multiplied by

•	the total number of shares of common stock subject to such option or stock appreciation right.

In the event that the per share exercise price for an option is equal to or greater than $9.25, such option shall be cancelled without payment.

Discount Options

Discount options are outstanding options that were granted with an exercise price per share that was less than the per share fair market value of our common stock on the grant date thereof and that vested on or after January 1, 2005.

At the effective time of the merger, each outstanding discount option will be cancelled and the holder of each such option will receive from the surviving corporation, promptly following the effective time, an amount in cash, and less applicable taxes, equal to the product of:

•	the excess, if any, of $9.25 over the per share fair market value of the common stock underlying such discount option on the grant date thereof, multiplied by

•	the total number of shares of common stock subject to such discount option.

As soon as practicable after January 1, 2007, the holder of each discount option will be entitled to receive from the surviving corporation, an amount in cash, and less applicable taxes, equal to the product of:

•	the excess of the per share fair market value of the common stock underlying such discount option on the grant date thereof over the per share exercise price of each such discount option, multiplied by

•	the total number of shares of common stock subject to such discount option.

In the event that the per share exercise price for a discount option is equal to or greater than $9.25, such discount option shall be cancelled without payment.

Warrants

At the effective time of the merger, the surviving corporation will assume our obligations under outstanding warrants to purchase shares of our common stock. If the warrants are exercised in accordance with their terms, the holder will be entitled to receive the amount of merger consideration that the holder would have been entitled to receive if such warrants had been exercised by such holders immediately prior to the effective time.

Employee Stock Purchase Plan

Prior to the effective time of the merger, we will limit the aggregate number of shares available for purchase under the 2001 Employee Stock Purchase Plan in the current offering period to 9,824 shares, the number that equals the quotient of:

•	the aggregate amount of employee contributions received as of September 8, 2006, divided by

•	85% of the fair market value, as defined in the 2001 Employee Stock Purchase Plan, of a share of our common stock on the commencement date of the current offering period.

The 9,824 shares that are purchased in the current offering period as so permitted will entitle their holders to the same merger consideration as other outstanding shares. Immediately prior to the effective time, we will terminate the 2001 Employee Stock Purchase Plan effective as of December 31, 2006, the last day of the current offering period.

Payment Procedures

Prior to the effective time, BD will, or will cause the surviving corporation to, deposit cash, in the amount equal to the aggregate merger consideration which holders of our common stock, options (including discount options) and stock appreciation rights are entitled to receive as part of the merger, with a mutually acceptable bank or trust company, as paying agent. As soon as practicable after the effective time of the merger, and in any event within five business days after the effective time, BD will cause the paying agent to mail to each holder of record of outstanding shares of our common stock, a letter of transmittal and instructions for use in effecting the surrender of the holder’s stock certificates in exchange for the merger consideration.

You will not be entitled to receive merger consideration until you surrender your stock certificate or certificates to the paying agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions, and any other documents required by the instructions. Upon such surrender, the holder of such certificate or certificates will promptly receive the merger consideration for each share of common stock formerly represented by such surrendered certificates, and each surrendered certificate will be cancelled. No interest will be paid or accrued on the cash payable upon surrender of a certificate to the paying agent.

Upon the demand of BD, any portion of the merger consideration deposited with the paying agent, including any interest received thereon, which remains undistributed for 12 months after the effective time of the merger, will be delivered to BD. After that date, holders of certificates who have not previously complied with the instructions to exchange their certificates will be entitled to look only to BD for payment of their claims for merger consideration. If any certificate is not surrendered prior to the date upon which any consideration for such certificate would escheat to or become the property of any governmental entity or prior to two years after the effective time of the merger, the holder of such certificate will no longer be entitled to receive merger consideration in exchange for such certificate and such merger consideration will become the property of BD.

You should not send your TriPath Imaging stock certificates to the paying agent until you have received transmittal materials from the paying agent. Do not return your TriPath Imaging stock certificates with the enclosed proxy card, and do not forward your stock certificates to the paying agent without a letter of transmittal.

If any of your stock certificates representing outstanding shares of our common stock immediately prior to the effective time have been lost, stolen or destroyed, you will be entitled to obtain the merger consideration after you make an affidavit of that fact and, if required by BD, post a bond.

Representations and Warranties

The merger agreement contains representations and warranties that we made to BD and Timpani Acquisition Corp. regarding, among other things:

•	our and our subsidiaries’ due organization, power and qualification;

•	corporate power and authority to execute, deliver and perform our obligations under the merger agreement;

•	enforceability of the merger agreement;

•	the absence of conflicts with, or violations of, our or our subsidiaries’ organizational documents, certain contracts, applicable law or other obligations and the need for certain consents or approvals in connection with or as a result of the consummation of the transactions contemplated by the merger agreement;

•	our capitalization;

•	our subsidiaries;

•	the accuracy of information contained in registration statements, forms, reports and other documents that we have filed with the U.S. Securities and Exchange Commission since December 31, 2003 and the compliance of our filings with applicable requirements of the Securities Act of 1933, as amended, the Exchange Act and the Sarbanes-Oxley Act of 2002;

•	our maintenance, and the effectiveness, of disclosure controls and procedures and internal control over financial reporting, and compliance with related certification and reporting requirements under the Exchange Act and the Sarbanes-Oxley Act of 2002;

•	the absence of any material complaint, allegation, assertion or claim regarding our accounting or auditing practices, procedures, methodologies or methods with respect to our company, our subsidiaries or our respective internal accounting controls;

•	the absence of notification from our attorneys of a material violation of securities laws, breach of fiduciary duty or similar violation by us or any of our officers, directors, employees or agents to our board, any board committee or any of our directors or officers;

•	our consolidated financial statements’ compliance with applicable accounting requirements and published rules and regulations of the U.S. Securities Exchange Commission, the preparation of our consolidated financial statements in accordance with generally accepted accounting principles and the fair presentation in our consolidated financial statements of the consolidated financial position of our company and consolidated subsidiaries;

•	the absence of liabilities or obligations except for:

•	liabilities and obligations set forth, reflected or reserved against in the consolidated balance sheet included in the quarterly report that we have filed with the U.S. Securities and Exchange Commission for the quarter ended June 30, 2006;

•	liabilities and obligations incurred after June 30, 2006 in the ordinary course of business consistent with past practice; and

•	liabilities and obligations incurred in connection with the merger or any other transaction contemplated by the merger agreement;

•	the accuracy of information contained in this proxy statement, any filing pursuant to Rule 14a-6 and Rule 14a-12 under the Exchange Act or any other document filed with any governmental entity made by us or our subsidiaries in connection with the merger agreement;

•	the absence of certain changes and events since December 31, 2005, including the absence of changes that have had a material adverse effect;

•	the filing of tax returns, status of unpaid taxes and other tax matters;

•	our employee benefit plans and other employment related matters;

•	environmental matters;

•	claims, actions, suits, litigation, arbitrations, proceedings or investigations threatened against, relating to or that affected us or any of our subsidiaries and material judgments, orders, injunctions, writs, awards, settlements or decrees outstanding against us or any of our subsidiaries;

•	our compliance with laws;

•	permits;

•	compliance of our products with the Federal Food, Drug and Cosmetic Act and applicable regulations issued and guidances by the Food and Drug Administration and compliance of our manufacturing operations with the Food and Drug Administration’s applicable current Good Manufacturing Practices regulations;

•	the absence of certain criminal convictions or federal penalties of our company, any officer, key employee or agent of our company or our subsidiaries;

•	the absence of material recalls, device removals or the need for correction reporting with respect to our products;

•	intellectual property;

•	contracts;

•	insurance;

•	leased real property;

•	labor matters;

•	receipt of an opinion from our financial advisor;

•	the absence of undisclosed brokers’ fees; and

•	the inapplicability of U.S. federal or state anti-takeover statutes and regulations.

The representations and warranties contained in the merger agreement were made solely for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed by the contracting parties, including being qualified by information in a confidential disclosure schedule that we provided to BD in connection with the signing of the merger agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and the representations and warranties will not reflect any such subsequent changes in facts. For the foregoing reasons, you should not view the representations, warranties and covenants in the merger agreement or any descriptions thereof as characterizations of the actual state of facts or conditions relating to us or our subsidiaries.

Many of our representations and warranties are qualified by a material adverse effect standard. A “material adverse effect” means, with respect to us, any effect, circumstance, change or development that, individually or in the aggregate, (i) would be reasonably expected to adversely affect our ability to timely consummate the merger or other transactions contemplated by the merger agreement or (ii) is material and adverse to the financial condition, business operations or results of our and our subsidiaries’ operations taken as a whole.

However, with respect to clause (ii), no effect, change or development shall be taken into account in determining whether a material adverse effect has occurred to the extent it is caused by:

•	the announcement of the execution of the merger agreement or the performance of obligations under the merger agreement;

•	factors affecting the economy or financial markets as a whole or generally affecting the industries in which we conduct our business, except to the extent such changes negatively affect us in a materially disproportionate manner;

•	our failure to meet internal or analyst financial forecasts, guidance or milestones;

•	any change in the market price or trading volume of our common stock after the date of the merger agreement;

•	the suspension of trading in securities generally on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Global Market;

•	any change in generally accepted accounting principles which we are required to adopt;

•	changes in generally applicable law, rules, regulations, administrative policies and published interpretations of administrative policies, except to the extent such changes negatively affect us in a materially disproportionate manner; and

•	the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any part thereof.

BD and Timpani Acquisition Corp. made representations and warranties to us regarding, among other things:

•	due organization, power and qualification;

•	corporate power and authority to execute, deliver and perform their obligations under the merger agreement;

•	enforceability of the merger agreement;

•	the absence of conflicts with, or violations of, their organizational documents, certain contracts, applicable law or other obligations and the need for consents and approvals in connection with or as a result of the consummation of the transactions contemplated by the merger agreement;

•	accuracy of information relating to and supplied by BD or Timpani Acquisition Corp. for inclusion in this proxy statement or in any filing pursuant to Rule 14a-6 or Rule 14a-12 under the Exchange Act or any other document filed with any governmental entity in connection with the merger agreement;

•	the operations of Timpani Acquisition Corp.;

•	ownership of shares of our common stock;

•	BD’s ability to finance the merger;

•	the absence of undisclosed brokers’ fees; and

•	the absence of certain actions, suits, proceedings or investigations pending or threatened against either BD or Timpani Acquisition Corp.

Covenants Relating to the Conduct of Our Business

From September 8, 2006 through the effective time of the merger or the earlier termination of the merger agreement, we have agreed that, subject to certain exceptions, some of which are set forth below, we will not and will not permit our subsidiaries to take, authorize or commit or agree to take any of the following actions without the prior written consent of BD:

•	incur or commit to make any capital expenditures over $200,000 in the aggregate which were not set forth in the capital expenditure budget delivered to BD prior to the date of the merger agreement;

•	declare, set aside or pay any dividend on, or make any other distribution in respect of, our or our subsidiaries’ capital stock, except for dividends or distributions by one of our wholly owned subsidiaries to us;

•	split, combine or reclassify any of our or our subsidiaries’ capital stock, or issue any other securities in respect of, in lieu of or in substitution for shares of capital stock or other securities, except for any such transaction by one of our wholly-owned subsidiaries which remains a wholly-owned subsidiary after the consummation of such transaction;

•	repurchase, redeem or otherwise acquire any shares of our or our subsidiaries’ capital stock or any securities convertible into or exercisable for any shares of our or our subsidiaries’ capital stock;

•	grant, issue, pledge, dispose of, transfer, encumber, deliver or sell any shares of our or our subsidiaries’ capital stock or any securities convertible into or exercisable for or any rights to acquire any shares of our or our subsidiaries’ capital stock, other than (i) the issuance of shares of our common stock pursuant to the exercise of options, stock appreciation rights or warrants to purchase shares of our common stock outstanding on September 8, 2006, (ii) subject to certain limitations, pursuant to the 2001 Employee Stock Purchase Plan or (iii) the issuance by one of our subsidiaries of capital stock to its parent or another subsidiary of TriPath Imaging;

•	amend our or our subsidiaries’ certificate of incorporation or bylaws or other organizational documents;

•	enter into a plan of consolidation, merger, share exchange, reorganization or complete or partial liquidation other than consolidations, mergers or reorganization solely among our wholly owned subsidiaries;

•	acquire any business, stock, other equity interest, debt securities or assets, other than the acquisition of assets in the ordinary course of business consistent with past practice;

•	sell, dispose of, transfer, lease or divest any assets, business or divisions other than transactions that involve solely the disposition of inventory or other assets or the lease or license of personal property or intellectual property in the ordinary course of business consistent with practice;

•	incur or guarantee indebtedness or enter into any “keep well” or other agreement to maintain the financial condition of another person other than indebtedness incurred in the ordinary course of business consistent with past practice, indebtedness incurred in connection with the refinancing of existing indebtedness either at its stated maturity or at a lower cost of funds and indebtedness and guarantees among us and our subsidiaries;

•	create, assume or otherwise incur any lien on any asset other than liens pursuant to the existing credit facility with National City Bank and The CIT Group/Equipment Financing, Inc. or incurred in the ordinary course of business consistent with past practice;

•	pay or commit to pay any retention, transaction bonus, severance or termination pay that is not required to be paid pursuant to the terms of a plan that was existing as of September 8, 2006;

•	enter into or amend any employment, deferred compensation, consulting, severance or other similar agreement with any current or former director, officer, employee or consultant;

•	increase or commit to increase, in any material respect, any compensation or employee benefits payable to any current or former director, officer, employee or consultant;

•	adopt or make any commitment to adopt any additional employee benefit plan or other similar arrangement;

•	make any contribution to any of our plans with respect to our employees other than regularly scheduled contributions and contributions required pursuant to the terms of the plan including matching contributions or applicable law;

•	amend or extend any employee benefit plan, except for amendments required by applicable law or to avoid adverse tax consequences under Section 409A of the Internal Revenue Code;

•	loan or advance any money or other property to any current or former director, officer or employee, other than for travel and expense advances made in the ordinary course of business consistent with past practice;

•	allow for the commencement of any new offering periods under the 2001 Employee Stock Purchase Plan;

•	change in any material respects our accounting methods or practices as in effect at December 31, 2005, other than for any such change required by a change in the guidelines of the U.S. Securities and Exchange Commission or generally accepted accounting principles after consultation with our accountants;

•	change our fiscal year;

•	with respect to taxes, make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended tax return, enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment or take any other similar action relating to the filing of any tax return or the payment of any tax that is materially inconsistent with our past practice;

•	enter into any contracts that limit or restrain us, our subsidiaries or, after the effective time of the merger, BD or the surviving corporation, from engaging or competing in any business or in any geographic area or location;

•	pay, discharge, settle or compromise any material claim, action, proceeding or investigation except to the extent reserved against in the most recent consolidated financial statements included in our filings to the U.S. Securities and Exchange Commission prior to September 8, 2006;

•	settle, compromise or cancel any material debts owed to or claims held by us except in the ordinary course of business consistent with past practice;

•	consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting our business or operations;

•	enter into, renew, amend, modify, grant a waiver in respect of, cancel or consent to the termination of any material contract;

•	sell, dispose, transfer, assign, lease, license any material intellectual property rights other than the grant of licenses in the ordinary course of business consistent with past practice;

•	abandon, permit to lapse or fail to renew any material intellectual property rights, unless consistent with commercially reasonable business judgment; and

•	take any action that is intended to result in any of our representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time of the merger, or that is intended to result in any of the conditions to the merger, as set forth in the merger agreement, not being satisfied.

In addition, during that same period and pursuant to the merger agreement, we may not issue or cause the publication of any press release or other public announcement with respect to the merger agreement or the transactions contemplated therein without the approval of BD, except as required by applicable law or by any listing agreement with NASDAQ and after prior notice to BD.

We have also agreed, and have agreed to cause our subsidiaries, from September 8, 2006 through the effective time of the merger or the earlier termination of the merger agreement, to, subject to certain exceptions, among other things:

•	in all material respects, conduct our business in the usual, regular and ordinary course of business consistent with past practice;

•	use reasonable best efforts to preserve substantially intact our present lines of business, maintain our rights, assets and franchises, preserve substantially intact our current relationships with customers, suppliers and others having business dealings with us and keep available the services of our present officers and employees;

•	continue to take commercially reasonable actions to protect and preserve our intellectual property rights;

•	use reasonable best efforts to cooperate with BD and Timpani Acquisition Corp. in seeking any consents, approvals or waivers required by any of our material contracts in connection with the consummation of the merger;

•	promptly notify BD of any notice or other communication from any person alleging that such persons consent is or may be required in connection with the transactions contemplated by the merger agreement, any notice or communication from any governmental entity in connection with the transactions contemplated by the merger agreement, and any action, suit, charge, complain, grievance or proceeding commenced or threatened against us or any of our subsidiaries which is material or relates to the consummation of the transactions contemplated by this agreement;

•	give BD a reasonable opportunity to review any income tax returns to be filed by us and our subsidiaries;

•	make certain filings with respect to our employee benefits plans with the U.S. Department of Labor;

•	subject to any restrictions under applicable law, promptly notify and provide copies to BD of any correspondence or other communications from the Food and Drug Administration with respect to any pre-market approval application or any inspection by the Food and Drug Administration and use reasonable best efforts to promptly remediate any deficiencies notified to us by the Food and Drug Administration with respect to any pre-market approval application;

•	in the event that it does not appear reasonably likely that the merger will close in 2006, amend any discount options in a manner intended to comply with Section 409A of the Code; and

•	subject to any restrictions under applicable law, use reasonable best efforts to consult BD in advance of any submission of or amendment or modification to any pre-market approval application to the Food and Drug Administration or any material communication or meeting with the Food and Drug Administration in connection with a pre-market approval application.

No Solicitation

As of the date of the merger agreement, we agreed to cease and cause to be terminated all discussions or negotiations existing as of that date with any person with respect to any acquisition proposal.

From the date of the merger agreement through the effective time of the merger or the earlier termination of the merger agreement, we have agreed that we and our subsidiaries will, and we and our subsidiaries will use our reasonable best efforts to cause our and our subsidiaries’ officers, directors, employees, affiliates, advisors, representatives or other agents not to, directly or indirectly, take any of the following actions:

•	solicit, initiate, or knowingly encourage or facilitate any inquiry or the submission of any proposal or transaction that constitutes an acquisition proposal;

•	participate in discussions or negotiations with or furnish non-public information or afford access to our properties, books or records to any person relating to, or who has made or disclosed to us that it is contemplating making, an acquisition proposal;

•	accept or recommend an acquisition proposal or enter into any agreement, letter of intent or agreement in principle (i) providing for or relating to an acquisition proposal or (ii) requiring us to abandon, terminate or fail to consummate the merger;

•	waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligation of a party other than BD; and

•	agree or publicly propose to do any of the foregoing.

If we receive any acquisition proposal, we must promptly advise BD of the substance of such acquisition proposal and keep BD apprised of any related developments, discussions and negotiations on a current basis.

If, prior to the adoption of the merger agreement by our stockholders at the special meeting, we receive an acquisition proposal that our board determines, in good faith and after consultation with our independent outside legal and financial advisors, could reasonably be expected to result in a superior proposal, then we may:

•	participate or engage in discussions or negotiations with, disclose any non-public information or afford access to our properties, books or records to such persons making the acquisition proposal; and

•	waive, terminate, modify or determine not to enforce any provision of any contractual “standstill” or similar obligation of a party other than BD;

provided, however, that we may take the above actions only to the extent our board concludes in good faith, after consultation with our independent outside legal advisor, that failure to take such actions would result in a violation of its fiduciary duty to our stockholders. In these circumstances we have agreed that:

•	we will promptly, and in any event within 24 hours, provide notice to BD of any determination to take these actions;

•	we will not disclose any information to any person making the acquisition proposal without entering into a confidentiality agreement with terms no less favorable to us than the confidentiality agreement between us and BD; and

•	we will promptly provide to BD and Timpani Acquisition Corp. any non-public information that we provided to the person making the acquisition proposal and which was not previously provided to BD or Timpani Acquisition Corp.

Our board may withdraw, modify or change its recommendation that our stockholders vote in favor of the adoption of the merger agreement and determine not to solicit proxies in favor of the adoption of the merger agreement if our board determines in good faith, after consultation with our independent outside legal advisor, that the failure to take such action would result in a violation of its fiduciary obligations and we have complied in all material respects with our non-solicitation obligations under the merger agreement and, if the change in recommendation follows an acquisition proposal, if:

•	our board has concluded in good faith that such acquisition proposal constitutes a superior proposal;

•	our board has provided five business days’ prior written notice to BD that it intends to take such actions and specifying the reasons for its intent to so act;

•	during such five business day period we, if so requested by BD, have engaged in good faith negotiations with BD to amend the merger agreement in such a manner that such acquisition proposal is no longer a superior proposal; and

•	at the end of such five business day notice period, such acquisition proposal has not been withdrawn and continues to constitute a superior proposal, taking into account any changes to the merger agreement that have been proposed by BD.

Notwithstanding any such withdrawal, modification or change in recommendation, we must submit the merger agreement for adoption by our stockholders at the special meeting and no acquisition proposal other than the merger agreement may be submitted for consideration at such special meeting.

Nothing in the merger agreement prohibits us from taking and disclosing a position to our stockholders with respect to a tender or exchange offer pursuant to Rule 14d-9 or Rule 14e-2(a) under the Exchange Act with respect to any acquisition proposal. However, such disclosure will be deemed a change in recommendation unless our Board expressly and concurrently reaffirms the recommendation of the merger agreement.

An acquisition proposal means any inquiry, offer or proposal by any party other than BD regarding:

•	a merger, consolidation, share exchange, recapitalization, reclassification, liquidation or other business combination involving us or our significant subsidiaries, or

•	the acquisition, disposition, purchase, sale or issuance in any manner directly or indirectly of 15% or more of any class of equity securities or economic or voting interest in us or our subsidiaries or a substantial proportion of our or our subsidiaries’ assets, taken as a whole, or

•	any tender offer or exchange offer that if consummated would result in any person or the stockholders of such person beneficially owning 15% or more of any class of equity securities, or economic or voting interest in us or any of our significant subsidiaries or the surviving party in such transaction.

A superior proposal means any unsolicited, bona fide and written proposal made by a third party which is to enter into:

•	a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving us, as a result of which our stockholders cease to own securities representing at least 50% of the total voting power of the entity surviving or resulting from such transaction or the ultimate parent entity of the surviving or resulting entity;

•	a sale, lease, exchange, transfer or other disposition of at least 50% of our or our subsidiaries’ assets; or

•	the acquisition, directly or indirectly, by a person of beneficial ownership of 50% or more of our common stock;

which, in each case is:

•	on terms which our board determines in good faith to be, after consultation with our independent legal and financial advisors, more favorable to the stockholders from a financial point of view than the merger;

•	fully financed or reasonably capable of being fully financed; and

•	in the good faith determination of our board, otherwise reasonably capable of being completed on its terms.

Stockholders Meeting

The merger agreement requires us to use our reasonable best efforts to, as promptly as practicable, duly call, give notice of, convene and hold a special meeting of our stockholders to obtain the required vote to approve the merger. Subject to the provisions described under “— No Solicitation” above, our board will use its reasonable best efforts to obtain the stockholder vote in favor of the approval and adoption of the merger agreement. We have also agreed to submit the merger agreement to our stockholders at the special meeting even if our board has withdrawn, modified or changed their recommendation of the merger agreement.

Indemnification and Insurance

The merger agreement provides that for six years from the effective time of the merger, BD will, or will cause the surviving corporation to, honor all rights to indemnification, exculpation and advancement of expenses in favor of our and our subsidiaries’ current or former directors or officers as provided in our organizational documents or in any specified indemnification agreement. In addition, BD will for six years from the effective time of the merger cause the certificate of incorporation and bylaws of the surviving corporation to contain the provisions regarding indemnification and exculpation from liability for acts and omissions currently contained in our certificate of incorporation and bylaws.

For six years after the effective time of the merger, the surviving corporation will provide officers’ and directors’ liability insurance for our directors and officers serving at the effective time of the merger, in respect of acts or omissions occurring at or prior to the effective time of the merger, on terms that are at least as favorable in all material respects as our existing policy in effect as of September 8, 2006. However, if the annual premium of such insurance coverage is more than 250% of the current premium, the surviving corporation will not be required to pay the excess and shall maintain or procure the most advantageous policy obtainable for an annual premium equal to 250% of the current premium.

Benefit Arrangements

For one year following the closing date, with respect to all individuals who are our or our subsidiaries’ employees at the closing date:

•	the surviving corporation will provide base salary and employee benefits which generally are substantially comparable in the aggregate to the base salary and employee benefits provided generally to such employees immediately prior to the consummation of the merger (excluding equity-based plans); and

•	the surviving corporation or BD will maintain a severance pay plan, practice, program or arrangement that is no less favorable than the plan, practice, program or arrangement maintained by BD for similarly situated employees of BD; provided, however, that our employees that are eligible for severance benefits under one of our retention plans or change in control agreements will receive any severance benefits provided by such plan or agreement;

In addition:

•	BD will give or will cause the surviving corporation to give full credit for each employee’s service with us or our subsidiaries for purposes of eligibility and vesting and benefit accrual under the employee benefit plans (other than benefit accrual under any defined benefit pension plan) maintained by BD, the surviving corporation or any of their affiliates in which such employees participate, except to the extent it would result in an unintended duplication of benefits, as set forth below;

•	for fiscal year 2006, the surviving corporation will pay to such employees their bonuses, if any, in accordance with our 2006 Bonus Plan, with such bonuses, if any, to be paid in accordance with the terms of the plan;

•	all transaction costs directly associated with the merger and the effect of SFAS 123R will be excluded from the calculation of the corporate performance goals used to determine bonus amounts under our 2006 Bonus Plan; and

•	participation in bonus plans maintained by BD for the fiscal year ending September 30, 2007 and for which our and our subsidiaries’ employees are eligible will commence January 1, 2007 and such employees will not be entitled to receive any bonus in respect of BD’s 2007 fiscal year for services performed prior to January 1, 2007.

BD has expressly assumed and agreed to perform our obligations under our change in control agreements and retention plans.

The foregoing does not grant any of our or our subsidiaries’ employees the right to continued employment after the closing date or any right to any specific type or amount of, or eligibility for, incentive compensation provided by BD to similarly situated employees of BD.

Agreement to Take Further Action and to Use Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, each party has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the merger as soon as practicable. Each party has agreed to cooperate with one another in timely obtaining any actions, consents, approvals or waivers from any governmental entity or any third party and in making any filings and furnishing information required in connection therewith.

Conditions to the Merger

The obligations of us, BD and Timpani Acquisition Corp. to effect the merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver, of the following conditions:

•	our stockholders must have adopted the merger agreement;

•	no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order prohibiting the consummation of the merger; and

•	no federal or state governmental entity shall have instituted any proceeding that is pending seeking any judgment, decree, injunction or other order prohibiting consummation of the merger.

In addition, our obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of BD and Timpani Acquisition Corp. in the merger agreement (except for those described in the two following bullet points) must have been true and correct as of the date of the merger agreement and must be true and correct as of the closing date as though made on the closing date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and except for changes expressly contemplated by the merger agreement), without regard to any materiality or material adverse effect qualifications contained therein, provided that such representations and warranties will be deemed to be true and correct unless the failures to be so true and correct, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect;

•	the representations and warranties of BD and Timpani Acquisition Corp. with respect to their authority to execute, deliver and perform the merger agreement and the absence of undisclosed brokers’ fees are true and correct in all material respects as of the date of the merger agreement and as of the closing date;

•	the representation and warranty of BD and Timpani Acquisition Corp. with respect to their ability to finance the merger consideration is true and correct in all respects as of the date of the merger agreement and as of the closing date;

•	the performance, in all material respects, by BD and Timpani Acquisition Corp. of their respective agreements and covenants contained in or contemplated by the merger agreement that are required to be performed by them at or prior to the effective time; and

•	our receipt of certificates signed on behalf of BD and Timpani Acquisition Corp. by an executive officer of each, dated as of the closing date, to the effect that the aforementioned conditions have been satisfied.

In addition, the obligations of BD and Timpani Acquisition Corp. to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	our representations and warranties set forth in the merger agreement (except for those described in the two following bullet points) must have been true and correct as of the date of the merger agreement and must be true and correct as of the closing date as though made on the closing date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and except for changes expressly contemplated by the merger agreement), without regard to any materiality or material adverse effect qualifications contained therein, provided that such representations and warranties will be deemed to be true and correct unless the failures to be so true and correct, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect;

•	our representations and warranties with respect to our authority to execute, deliver and perform the merger agreement, our capitalization and the absence of undisclosed brokers’ fees are true and correct in all material respects as of the date of the merger agreement and as of the closing date;

•	our representation and warranty with respect to absence of material adverse changes must be true and correct in all respects, without disregarding any materiality or material adverse effect qualifications contained in such representation and warranty, as of the date of the merger agreement and as of the closing date;

•	we must have performed, in all material respects, all of our agreements and covenants contained in or contemplated by the merger agreement that we are required to perform at or prior to the effective time;

•	BD’s receipt of certificates signed on behalf of our company by one of our executive officers, dated as of the closing date, to the effect that the aforementioned conditions have been satisfied; and

•	BD’s receipt of our certification, dated no more than thirty days before the effective date and signed by a responsible corporate officer of our company, that we are not, and have not been at any time during the five years preceding the date of such certification, a United States real property holding company, as defined in Section 897(c)(2) of the Internal Revenue Code, and proof reasonably satisfactory to BD that we have provided notice of such certification to the IRS in accordance with the provisions of Treasury Regulations § 1.897-2(h)(2).

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger:

•	by the mutual written consent of us and BD;

•	by either us or BD, if:

•	the merger has not been consummated on or before March 31, 2007, provided that this right to terminate is not available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of or resulted in the failure of the merger to occur on or before March 31, 2007;

•	any governmental entity of competent jurisdiction has issued a nonappealable final order, decree or ruling or taken any other final nonappealable action of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement; or

•	the required vote of our stockholders to adopt the merger agreement is not obtained at the meeting of our stockholders or any adjournment thereof;

•	by BD, if:

•	our board or any committee of our board fails to recommend that our stockholders vote in favor of adoption of the merger agreement, or withdraws or modifies in a manner adverse to BD or takes any action or makes any other public statement in connection with the special meeting inconsistent with its recommendation that our stockholders vote in favor of adoption of the merger agreement;

•	our board or any committee thereof determines that an acquisition proposal by any party other than BD is a superior proposal;

•	we have materially breached, in any respect adverse to BD, the provision of the merger agreement regarding our agreement not to solicit acquisition proposals from other parties;

•	we have failed to call, give notice of, convene and hold a special meeting of stockholders where our stockholders would vote to adopt the merger agreement;

•	a tender offer or exchange offer for 15% or more of our outstanding shares has been commenced (other than by BD or a subsidiary) and our board recommends that our stockholders tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, our board fails to recommend against acceptance of such offer;

•	we have breached any of our representations, warranties, covenants or agreements set forth in the merger agreement, which breach would result in the failure of a condition to BD’s obligation to effect the merger being satisfied and this breach or failure to perform has not been cured within 20 business days following receipt by us of written notice of such breach from BD and Timpani Acquisition Corp., or is not capable of being cured, provided that neither BD nor Timpani Acquisition Corp. is in material breach of its obligations under the merger agreement; or

•	by us, provided that we are not in material breach of our obligations under the merger agreement, if BD or Timpani Acquisition Corp. has breached any of their representations, warranties, covenants or agreements under the merger agreement, which breach would result in the failure of a condition to our obligation to effect the merger being satisfied and this breach has not been cured within 20 business days following receipt by BD or Timpani Acquisition Corp., as the case may be, of written notice from us of such breach, or is not capable of being cured.

Termination Fees

The merger agreement obligates us to pay a termination fee to BD of $12,250,000 if:

•	the merger agreement is terminated by BD because:

•	our board or any committee of our board fails to recommend that our stockholders vote in favor of adoption of the merger agreement, or withdraws or modifies in a manner adverse to BD or takes any action or makes any other public statement in connection with the special meeting inconsistent with its recommendation that our stockholders vote in favor of adoption of the merger agreement;

•	our board or any committee thereof determines that an acquisition proposal by any party other than BD is a superior proposal;

•	we have materially breached, in any respect adverse to BD, the provision of the merger agreement regarding our agreement not to solicit acquisition proposals from other parties;

•	we have failed to call, give notice of, convene and hold a special meeting of stockholders where our stockholders would vote to adopt the merger agreement;

•	a tender offer or exchange offer for 15% or more of our outstanding shares shall have been commenced (other than by BD or a subsidiary) and our board recommends that our stockholders tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, our board fails to recommend against acceptance of such offer; or

•	each of the following occur: (1) we have breached any of our representations, warranties, covenants or agreements set forth in the merger agreement, which breach would result in the failure of a condition to BD’s obligation to effect the merger being satisfied and this breach or failure to perform has not been cured within 20 business days following receipt by us of written notice of such breach from BD or Timpani Acquisition Corp. or is not capable of being cured, provided that neither BD nor Timpani Acquisition Corp. is in material breach of its obligations under the merger agreement; (2) on or before the date of any such termination an acquisition proposal is publicly announced, disclosed or otherwise communicated to our board; and (3) within 12 months after such termination, we or any of our subsidiaries consummate an acquisition proposal of a specified type;

•	the merger agreement is terminated by us or BD because:

•	each of the following occur: (1) the merger has not been consummated on or before March 31, 2007 without a vote of our stockholders to adopt the merger agreement at the special meeting having occurred; (2) on or before the date of any such termination, an acquisition proposal is publicly announced, disclosed or otherwise communicated to our board; and (3) within 12 months after such termination, we or any of our subsidiaries consummate an acquisition proposal of a specified type; or

•	each of the following occur: (1) our stockholders fail to adopt the merger agreement at the special meeting or any adjournment thereof; (2) on or before the date of any such termination an acquisition proposal is publicly announced, disclosed or otherwise communicated to our board; and (3) within 12 months after such termination, we or any of our subsidiaries consummate an acquisition proposal of a specified type.

For purposes of determining whether a termination fee must be paid pursuant to the above, an acquisition proposal means any inquiry, offer or proposal by any party other than BD regarding:

•	a merger, consolidation, share exchange, recapitalization, reclassification, liquidation or other business combination involving us or our significant subsidiaries that would result in our stockholders ceasing to own at least 65% of the total voting power of the entity surviving or resulting from such transaction or the ultimate parent entity of the surviving or resulting entity; or

•	the acquisition, disposition, purchase, sale or issuance in any manner directly or indirectly of 35% or more of any class of equity securities or economic or voting interest in us or our subsidiaries or a substantial proportion of our or our subsidiaries’ assets, taken as a whole; or

•	any tender offer or exchange offer that if consummated would result in any person or the stockholders of such person beneficially owning 35% or more of any class of equity securities, or economic or voting interest in us or any of our significant subsidiaries or the surviving party in such transaction.

Fees and Expenses

Except with respect to termination fees, as described under “— Termination Fees” above, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

Amendment and Waiver

The parties may amend, modify or waive any provision of the merger agreement prior to the closing date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by us, BD and Timpani Acquisition Corp. or, in the case of a waiver, by the party against whom the waiver is to be effective. However, after stockholder approval has been obtained, the parties may not amend the merger agreement without obtaining further approval by such stockholders if, by law, such amendment would require further stockholder approval. No amendment, modification or waiver by us will be effective unless it is authorized by our board.

Restructuring of Merger

We have agreed that if, prior to the satisfaction of the conditions to the merger, BD proposes the adoption of an alternative structure that otherwise preserves for us the economic benefits of the merger and will not materially delay the consummation of the merger, we will use our reasonable best efforts to effect a business combination among us, BD and Timpani Acquisition Corp. by means of a mutually agreed upon structure, other than the merger, that so preserves such benefits. The conditions to each party’s obligations to consummate the merger will be applied to such alternative business combination and must be satisfied by such party or waived by the other parties prior to the closing date. The parties have agreed that there shall not be any material additional closing conditions nor shall such conditions be any more onerous as a result of the adoption of such alternative business combination, except that it is agreed that technical changes to closing conditions, including (if applicable) changes to the number of votes of our stockholders required to effect the merger and/or the requirement that the transaction be effected by means of multiple steps, shall be deemed not to be material additional closing conditions or more onerous closing conditions.

APPRAISAL RIGHTS

Delaware law entitles the holders of shares of TriPath Imaging common stock, who follow the procedures specified in Section 262 of the General Corporation Law of the State of Delaware, to have their shares appraised by the Delaware Court of Chancery, which we refer to as the Chancery Court, and to receive “fair value” of these shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as of completion of the merger in place of the merger consideration, as determined by the court.

In order to exercise appraisal rights, a holder must demand and perfect the rights in accordance with Section 262. If you fail to comply with the specific requirements of Section 262, you will be entitled to receive the cash payment for your shares as provided in the merger agreement, but you will have no appraisal rights with respect to your shares.

The following description is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed in order to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the General Corporation Law of the State of Delaware, the full text of which appears in Annex C to this proxy statement. This summary does not constitute legal advice, nor does it constitute a recommendation that you exercise your rights to appraisal under Section 262.

Section 262 requires that, where a merger agreement is to be submitted for adoption at a stockholders’ meeting, stockholders on the record date for the meeting be notified not less than 20 days before the meeting that appraisal rights will be available. A copy of Section 262 must be included with the notice. This proxy statement constitutes our notice to the holders of shares of TriPath Imaging common stock of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C to this proxy statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must:

•	be a holder of record of shares of TriPath Imaging common stock on the date that the written demand for appraisal is made, and you must continue to hold the shares of record through the date of the merger;

•	deliver to us a written demand for appraisal of your shares of TriPath Imaging common stock before the vote of stockholders with respect to the merger is taken at the special meeting; and

•	not vote in favor of the merger.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of TriPath Imaging common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of TriPath Imaging common stock. A proxy card which is signed and does not contain voting instructions will, unless revoked, be voted “FOR” the adoption of the merger agreement and will constitute a waiver of your right of appraisal and will nullify any previous written demand for appraisal. A vote in favor of the adoption of the merger, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

Neither voting (in person or by proxy) against, abstaining from voting on nor failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the General Corporation Law of the State of Delaware. The written demand for appraisal must be in addition to and separate from any proxy or vote. If the written demand for appraisal is made in accordance with the requirements of Delaware law, failure to vote against the merger (i.e., abstaining) will not operate as a waiver of the stockholder’s appraisal rights.

Only a holder of record of shares of TriPath Imaging common stock who continuously holds such shares through the date of the merger is entitled to assert appraisal rights for the shares of common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as his, her or its name appears on his, her or its stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that such person intends thereby to demand appraisal of his, her or its shares of TriPath Imaging common stock in connection with the merger. If the shares of TriPath Imaging common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder, such as a broker who holds shares of TriPath Imaging common stock as nominee for several beneficial owners, may exercise appraisal rights with respect to the shares of TriPath Imaging common stock held for one or more beneficial owners while not exercising such rights with respect to the shares of TriPath Imaging common stock held for other beneficial owners; in such case, however, the written demand should set forth the number of shares of TriPath Imaging common stock as to which appraisal is sought and where no number of shares of TriPath Imaging common stock is expressly mentioned the demand will be presumed to cover all shares of TriPath Imaging common stock which are held in the name of the record owner. A beneficial owner who does not hold the shares of record may not make an appraisal demand but must have the record holder submit such demand.

Stockholders who hold their shares of TriPath Imaging common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All demands for appraisal should be made in writing and addressed to Stephen P. Hall, Assistant Secretary, TriPath Imaging, Inc., 780 Plantation Drive, Burlington, NC 27215 before the stockholder vote on the merger is taken at the special meeting. The demand must reasonably inform us of the identity of the holder and the intention of the holder to demand appraisal of his, her or its shares of common stock. If your shares of TriPath Imaging common stock are held through a broker, bank, nominee or other third party, and you wish to demand appraisal rights you must act promptly to instruct the applicable broker, bank, nominee or other third party to follow the steps summarized in this section.

Within ten days after the effective date of the merger, the surviving corporation must give written notice of the date the merger became effective to each holder who has properly filed a written demand for appraisal and has not voted in favor of the merger. At any time within 60 days after the effective date, any holder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of TriPath Imaging common stock. Within 120 days after the effective date, either the surviving corporation or any holder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights, may file a petition in the Chancery Court demanding a determination of the fair value of the shares of TriPath Imaging common stock held by all holders entitled to appraisal. Neither Timpani Acquisition Corp. nor we have any intention or obligation to file such a petition. Accordingly, the failure of a holder to file a petition in the Chancery Court demanding a determination of the fair value of the shares within 120 days after the effective time could nullify the holder’s previously written demand for appraisal. Within 120 days after the effective time of the merger, any holder of TriPath Imaging common stock who has complied with the requirements for exercise of appraisal rights under Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed to such holder within ten days after a written request for the statement has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for appraisal is duly filed by a holder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares of TriPath Imaging common stock and with whom agreements as to the value of their shares of TriPath Imaging common stock have not been reached by the surviving corporation. After notice to dissenting holders of the time and place of the hearing of the petition, the Chancery Court is empowered to conduct such a hearing. At the hearing, the Chancery Court will determine those holders who have complied with Section 262 and who have become entitled to appraisal rights. The Chancery Court may require the holders who have demanded an appraisal for their shares of TriPath Imaging common stock to submit their stock certificates to the Register in Chancery of the Chancery Court for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that holder.

After determination of the holders entitled to appraisal of their shares of TriPath Imaging common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be fair value. When the fair value is determined, the Chancery Court will direct the payment of the value, with interest accrued during the pendency of the proceeding if the Chancery Court so determines, to the holders entitled to receive payment, upon surrender by such holders of the certificates representing the applicable shares of TriPath Imaging common stock.

In determining fair value and the fair rate of interest, if any, the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” You should be aware that the fair value of your shares of TriPath Imaging common stock as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement. You should also note that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Section 262.

Costs of the appraisal proceeding, which do not include attorneys’ fees or expert witness fees, may be imposed upon the parties participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a holder, the Chancery Court may order all or a portion of the expenses incurred by any holder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of TriPath Imaging common stock entitled to appraisal.

Any holder who has demanded appraisal rights will not, from and after the effective date of the merger, be entitled to vote shares of TriPath Imaging common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than dividends or other distribution payable to our stockholders of record at a date prior to the effective date; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the holder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of that holder to appraisal will cease and that holder will be entitled to receive the cash payment for his, her or its shares of TriPath Imaging common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation. Notwithstanding the foregoing, no appraisal proceeding in the Chancery Court will be dismissed without the approval of the Chancery Court and may be subject to conditions the Chancery Court deems just.

In view of the complexity of Section 262, holders of shares of TriPath Imaging common stock who may wish to pursue appraisal rights should promptly consult their legal advisors.

MARKET PRICE AND DIVIDEND DATA

TriPath Imaging common stock is quoted on the NASDAQ Global Market under the symbol “TPTH.” The table below shows, for the periods indicated, the high and low bid prices for shares of TriPath Imaging common stock as reported by the NASDAQ Global Market.

	High	Low

Fiscal Year 2003
First quarter	$4.49	$2.15
Second quarter	$7.70	$3.47
Third quarter	$9.69	$5.71
Fourth quarter	$10.00	$7.30
Fiscal Year 2004
First quarter	$10.95	$7.70
Second quarter	$10.45	$8.36
Third quarter	$9.49	$7.00
Fourth quarter	$9.52	$6.19
Fiscal Year 2005
First quarter	$9.20	$6.85
Second quarter	$8.97	$6.15
Third quarter	$9.45	$6.54
Fourth quarter	$7.84	$5.55
Fiscal Year 2006
First quarter	$8.35	$5.93
Second quarter	$8.02	$6.34
Third quarter	$9.07	$5.11
Fourth quarter through October 9, 2006	$9.07	$8.97

The following table sets forth the closing sales price per share of TriPath Imaging common stock, as reported on the NASDAQ Global Market on (i) August 14, 2006, the date on which BD’s proposal to acquire TriPath Imaging was first announced, (ii) September 7, 2006, the last full trading day before the public announcement of the proposed merger, and (iii) October 27, 2006, the latest practicable date before the printing of this proxy statement:

August 14, 2006	$5.12
September 7, 2006	$8.24
October 27, 2006	$9.13

If the merger is consummated, TriPath Imaging common stock will be delisted from the NASDAQ Global Market, there will be no further public market for shares of TriPath Imaging common stock and each share of TriPath Imaging common stock will be converted into the right to receive $9.25 in cash, without interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table, except as otherwise noted, sets forth information about the beneficial ownership of TriPath Imaging common stock as of October 9, 2006 by:

•	the stockholders we know to beneficially own more than 5% of our outstanding common stock;

•	each of our current directors;

•	our chief executive officer and our other named executive officers; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the U.S. Securities and Exchange Commission based upon voting or investment power over the securities. Unless otherwise indicated, each person or entity listed in the table has sole voting and investment power with respect to all shares listed as owned by such person or entity. The inclusion of shares in the table does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of the shares. Unless otherwise noted, the address of each person listed in the table is: c/o TriPath Imaging, Inc., 780 Plantation Drive, Burlington, NC 27215.

	Amount and Nature of Beneficial Ownership
	Common Stock(1)	Percent of Class

5% Owners
Roche Holdings, Inc.(2)	6,965,080	18.1%
1201 North Orange Street, Suite 1050 Wilmington, Delaware 19801
Becton, Dickinson and Company(3)	2,500,000	6.5%
1 Becton Drive Franklin Lakes, NJ 07417
Executive Officers and Directors
Paul R. Sohmer, M.D.(4)	1,241,796	3.2%
Stephen P. Hall(5)	222,257	*
Johnny D. Powers, Ph.D.(6)	375,906	1.0%
James D. Petrilla	—	—
Ray Swanson (executive officer through July 19, 2006)(7)	129,814	*
Haywood D. Cochrane, Jr.(8)	110,000	*
Robert E. Curry, Ph.D.(9)	60,000	*
Richard A. Franco, R.Ph.(10)	30,000	*
Arthur T. King, Ph.D.(11)	30,000	*
Gail F. Lieberman(12)	30,000	*
All current executive officers and directors as a group (9 persons)(13)	2,099,959	5.4%

*	Indicates less than 1%

(1)	Includes all options and stock appreciation rights that may be acquired within 60 days from October 9, 2006.

(2)	Roche Holdings, Inc., a Delaware corporation (“Holdings”), is a wholly-owned subsidiary of Roche Finance Ltd., a Swiss company, which is a wholly-owned subsidiary of Roche Holding Ltd., a Swiss company. This information is based on a Schedule 13G filed by Holdings with the U.S. Securities and Exchange Commission (“SEC”) on March 17, 2006.

(3)	This information is based on a Schedule 13D/A filed by BD with the SEC on September 8, 2006.

(4)	Includes 1,232,391 shares that may be acquired within 60 days of October 9, 2006 upon the exercise of options.

(5)	Includes 219,783 shares that may be acquired within 60 days of October 9, 2006 upon the exercise of options.

(6)	Includes 368,622 shares that may be acquired within 60 days of October 9, 2006 upon the exercise of options.

(7)	Mr. Swanson served as Senior Vice-President of Commercial Operations until July 19, 2006. Consists entirely of shares that may be acquired within 60 days of October 9, 2006 upon the exercise of options.

(8)	Includes 90,000 shares that may be acquired within 60 days of October 9, 2006 upon the exercise of options.

(9)	Consists entirely of shares that may be acquired within 60 days of October 9, 2006 upon the exercise of options.

(10)	Consists entirely of shares that may be acquired within 60 days of October 9, 2006 upon the exercise of options.

(11)	Consists entirely of shares that may be acquired within 60 days of October 9, 2006 upon the exercise of options.

(12)	Consists entirely of shares that may be acquired within 60 days of October 9, 2006 upon the exercise of options.

(13)	Consists of notes (4) through (6) and notes (8) through (12). Includes 2,054,630 shares that may be acquired within 60 days of October 9, 2006 upon the exercise of options. Does not include shares owned by Mr. Swanson.

PROPOSAL 2

ADJOURNMENT OF THE SPECIAL MEETING

If we fail to receive a sufficient number of votes to adopt the merger agreement, we may propose to adjourn the special meeting for a period of not more than 120 days for the purpose of soliciting additional proxies to adopt the merger agreement. We currently do not intend to propose adjournment at our special meeting if there are sufficient votes to adopt the merger agreement. If approval of the proposal to adjourn our special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of a majority of the votes cast at the special meeting by holders of shares of TriPath Imaging common stock present or represented by proxy and entitled to vote thereon.

FUTURE STOCKHOLDER PROPOSALS

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meetings of stockholders. However, if the merger is not completed, we expect to hold our 2007 annual meeting of stockholders. If such meeting is held, in order to be considered by inclusion in our proxy materials for the 2007 Annual Meeting of Stockholders, we must receive stockholder nominations of persons for elections to our board of directors and proposals of business to be considered by our stockholders no later than December 29, 2006. Proposals should be sent to the attention of our Assistant Secretary at our offices at 780 Plantation Drive, Burlington, North Carolina 27215.

Our bylaws provide that in order for a stockholder to bring business before, or propose director nominations at an annual meeting, the stockholder must give written notice to our Assistant Secretary not less than 75 days nor more than 100 days prior to the meeting. The notice must contain specified information about the proposed business or each nominee and the stockholder making the proposal or nomination. Assuming that the 2007 Annual Meeting of Stockholders is to be held on May 31, 2007, notice of stockholder proposals must be received no earlier than February 20, 2007, and no later than March 16, 2007.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the U.S. Securities and Exchange Commission’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the U.S. Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference room.

Our filings with the U.S. Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the web site maintained by the U.S. Securities and Exchange Commission at www.sec.gov.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it promptly in the envelope or vote through the internet or by telephone following the instructions on the proxy card. Giving your proxy now will not affect your right to vote in person if you attend the meeting.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact the Altman Group, our proxy solicitor, toll-free at 1-800-287-9810.

ANNEX A — AGREEMENT AND PLAN OF MERGER

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
by and among
BECTON, DICKINSON AND COMPANY,
TIMPANI ACQUISITION CORP.
and
TRIPATH IMAGING, INC.
Dated as of September 8, 2006

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 8, 2006 (as it may be amended, restated, supplemented, or otherwise modified from time to time, this “Agreement”), is by and among Becton, Dickinson and Company, a New Jersey corporation (“Parent”), Timpani Acquisition Corp., a Delaware corporation (“Acquisition Sub”), and TriPath Imaging, Inc., a Delaware corporation (the “Company”).

WIT N E S S E T H:

WHEREAS, the Board of Directors of the Company (the “Company Board”) has approved and adopted this Agreement and the transactions contemplated hereby, has determined that the merger of Acquisition Sub with and into the Company (the “Merger”), with the Company being the surviving corporation (the “Surviving Corporation”), is advisable and is fair to and in the best interests of the Company and its stockholders; and

WHEREAS, the respective Boards of Directors of Parent and Acquisition Sub have each approved and adopted this Agreement and the Merger, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger.   Upon the terms and subject to the satisfaction or waiver (subject to Applicable Law) of the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Acquisition Sub shall be merged with and into the Company at the Effective Time and the separate corporate existence of Acquisition Sub shall thereupon cease. Following the Effective Time, the Company, as the Surviving Corporation shall succeed to and assume all of the rights and obligations of Acquisition Sub in accordance with the DGCL.

Section 1.2  Closing.   The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, on the second Business Day after satisfaction or waiver (subject to Applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver (subject to Applicable Law) of those conditions), at the offices of Edwards Angell Palmer & Dodge LLP, 111 Huntington Avenue, Boston, MA 02199-7613, unless another time, date or place is agreed to by the parties hereto (the “Closing Date”).

Section 1.3  Effective Time.   The Merger shall become effective as set forth in the certificate of merger (the “Certificate of Merger”), to be prepared by Parent and the Company in such form as required by and executed in accordance with the relevant provisions of the DGCL, that shall be filed with the Secretary of State of the State of Delaware on the Closing Date. When used in this Agreement, the term “Effective Time” means the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such later time as is established by Parent and the Company and set forth in the Certificate of Merger.

ARTICLE II

EFFECTS OF THE MERGER

Section 2.1  Effects of the Merger.   The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.2  Certificate of Incorporation.   At the Effective Time, the Certificate of Incorporation of the Company (the “Company Certificate of Incorporation”), as in effect immediately prior to the Effective Time, shall be amended so as to read in its entirety in the form of the certificate of incorporation of Acquisition Sub, as in effect immediately prior to the Effective Time, and as so amended shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by Applicable Law.

Section 2.3  Bylaws.   At the Effective Time, the Bylaws of the Company (the “Company Bylaws”), as in effect immediately prior to the Effective Time, shall be amended so as to read in their entirety in the form of the Bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, and as so amended shall be the Bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein, by Applicable Law or the Certificate of Incorporation of the Surviving Corporation.

Section 2.4  Officers.   From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.5  Directors.   From and after the Effective Time, the directors of Acquisition Sub shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.6  Cancellation of Treasury Stock and Parent Owned Stock; Conversion of Common Stock Owned by the Company’s Subsidiaries.   At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, (i) each share of common stock of the Company, par value $.01 per share (the “Company Common Stock”) that is held by the Company as treasury stock or by a wholly owned Subsidiary of the Company, and (ii) each issued and outstanding share of Company Common Stock that is owned by Parent, Acquisition Sub or any other wholly owned Subsidiary of Parent shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be paid or delivered in exchange therefor.

Section 2.7  Merger Consideration for Company Common Stock.   Subject to Section 2.10, at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.6 and Dissenting Shares) automatically shall be converted into the right to receive $9.25 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer remain outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such shares of Company Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.10.

Section 2.8  The Capital Stock of Acquisition Sub.   At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each issued and outstanding share of capital stock of Acquisition Sub shall be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

Section 2.9  Option, SAR and Warrant Consideration.

(a) The Company shall provide that, as of the Effective Time, each Company Stock Option and Company SAR granted under a Company Incentive Plan, which, in each case, is outstanding immediately prior to the Effective Time (whether vested or unvested, exercisable or not exercisable, but excluding any Discount Options (as defined below)), shall be canceled by the Company, and the holder thereof shall be entitled to receive promptly following the Effective Time from the Surviving Corporation, in consideration for such cancellation, an amount (less applicable withholding Taxes) equal to the product of (i) the excess, if any, of (A) the Merger Consideration per share of Common Stock over (B) the exercise price per share of Common Stock subject to such Company Stock Option or Company SAR, as applicable, multiplied by (ii) the total number of shares of Common Stock subject to such Company Stock Option or Company SAR. In the event that the exercise price of any Company Stock Option or

Company SAR, as applicable, is equal to or greater than the Merger Consideration, such Company Stock Option or Company SAR, as applicable, shall be cancelled without payment therefor and have no further force or effect.

(b) Notwithstanding anything in Section 2.9(a) to the contrary, to the extent any Company Stock Option was granted with an exercise price per share less than the per share fair market value of the Company Common Stock underlying such Company Stock Option on the grant date thereof and became vested and exercisable on or after January 1, 2005 (each, a “Discount Option”) and such option remains outstanding as of immediately prior to the Effective Time, such Discount Option shall be canceled by the Company, and the holder thereof shall be entitled to receive promptly following the Effective Time from the Surviving Corporation, in consideration for such cancellation, an amount (less applicable withholding Taxes) equal to the product of (i) the excess, if any, of (A) the Merger Consideration per share of Common Stock over (B) the per share fair market value of the Company Common Stock underlying such Discount Option on the grant date thereof, multiplied by (ii) the total number of shares of Common Stock subject to such Discount Option. In the event that the per share fair market value of the Company Common Stock underlying such Discount Option on the grant date thereof is equal to or greater than the Merger Consideration, such Discount Option shall be cancelled without payment therefor and have no further force or effect other than payment in accordance with Section 2.9(c) below.

(c) Each holder of a Discount Option shall be entitled to receive an amount in cash from the Surviving Corporation as soon as practicable after January 1, 2007 and the Surviving Corporation shall pay an amount in cash (less applicable withholding Taxes) as soon as practicable after January 1, 2007 to such holder, equal to the product of (i) the excess of (A) the per share fair market value of the Company Common Stock underlying each Discount Option on the grant date thereof over (B) the per share exercise price of each Discount Option on the grant date thereof for such Discount Option, multiplied by (ii) the total number of shares of Common Stock subject to such Discount Option.

(d) As of the Effective Time, the Surviving Corporation shall assume the obligations of the Company under the warrants to purchase shares of the Company Common Stock, issued by the Company to Quest Diagnostics, Inc. pursuant to the Warrant Purchase Agreement, dated May 1, 2004, between the Company and Quest Diagnostics Inc. (the “Quest Warrant”) and the warrant to purchase shares of the Company Common Stock, dated January 19, 2000, issued by the Company to Meier Mitchell & Company (the “Meier Warrant”). In accordance with the terms of the Quest Warrant and the Meier Warrant, upon exercise of such warrants, the holders of such warrants shall be entitled to receive the amount in cash that such holders would have been entitled to receive if such warrants had been exercised by such holders immediately prior to the Effective Time.

(e) The provisions of clauses (a) through (d) of this Section 2.9 shall not apply to the Company 2001 Employee Share Purchase Plan (the “Company ESPP”). The Company shall, prior to the Effective Time, take all actions necessary to limit the aggregate number of shares available for purchase under the Company ESPP current offering period which is scheduled to end December 31, 2006, to a number equal to the quotient of (i) the aggregate amount of employee contributions received as of the date of this Agreement, divided by (ii) 85% of the Fair Market Value (as defined under the Company ESPP) of a share on the commencement date of the current offering period. The Company shall, prior to the Effective Time, terminate the Company ESPP effective as of the last day of the current offering period (the “ESPP Termination Date”) and all outstanding rights thereunder at such time, and ensure that no new offering periods thereunder commence following the ESPP Termination Date. The offering period currently in effect as of the date of this Agreement shall end in accordance with the terms of the Company ESPP; provided that there will be no increase in the amount of payroll deductions permitted to be made by the participants therein during such period; and provided further that, on the last day of the current offering period, each participant in the Company ESPP will be credited with the number of shares of Common Stock purchased for his or her account under the Company ESPP in respect of the current offering period in accordance with the terms of the Company ESPP and the provisions of this Section 2.9(e). Any amounts contributed by a participant or withheld from a participant’s compensation that are not used for the purchase of shares during the current offering period consistent with this Section 2.9(e) shall be repaid to the participant or his or her designated beneficiary or legal representative, as applicable, within a reasonable time after the end of the current offering period, in a manner consistent with the terms of the Company ESPP. To the extent there is any other plan, program or arrangement intending to qualify as a stock purchase plan under Section 423 of the Code, such plan shall be dealt with in the same fashion as above as if such plan were the Company ESPP.

(f) In the event that it does not appear reasonably likely that the Closing will occur in 2006, the Company agrees that it will amend any Discount Options in a manner intended to comply with Section 409A of the Code and the proposed regulations and guidance issued thereunder and will provide Parent with documentation regarding such actions.

(g) Prior to the Effective Time, the Company shall take all actions necessary in order to effectuate the provisions of this Section 2.9.

Section 2.10  Exchange of Certificates.   The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration are as follows:

(a) Paying Agent.   Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company, shall be designated by Parent to act as the Paying Agent (the “Paying Agent”) for payment of the Merger Consideration.

(b) Deposit with Paying Agent.   Prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to and the Surviving Corporation shall, deposit or cause to be deposited with the Paying Agent, to be held separate and apart from its other funds, as a trust fund for the benefit of the holders of Certificates (other than holders of shares cancelled pursuant to Section 2.6) (each, a “Holder”), cash in the amount equal to the aggregate Merger Consideration which Holders are entitled to receive pursuant to this Article II, with instructions and authority to such Paying Agent to pay to each respective Holder for each share of Company Common Stock, the Merger Consideration upon surrender of their respective Certificates as provided herein. Except as provided in Sections 2.10(c), 2.10(d) and 2.10(e), any such deposit of funds shall be irrevocable.

(c) Exchange Procedures.   As soon as practicable after the Effective Time (and in any event within five (5) Business Days after), Parent shall cause the Paying Agent to mail to each Holder of record, as of the Effective Time, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in the form and have such other customary provisions as Parent and the Company may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration to be received by the Holder thereof pursuant to this Agreement. Upon surrender of a Certificate for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the Holder of such Certificate shall be entitled to receive promptly in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of Holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. If Certificates are presented to the Company for transfer following the Effective Time, they shall be canceled against delivery of the Merger Consideration. All cash paid upon surrender of shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration.

(d) Termination of Merger Fund.   Any portion of the Merger Consideration deposited with the Paying Agent pursuant to this Section 2.10 and any interest received with respect thereto (the “Merger Fund”) that remains undistributed to the Holders of the Certificates for twelve (12) months after the Effective Time shall be delivered to Parent, upon, and in accordance with, any demand by Parent therefor, and any holders of Certificates who have not theretofore complied with this Section 2.10 shall be entitled to receive only from Parent payment, as general creditors thereof, of their claim for Merger Consideration, to which such Holders may be entitled at such time, subject to escheat and abandoned property and similar laws.

(e) No Liability.   None of Parent, Acquisition Sub, the Surviving Corporation, any of their respective Affiliates or the Paying Agent shall be liable to any Person in respect of any Merger Consideration held in the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Investment of Merger Fund.   The Paying Agent shall invest the cash included in the Merger Fund as directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000. Any interest or other income resulting from such investments shall be paid to Parent; provided, that any such investment or any such payment of interest or other income may not delay the receipt by Holders of any Merger Consideration. If for any reason (including losses) the cash in the Merger Fund shall be insufficient to fully satisfy all of the payment obligations of the Paying Agent hereunder, Parent shall promptly deposit additional cash into the Merger Fund in an amount equal to the deficiency in the amount of cash fully required to satisfy such payment obligations.

(g) Transferred Certificates; Transfer Taxes.   If any Merger Consideration is to be remitted to a Person (other than the Person in whose name the Certificate surrendered in exchange therefor is registered), it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Paying Agent that such Tax either has been paid or is not applicable.

(h) Withholding Rights.   Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Holder of a Certificate such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any provisions of applicable state, local or foreign Tax law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing authority by Parent, the Surviving Corporation or the Paying Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of the Certificate in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

(i) Lost Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Holder claiming such Certificate to be lost, stolen or destroyed and, if required by the Parent, the posting by such Holder of a bond, in such reasonable amount as the Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the Holder thereof is entitled pursuant to this Agreement.

(j) Dissenting Shares.   Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, any shares of Company Common Stock outstanding immediately prior to the Effective Time that are held by a holder of shares of Company Common Stock (a “Dissenting Stockholder”) who has neither voted in favor of the adoption of this Agreement nor consented thereto in writing and who has demanded properly in writing appraisal for such shares and otherwise properly perfected and not withdrawn or lost its rights (the “Dissenting Shares”) in accordance with Section 262 of the DGCL shall not be converted into, or represent the right to receive, the Merger Consideration. Such Dissenting Stockholders will be entitled to only such rights as are granted by such Section 262, except that all Dissenting Shares held by stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Dissenting Shares under such Section 262 will thereupon be deemed to have been converted into, and represent the right to receive, the Merger Consideration in the manner provided in this Article II. Notwithstanding anything to the contrary contained in this Section 2.10, if the Merger is rescinded or abandoned, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares pursuant to Section 262 of the DGCL will cease. The Company will give Parent prompt notice of any written demand for appraisal, withdrawals of any such demand, and any other instruments served pursuant to Applicable Law received by the Company prior to the Effective Time relating to stockholders’ rights of appraisal and will afford Parent the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, notice or instrument. The Company will not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal or other treatment of any such demands.

(k) Adjustments to Prevent Dilution.   If prior to the Effective Time, solely as a result of a reclassification, stock split (including a reverse stock split), stock dividend, stock distribution or similar event which in any such event is made on a pro rata basis to all holders of Company Common Stock, there is a change in the number of shares of Company Common Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of Company Common Stock, then the Merger Consideration shall be equitably adjusted to eliminate the effects of such event.

(l) Further Action.   After the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Acquisition Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Acquisition Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the corresponding section of the Company Disclosure Schedule, it being understood that matters disclosed pursuant to one section of the Company Disclosure Schedule shall be deemed disclosed with respect to any other section of the Company Disclosure Schedule where it is reasonably apparent that the matters so disclosed are applicable to such other sections; provided that no fact or item set forth in the Company Disclosure Schedule shall be deemed to be disclosed for purposes of Section 3.7 or 3.9 of this Agreement unless such fact or item is set forth in Section 3.7 or 3.9, respectively, of the Company Disclosure Schedule or (ii) as disclosed in the Company SEC Documents filed after December 31, 2004 and prior to the date of this Agreement (only to the extent the qualifying nature of such disclosure is readily apparent from the content of such Company SEC Documents including any exhibits thereto), the Company hereby represents and warrants to Parent and to Acquisition Sub as follows:

Section 3.1  Organization.   Except as set forth in Section 3.1 of the Company Disclosure Schedule, the Company and each of its Subsidiaries are duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the laws of the jurisdiction of their respective organization and have the requisite power and authority to carry on their respective businesses as now being conducted. Except as set forth in Section 3.1 of the Company Disclosure Schedule, the Company and each of its Subsidiaries are duly qualified to do business and are in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties makes such qualification or licensing necessary, except where any failure to be so duly qualified and in good standing (with respect to jurisdictions that recognize that concept) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent and Acquisition Sub true and complete copies of the Company Certificate of Incorporation and the Company Bylaws and the charter and bylaws (or similar organizational documents) of each of its Significant Subsidiaries, in each case as amended to the date hereof.

Section 3.2  Authorization.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and (subject, with respect to the consummation of the Merger, to receipt of the Company Stockholder Approval), to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the performance of its obligations hereunder have been duly and validly authorized, and this Agreement has been approved by, the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement (subject, with respect to the consummation of the Merger, to receipt of the Company Stockholder Approval). This Agreement has been duly executed and delivered by the Company, and, assuming due authorization, execution and delivery of this Agreement by Parent and Acquisition Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) The Company Board, by resolution duly adopted by unanimous vote at a meeting duly called and held, (i) has approved and declared this Agreement and the Merger advisable and declared that the Merger is fair to and in the best interest of the Company’s stockholders, (ii) directed that this Agreement be submitted to the stockholders for their approval, (iii) has resolved to recommend approval by the stockholders of the Company of this Agreement and the Merger, subject to the right of the Company Board to withdraw or modify its recommendation of this Agreement and the Merger, as expressly provided for in Section 5.2 and (iv) directed that this Agreement be submitted to the stockholders of the Company for consideration at the Special Meeting.

(c) Under Applicable Law and the Company Certificate of Incorporation, the affirmative vote of two-thirds of the votes represented by the shares of Company Common Stock outstanding on the record date, established by the Company Board in accordance with the Company Bylaws, Applicable Law and this Agreement, at the Special Meeting (the “Company Stockholder Approval”) is the only vote of the Company’s stockholders required to approve this Agreement and the transactions contemplated hereby.

Section 3.3  Consents and Approvals; No Violations.   The execution and delivery of this Agreement do not, and except for those filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, the DGCL, state blue sky, securities or takeover laws and Nasdaq National Market requirements and as set forth on Section 3.3 of the Company Disclosure Schedule and subject, with respect to the consummation of the Merger, to obtaining the Company Stockholder Approval, the performance of this Agreement and the consummation by the Company of the transactions contemplated hereby will not (i) conflict with or result in any breach of any provision of the Company Certificate of Incorporation or the Company Bylaws or of the similar organizational documents of any Subsidiary thereof, (ii) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under, require the consent from or the giving of notice to a Third Party pursuant to, or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation under, any of the terms, conditions or provisions of any Contract, Company Plan or other obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or affected, (iii) require any filing or registration with, or permit, authorization, consent or approval of, any Governmental Entity on the part of the Company or any of its Subsidiaries or (iv) violate any Applicable Law to which the Company or any of its Subsidiaries or any of their respective properties or assets is subject, excluding from the foregoing clauses (ii), (iii) and (iv) such conflicts, requirements, obligations, defaults, failures, breaches, rights or violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4  Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of 98,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”).

(b) (i) As of September 5, 2006, the issued and outstanding capital stock of the Company consisted of 38,732,938 shares of Company Common Stock (excluding shares held in the treasury of the Company as described in clause (iii) below), all of which were validly issued, fully paid and nonassessable and free of preemptive rights;

(ii) As of September 5, 2006, no shares of Company Preferred Stock were issued and outstanding;

(iii) As of September 5, 2006, 10,000 shares of Company Common Stock were held in the treasury of the Company;

(iv) As of the date hereof, no Company Common Stock is owned by any of the Company’s Subsidiaries;

(v) As of September 5, 2006, 9,696,325 shares of Company Common Stock were reserved for issuance as awards under the Company’s Amended and Restated 1996 Equity Incentive Plan (the “Company 1996 Plan”), of which 4,904,623 shares were subject to outstanding stock options and 665,900 shares were subject to outstanding Company SARs;

(vi) As of September 5, 2006, 600,000 shares of Company Common Stock were reserved for issuance as awards under the Company’s Amended and Restated 1997 Director Equity Plan (the “Company 1997 Plan”), of which 270,000 shares were subject to outstanding stock options and 60,000 shares were subject to outstanding Company SARs;

(vii) As of September 5, 2006, 90,972 shares of Company Common Stock were issued and outstanding under the NeoPath Inc. 1989 Stock Option Plan and 40,992 shares of Company Common Stock were issued and outstanding under the NeoPath, Inc. 1999 Stock Incentive Compensation Plan.

(viii) As of September 5, 2006, 750,507 shares of Company Common Stock were reserved for future issuance under the Company ESPP; and

(ix) As of September 5, 2006, warrants to purchase 4,122,670 shares of Company Common Stock (“Company Warrants”) were issued and outstanding.

Except as set forth in clauses (i)-(viii) above, as of the date hereof, no shares of Company Common Stock or Company Preferred Stock were outstanding or reserved for issuance.

(c) Section 3.4(c) of the Company Disclosure Schedule sets forth a correct and complete list as of September 5, 2006 of (i) each outstanding option (collectively, the “Company Stock Options”) to purchase shares of Company Common Stock and each outstanding stock-settled stock appreciation rights (collectively, the “Company SARs”) issued under the Company 1996 Plan, Company 1997 Plan, the NeoPath, Inc. 1989 Stock Option Plan and the NeoPath, Inc. 1999 Stock Incentive Compensation Plan (collectively, the “Company Incentive Plans”) and (ii) each outstanding Company Warrant; including the name of the holder, date of grant, exercise price, number of shares of Company Common Stock subject thereto, the Company Incentive Plan under which such Company Stock Option or Company SAR, as the case may be, was granted and, whether the Company Stock Option, Company SAR or Company Warrant is vested and exercisable.

(d) Except for the Company Stock Options, Company SARs and Company Warrants specified in Section 3.4(c) of the Company Disclosure Schedule or Section 3.4(b)(viii), as applicable, and except as may be permitted to be issued, delivered or sold after the date hereof in accordance with Section 5.1, there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of or any equity interests in any Subsidiary.

(e) The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(f) Except as set forth on Section 3.4(f) of the Company Disclosure Schedule, there are no contractual obligations for the Company or any of its Subsidiaries to file a registration statement under the Securities Act or which otherwise relate to the registration of any securities of the Company or its Subsidiaries under the Securities Act.

(g) Except as set forth on Section 3.4(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any shares of capital stock or other voting securities or other equity interests in the Company or any of its Subsidiaries.

Section 3.5  Subsidiaries.   Section 3.5 of the Company Disclosure Schedule sets forth a list of all of the Subsidiaries of the Company and their respective jurisdictions of incorporation, the number and type of outstanding equity securities and a list of the holders thereof. Except as set forth in Section 3.5 of the Company Disclosure Schedule, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company are owned by the Company, by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company, free and clear of all Liens, and are validly issued, fully paid and nonassessable and free of preemptive rights and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants with respect to any such Subsidiary’s capital stock or equity interests, including any right obligating any such Subsidiary to issue, deliver or sell additional shares of its capital stock or other equity interests. Except for the capital stock and equity interests of its Subsidiaries as set forth in Section 3.5 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to make any loan to, or any equity or other investment (in the form of a capital contribution or otherwise) in any Third Party.

Section 3.6  SEC Documents; Internal Controls.

(a) The Company has filed all reports, proxy statements, registration statements, forms and other documents required to be filed by it with the SEC since December 31, 2003 (collectively, including any exhibits and schedules thereto and all documents incorporated by reference therein, and those documents that the Company files after the date hereof, the “Company SEC Documents”). No Subsidiary of the Company is required to file any report, proxy statement, registration statement, form or other document with the SEC. None of the Company SEC Documents, as of their respective filing and effective dates (or, if amended (i) prior to the date hereof, with respect to any Company SEC Document originally filed on or prior to the date hereof or (ii) after the date hereof, with respect to any Company SEC Document originally filed after the date hereof, then in each case as of the respective filing and effective dates of such amendment), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of such Company SEC Documents (or, if amended (i) prior to the date hereof, with respect to any Company SEC Document originally filed on or prior to the date hereof or (ii) after the date hereof, with respect to any Company SEC Document originally filed after the date hereof, then in each case as of the respective filing and effective dates of such amendment) complied or will comply in form and substance, in all material respects, with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date so filed. The Company is in compliance in all material respects with the applicable provisions of SOX. No executive officer of the Company has failed in any respect to make the certifications of him or her under Sections 302 or 906 of SOX or Rules 13a-14 or 15d-14 under the Exchange Act. Except for (i) requests to extend the duration of confidential treatment of redacted portions of exhibits filed with the SEC, (ii) correspondence relating to SEC reviews and comments as to which no comments remain outstanding, and (iii) as are available in EDGAR, the Company has provided to Parent copies of all correspondence sent to or received from the SEC by or on behalf of the Company and its Subsidiaries since December 31, 2003. There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company SEC Documents.

(b) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since December 31, 2003, the Company has not received any oral or written notification of a (x) “reportable condition” or (y) “material weakness” in its internal controls. The terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date hereof.

(c) The management of the Company has (x) designed disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act), or caused such disclosure controls and procedures to be designed under their supervision, to ensure that material information relating to the Company, including its Subsidiaries, is made known to the management of the Company by others within those entities and (y) has disclosed, based on its most recent evaluation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), to the Company’s outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has disclosed to Parent all matters set forth in clauses (A) and (B) above discovered or disclosed since December 31, 2003. Since December 31, 2003, any material change in internal control over financial reporting required to be disclosed in any Company SEC Documents has been so disclosed.

(d) Since December 31, 2003, (x) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2003, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date hereof which have no reasonable basis), and (y) to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2003, by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

Section 3.7  Financial Statements; No Undisclosed Liabilities.

(a) The consolidated financial statements of the Company (including any notes and schedules thereto) included in the Company SEC Documents (i) complied or will comply as of their respective dates as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as in effect on the date of filing thereof, (ii) were prepared in accordance with GAAP as in effect on the dates of such financial statements, applied on a consistent basis (except as may be indicated therein or in the notes thereto and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) throughout the periods involved and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods therein indicated (subject, in the case of unaudited statements, to normal and recurring year-end and audit adjustments as permitted by the rules and regulations of the SEC, none of which are expected to be material). The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Except (i) as set forth, reflected or reserved against in the consolidated balance sheet (including the notes thereto) of the Company included in its quarterly report on Form 10-Q for the quarter ended June 30, 2006, (ii) for liabilities and obligations incurred since June 30, 2006 in the ordinary course of business consistent with past practice or (iii) for liabilities and obligations incurred in connection with the Merger or any other transaction contemplated by this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be reflected on a consolidated balance sheet.

Section 3.8  Proxy Statement.   None of the information (i) contained in the Proxy Statement (and any amendments thereof or supplements thereto), at the time of the mailing of the Proxy Statement to the Company’s stockholders, at the time of the Special Meeting, and at the time of any amendments thereof or supplements thereto, or (ii) relating to the Company or any of its Subsidiaries contained in any filing pursuant to Rule 14a-6 or Rule 14a-12 under the Exchange Act or any other document filed with any other Governmental Entity in connection herewith, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation is made by the Company with respect to statements made or omitted in the Proxy Statement relating to Parent, Acquisition Sub or their respective Affiliates based on information supplied in writing by Parent, Acquisition Sub or their respective Affiliates expressly for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

Section 3.9  Absence of Material Adverse Changes, etc.   Other than in connection with or arising out of this Agreement and the transactions contemplated hereby, since December 31, 2005, the Company and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course of business consistent with past practice. Since December 31, 2005, other than as set forth in Section 3.9 of the Company Disclosure Schedule, there has not been (i) a Company Material Adverse Effect nor have any events occurred that, either individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company or any of its Subsidiaries (other than dividends or distributions payable only to the Company or another Subsidiary), (iii) any split, combination or reclassification of any of the capital stock of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the capital stock of the Company or any of its Subsidiaries, (iv) any change in accounting methods, principles or practices by the Company, except for changes required by changes in GAAP, (v) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries whether or not covered by insurance, (vi) any amendment, extension or termination of any Company Plan, entry into a new Company Plan, any increase in the compensation payable to or to become payable to or the benefits provided to any current or former director, officer or employee, any contribution to any Company Plan, any loan or advance of money or other property to any current or former director, officer or employee of the Company or any of its Subsidiaries other than (A) any such contributions to a Company Plan that are regularly scheduled contributions or are required pursuant to the terms of such Company Plan or by Applicable Law, (B) any such loan or advance of money or other property for travel and expense advances made in the ordinary course of business consistent with past practice, (C) any such increases in salary or wages in the ordinary course of business consistent with past practice or (D) as described in the Company’s proxy statement for the Annual Meeting of Stockholders on May 31, 2006 or (vii) agreed, authorized or entered into any commitment with respect to any of the actions described in clauses (ii)-(vi).

Section 3.10  Taxes.   Except for such matters as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have filed on a timely basis all Tax Returns required to be filed and have paid on a timely basis all Taxes shown to be due on such Tax Returns, and where payment is not yet due, have made adequate provision for such Taxes in accordance with GAAP, (ii) all Tax Returns filed by the Company and each of its Subsidiaries are complete and accurate and disclose all Taxes required to be paid by the Company and each of its Subsidiaries for the periods covered thereby, (iii) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Federal income Taxes which waiver is currently in effect, (iv) there is no action, suit, investigation, audit, claim or assessment pending or, to the Knowledge of the Company, proposed or threatened with respect to Taxes of the Company or any of its Subsidiaries, (v) all deficiencies asserted or assessments made in writing with respect to Taxes have been paid in full, (vi) no written claim has been made by any Governmental Authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction, (vii) there are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries except Liens relating to current Taxes not yet due, (viii) neither the Company nor any of its

Subsidiaries (A) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or (B) has any actual or potential liability for any Tax obligation of any taxpayer (including any affiliated group of corporations or other entities that included the Company or any of its Subsidiaries during a prior period) other than the Company and its Subsidiaries, including liability under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise, (ix) the Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, (x) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (1) change in method of accounting for a taxable period ending on or prior to the Closing Date or (2) installment sale or open transaction disposition made on a prior to the Closing Date, (xi) neither the Company nor any of its Subsidiaries has taken any position on any federal income Tax Return that would require disclosure in order to avoid a substantial understatement penalty within the meaning of Section 6662 of the Code, or participated in any reportable transactions under Treasury Regulation Section 1.6011-4(b) and its predecessors (including any applicable administrative authority), (xii) neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code (except as described on Section 3.10(xii) of the Company Disclosure Schedule) and neither the Company nor any of its Subsidiaries has made any payments, been party to any agreement, or maintained any plan, program or arrangement, that could require it to make any payments (including any deemed payment of compensation upon the exercise of a Company Stock Option, Company SAR or Company Warrant or upon the issuance of any Company Common Stock), that would not be fully deductible by reason of Section 162(m) of the Code, (xiii) each of the Company Plans subject to Section 409A of the Code has been administered in good faith compliance with the applicable requirements of Section 409A of the Code, IRS Notice 2005-1, and the proposed regulations issued thereunder, (xiv) neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement, and (xv) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries.

Section 3.11  Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) each “employee benefit plan” as such term is defined in Section 3(3) of ERISA (including, without limitation, multi employer plans within the meaning of Section 3(37) of ERISA), and (ii) each material employment, consulting, bonus, deferred compensation, fringe benefit, deal bonus, employee loan, incentive compensation, stock purchase, stock option, stock appreciation or other equity-based, severance or termination pay, retention, change of control, collective bargaining, hospitalization or other medical, life or other employee benefit-related insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, policy, agreement or arrangement sponsored, maintained or contributed to or required to be contributed to by the Company, any Subsidiary of the Company or any of their ERISA Affiliates for the benefit of any employee, former employee, director or consultant of the Company or any Subsidiary of the Company or for which the Company or any Subsidiary of the Company has any present or future liability (collectively, the “Company Plans”). For purposes of this Agreement, “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Company.

(b) Except as set forth on Section 3.11(b) of the Company Disclosure Schedule, with respect to each Company Plan, the Company has provided or made available to the Parent a complete and accurate copy, to the extent applicable, of (i) such Company Plan (or, to the extent no such copy exists, an accurate description thereof), (ii) the three most recent annual reports (Form 5500) filed with the IRS and attached schedules, (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Plan, (iv) for the three most recent years, audited financial statements and actuarial valuations, and (v) the most recent IRS determination letter.

(c) Except as set forth on Section 3.11(c) of the Company Disclosure Schedule, each Company Plan has been established and administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms. With respect to any Company Plan, (i) no governmental audits, actions, suits or claims are pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened, and (ii) no facts or circumstances exist that could reasonably be expected to give rise to any such audits, actions, suits or claims.

(d) Each of the Company Plans which is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code, and the Company has no Knowledge of an occurrence of an event since the date of such determination letter that would reasonably be expected to adversely affect such qualification or tax-exempt status.

(e) To the Knowledge of the Company, no event has occurred and no condition exists that would reasonably be expected to subject the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations.

(f) Section 3.11(f) of the Company Disclosure Schedule sets forth a list of any Company Plan that is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (“Foreign Benefit Plans”). With respect to any Foreign Benefit Plans, (i) all Foreign Benefit Plans have been established, maintained and administered in compliance, in all material respects, with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality; (ii) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the accounting statements of the applicable Company or Subsidiary entity; and (iii) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans.

(g) Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates (i) maintains or has ever maintained a Company Plan which is or was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) is obligated or has ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Company Plan is a “multiple employer plan” for purposes of Sections 4063 or 4064 of ERISA.

(h) Except as otherwise set forth in Section 3.11(h) of the Company Disclosure Schedule, no Company Plan exists that, as a result of the execution of this Agreement, adoption by the Company’s stockholders of this Agreement, or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could (i) result in severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans or (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Company Plans.

Section 3.12  Environmental Matters.   Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its Subsidiaries are in compliance with all, and for the last complete fiscal year have not violated any, applicable Environmental Laws, and possess and comply with all certificates of authority, franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, approvals and orders required under such Environmental Laws to operate as they currently operate and for the last complete fiscal year have operated in compliance with, and have not violated any such certificates of authority, franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, approvals or orders, (ii) the operations of the Company and its Subsidiaries have not resulted in any contamination of any property currently or formerly owned or operated by the Company or any of its Subsidiaries (including soils, groundwater or surface water) with any Hazardous Substance which contamination could reasonably be expected to give rise to any liability of the Company or any of its Subsidiaries under any Environmental Law or result in costs to the Company or any of its Subsidiaries arising out of any Environmental Law, (iii) to the Knowledge of the Company, no property currently or formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation which contamination could be reasonably likely to require remediation pursuant to any Environmental Law, (iv) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has arranged for the treatment or disposal of any Hazardous Substance on any Third Party property undergoing cleanup pursuant to Environmental Laws, (v) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law, and to the Knowledge of the Company, there is no basis for any such notice, demand, letter, claim or request for information, (vi) the Company has provided to the Acquiror Entities true and complete copies of all reports, studies, assessments, audits or other similar documents within its possession or control that address any issue of actual or potential noncompliance with, actual or potential liability under or cost arising out of, or actual or potential impact on business in connection with, any Environmental Law or any proposed or anticipated change in or addition to Environmental Law, that may affect the Company or any of its Subsidiaries, (vii) neither the Company nor any of its Subsidiaries is subject to any written order, decree, injunction or indemnity with any Governmental Entity or any Third Party relating to liability under any Environmental Law or relating to Hazardous Substances, (viii) the Company and its Subsidiaries are in compliance with, and for the last complete fiscal year have not violated the Occupational Safety and Health Act of 1970, as amended and (ix) to the Knowledge of the Company, there have not been any injuries or illness to employees of the Company or its Subsidiaries arising from workplace exposure to unsafe or unhealthy workplace conditions that have not been corrected prior to the date hereof. This Section 3.12, Section 3.7 and Section 3.9 set forth the sole representations and warranties of the Company with respect to environmental or workplace health or safety matters, including all matters arising under Environmental Laws.

Section 3.13  Litigation; Compliance with Laws.

(a) Except as set forth on Section 3.13(a) of the Company Disclosure Schedule, there are no claims, actions, suits, litigations, arbitrations, proceedings or investigations pending or, to the Knowledge of the Company, threatened against, relating to or affecting the Company or any Subsidiary of the Company or any of their respective assets or properties, whether insured or not, which if adversely determined would give rise to a material liability, except as disclosed under the caption “Litigation with Cytyc Corporation” in the Company’s report on 10-Q for the quarter ended June 30, 2006. There are no material judgments, orders, injunctions, writs, awards, settlements or decrees outstanding against the Company or its Subsidiaries or any of their respective assets or properties.

(b) The Company, each of its Subsidiaries and their respective businesses are in compliance in all material respects with, and not in violation in any material respect of, any Applicable Law. Each of the Company and its Subsidiaries has all certificates of authority, franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except for those Company Permits the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except for any suspensions or cancellations which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. This representation does not apply to (i) compliance with Environmental Laws or certificates of authority, franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, approvals and orders required under Environmental Laws, which are addressed solely by the representation set forth in Section 3.12 or (ii) compliance with Applicable Laws respecting employment and employment practices, terms and conditions of employment (including termination of employment), wages, hours of work, occupational safety and health, and worker classification, which are addressed solely by the representation set forth in Section 3.18.

(c) Each of the products of the Company and its Subsidiaries that is currently being manufactured, distributed or sold by or on behalf of the Company or any of its Subsidiaries, and each of the product candidates that is currently being developed by the Company or any of its Subsidiaries, is being, and at all times has been, developed, tested, manufactured, labeled, stored, distributed and marketed, as applicable, in compliance (or conformance in the case of guidances) in all material respects with the Federal Food, Drug and Cosmetic Act and applicable regulations issued and guidances by the FDA, including those requirements relating to good manufacturing practice, good laboratory practice and good clinical practice.

(d) All manufacturing operations conducted by or for the benefit of the Company or any of its Subsidiaries have been and are being conducted in compliance in all material respects with the FDA’s applicable current Good Manufacturing Practice regulations.

(e) Neither the Company nor any of its Subsidiaries, have committed any act, made any statement or failed to make any statement that would reasonably be expected, individually or in the aggregate, to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any officer, key employee or agent of the Company or any of its Subsidiaries has been convicted of any crime, has been excluded under 42 U.S.C. Section 1320a-7 or any similar state law or regulation or has engaged in any conduct that would reasonably be expected to result in exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any officer of the Company or any of its Subsidiaries, or any person listed in Section 8.1 of the Company Disclosure Schedule, has been subject to or proposed for debarment, suspension or other ineligibility by any Federal or state department or agency.

(f) Since December 31, 2000, there has not been a material recall, whether voluntary or otherwise, of any of the Company’s products and none of such products have been subject to device removal or correction reporting requirements, and the Company has not received notice of any proceeding seeking a recall, removal, or corrective action of any products. Except as set forth on Section 3.13(f) of the Company Disclosure Schedule, there has been and is no pending or, to the Knowledge of the Company, threatened proceeding, review, inquiry or, to the Knowledge of the Company, investigation by the FDA or any other Governmental Entity relating to the Company’s development, testing, manufacture, distribution, or sale of its products. To the Knowledge of the Company, in connection with reports or product applications no employees or agents of the Company have made an untrue statement of material fact to any Governmental Entity, or failed to disclose a material fact required to be disclosed to any Governmental Entity, with respect to any product tested, manufactured, distributed, or sold by the Company.

Section 3.14  Intellectual Property.   Except as set forth on Section 3.14 of the Company Disclosure Schedule, the Company and its Subsidiaries own or have a valid right to use all patents, inventions, processes, formulae, trademarks, trade names, service marks, domain names, copyrights, and any applications and registrations therefor, technology, trade secrets, know-how, computer software and tangible and intangible proprietary information and materials or other intellectual property (collectively, “Intellectual Property Rights”) as are used or necessary in connection with the business of the Company and its Subsidiaries free and clear of any Liens (except Liens pursuant to licenses entered into in the ordinary course of business consistent with past practice). Except as set forth on Section 3.14 of the Company Disclosure Schedule, none of the material Intellectual Property Rights have been abandoned or expired and to the Knowledge of the Company, all of the material Intellectual Property Rights are valid and enforceable. Except as set forth on Section 3.14 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has infringed, misappropriated or violated any Intellectual Property Rights of any Third Party, except where any such infringement, misappropriation or violation has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as disclosed under the caption “Litigation with Cytyc Corporation” in the Company’s report on 10-Q for the quarter ended June 30, 2006, to the Knowledge of the Company, no Third Party infringes, misappropriates or violates any Intellectual Property Rights owned or exclusively licensed by the Company or any of its Subsidiaries, except where such infringement, misappropriation or violation has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries take commercially reasonable action to protect and preserve their material Intellectual Property Rights. Neither this Agreement nor the consummation of the Merger will adversely affect any of the Company’s or its Subsidiaries’ material rights with respect to their material Intellectual Property Rights.

Section 3.15  Material Contracts.   Neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that (i) except as set forth on Section 3.15(i) of the Company Disclosure Schedule, is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) except for Contracts that are filed as exhibits to Company SEC Documents filed prior to the date hereof, (ii) except as set forth in Section 3.15(ii) of the Company Disclosure Schedule, materially limits or otherwise restricts the Company or any of its Affiliates (current or future) from engaging or competing in any material line of business or in any geographic area or with any Person, or that requires exclusive or preferential referrals of business or provides for priority or exclusive status for any Person, (iii) would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC, (iv) relates to the formation, creation, operation, management or control of any partnership or joint venture, (v) except as set forth in Section 3.15(v) of the Company Disclosure Schedule, other than among wholly-owned Subsidiaries of the Company, relates to indebtedness (or the guarantee of indebtedness) for borrowed money, (vi) except as set forth on Section 3.15(vi) of the Company Disclosure Schedule, is a customer or distribution agreement pursuant to which the Company or any of its Subsidiaries has received or expects to receive in the next twelve (12) months $500,000 or more in revenues or (vii) except as set forth on Section 3.15(vii) of the Company Disclosure Schedule, involves consideration of or goods or services valued at $500,000 or more per annum. Each Contract of the type described in the first sentence of this Section 3.15 is referred to herein as a “Company Material Contract.” Each Company Material Contract is a valid and binding obligation of the Company (or, if a Subsidiary of the Company is a party, such Subsidiary), and to the Knowledge of the Company, the other parties thereto, and is in full force and effect, and the Company and each Subsidiary have performed all obligations required to be performed by them to date under each Company Material Contract, except where the Company’s or a Subsidiary’s noncompliance or nonperformance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in violation of or default under (nor does there exist any condition which with the passage of time or the giving of notice (or both) would cause such a violation of or default under) or has Knowledge of, or has received notice of, any violation of or default under (or of any condition which with the passage of time or the giving of notice (or both) would cause such a violation of or default under) any Company Material Contract, except for those violations or defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.16  Insurance.   Each of the Company and its Subsidiaries maintains insurance policies with reputable insurance carriers against risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses, all of which are in full force and effect and, to the Company’s Knowledge, are valid and enforceable in accordance with their terms. Section 3.16 of the Company Disclosure Schedule contains a true and complete list and a brief description of all material insurance policies in force on the date hereof with respect to the business and assets of the Company and its Subsidiaries. The Company and its Subsidiaries are in material compliance with their insurance policies, and are not in default under any of the material terms thereof. All premiums and other payments due under any such policy have been paid, and all material claims thereunder known to the Company and its Subsidiaries have been filed in due and timely fashion.

Section 3.17  Real Estate; Assets.

(a) Section 3.17 of the Company Disclosure Schedule sets forth a list of, each material parcel of real property leased by the Company or any of its Subsidiaries (the “Company Leased Property” and each lease or other agreement relating to any of the Company Leased Property (the “Company Leases”). Neither the Company nor any of its Subsidiaries owns any real property.

(b) Except as set forth in Section 3.17(b) of the Company Disclosure Schedule, the Company or a Subsidiary of the Company has a valid leasehold, sublease or other comparable contract rights, in each case free and clear of all Liens, (other than Liens contained in such lease, sublease or comparable contract right) in the Company Leased Property and to its other material tangible assets that used in and are necessary for the conduct of its business as currently conducted, except for easements, restrictive covenants and similar encumbrances that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Effect. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease is in violation of or default under nor does there exist any condition which, upon the passage of time or the giving notice or both, would cause such a violation of or default under any of the Company Leases, except where the existence of such violations or defaults have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.18  Labor and Employment.   The Company and its Subsidiaries are in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment (including termination of employment), wages, hours of work, occupational safety and health, and worker classification, and are not engaged in any unfair labor practices. Neither the Company nor any of its Subsidiaries has received written notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to employees and, to the Knowledge of the Company, no such investigation is in progress. Since December 31, 2003, no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes have occurred or, to the Knowledge of the Company, threatened in writing, involving the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreements, and there are not, to the Knowledge of the Company, any union organizing activities concerning any employees of the Company or any of its Subsidiaries.

Section 3.19  Opinion of Financial Advisor.   The Company Board has received the written opinion (or oral opinion to be confirmed in writing) of UBS Securities LLC to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent and its Affiliates). After receipt of such written opinion by the Company, the Company will provide a copy of such opinion to Parent for informational purposes only.

Section 3.20  Finders’ and Other Fees.   Except for UBS Securities LLC, whose fees and expenses shall be paid by the Company in accordance with the Company’s agreement with such firm, which agreement has been previously disclosed to Parent, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

Section 3.21  State Takeover Statutes.   The Company Board has, to the extent such statutes are applicable, taken all action (including appropriate approvals of the Company Board) necessary to render the business combination provisions of Section 203 of the DGCL inapplicable to the Merger, this Agreement and the transactions contemplated hereby. To the Knowledge of the Company, no other “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States or similar charter or bylaw provisions are applicable to the Merger, this Agreement or the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Except as set forth in the corresponding section of the Parent Disclosure Schedule, it being understood that matters disclosed pursuant to one section of the Parent Disclosure Schedule shall be deemed disclosed with respect to any other section of the Parent Disclosure Schedule where it is reasonably apparent that the matters so disclosed are applicable to such other sections, each of Parent and Acquisition Sub (each, an “Acquiror Entity”) hereby jointly and severally represents and warrants to the Company as follows:

Section 4.1  Organization.   Each Acquiror Entity is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the laws of its jurisdiction of incorporation and has the requisite power and authority to carry on its business as now being conducted. Each Acquiror Entity is duly qualified to do business (with respect to jurisdictions that recognize that concept) and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where any failure to be so duly qualified, licensed and in good standing (with respect to jurisdictions that recognize that concept) has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Entity Material Adverse Effect.

Section 4.2  Authorization.   Each Acquiror Entity has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each Acquiror Entity and the performance of its obligations hereunder have been duly and validly authorized, and this Agreement has been approved and adopted by the Board of Directors of each Acquiror Entity, and no other corporate proceedings (such as approval by the stockholders of Parent) on the part of either Acquiror Entity are necessary to authorize the execution, delivery and performance of this Agreement. Concurrently with the execution of this Agreement, Parent, as the sole stockholder of Acquisition Sub, is approving this Agreement and the transactions contemplated hereby, including the Merger. This Agreement has been duly executed and delivered by each Acquiror Entity and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of each Acquiror Entity, enforceable against each Acquiror Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3  Consents and Approvals; No Violations.   The execution and delivery of this Agreement by each Acquiror Entity do not, and except for those filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, the DGCL, state blue sky, securities or takeover laws and stock exchange and Nasdaq National Market requirements, the performance of this Agreement by each Acquiror Entity and the consummation by each Acquiror Entity of the transactions contemplated hereby will not (i) conflict with or result in a breach of any provision of the charter or bylaws of such Acquiror Entity, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, vesting, amendment, cancellation or acceleration or impose on either of the Acquiror Entities any obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any Contract to which any Acquiror Entity is a party or by which it or its assets is bound, (iii) require any filing or registration with, or permit, authorization, consent or approval of, any Governmental Entity on the part of either Acquiror Entity or (iv) violate any Applicable Law to which such Acquiror Entity or any of its properties or assets is subject, excluding from the foregoing clauses (ii), (iii) and (iv) such conflicts, requirements, defaults, failures, breaches, rights or violations that have not had and would not reasonably be expected, individually or in the aggregate, to have an Acquiror Entity Material Adverse Effect or would not prevent or materially delay the consummation of any of the transactions contemplated hereby.

Section 4.4  Proxy Statement.   None of the information relating to the Acquiror Entities and supplied or to be supplied by either Acquiror Entity or its respective Affiliates specifically for inclusion in (i) the Proxy Statement (and any amendments thereof or supplements thereto), at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of the Special Meeting, and as of the time of any amendments thereof or supplements thereto, or (ii) in any filing pursuant to Rule 14a-6 or Rule 14a-12 under the Exchange Act or any other document filed with any Governmental Entity in connection herewith, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.5  Acquisition Sub’s Operations.   Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not, other than in connection with the transactions contemplated hereby and other than those incidental to its organization and maintenance of corporate existence, (i) engaged in any business activities, (ii) conducted any operations, (iii) incurred any liabilities or (iv) owned any assets or property.

Section 4.6  Ownership of Company Common Stock.   Except as set forth in Section 4.6 of the Parent Disclosure Schedule, as of the date hereof, neither Acquiror Entity nor any of its respective “affiliates” or “associates” (as such terms are defined in Rule 12b-2 of the Exchange Act) is the “beneficial owner” (as such term is defined in the Company Certificate of Incorporation) of any shares of Company Common Stock.

Section 4.7  Financing.   Parent and Acquisition Sub will have on the Closing Date, sufficient funds available to them in cash or under existing credit lines to finance the payment of the Merger Consideration as contemplated by this Agreement and to otherwise perform their obligations hereunder.

Section 4.8  Brokers.   Except for Goldman, Sachs & Co., whose fees and expenses shall be paid by Parent, no broker, finder or investment banker is entitled as a result of any action, agreement or commitment of the Acquiror Entities, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

Section 4.9  Litigation.   As of the date of this Agreement, there is no action, suit, proceeding or investigation pending or, to the Knowledge of Parent or Acquisition Sub, threatened against either Acquiror Entity, at law or in equity, that has had or would reasonably be expected to have, individually or in the aggregate, an Acquiror Entity Material Adverse Effect.

ARTICLE V

COVENANTS OF THE PARTIES

Section 5.1  Conduct of the Business of the Company.   During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and each of its Subsidiaries that (except as (i) expressly permitted or required by any other provision of this Agreement, (ii) as set forth in Section 5.1 of the Company Disclosure Schedule or (iii) to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed):

(a) Ordinary Course.   The Company and each of its Subsidiaries shall in all material respects carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice. Without limiting the foregoing, the Company and its Subsidiaries shall use their reasonable best efforts to preserve substantially intact their present lines of business, maintain their rights, assets and franchises and preserve substantially intact their current relationships with customers, suppliers and others having business dealings with them and keep available the services of their present officers and employees.

(b) Capital Expenditures.   The Company shall not, and shall not permit any of its Subsidiaries to, incur or commit to any capital expenditures, except for (x) capital expenditures up to the aggregate amount set forth in a capital expenditure budget plan delivered to Parent prior to the date of this Agreement or (y) capital expenditures not covered by clause (x) up to an aggregate amount of $200,000.

(c) Dividends; Changes in Share Capital.   The Company shall not, and shall not permit any of its Subsidiaries to, (i) declare, set aside or pay any dividend or other distribution with respect to any of its capital stock (except for dividends by wholly-owned Subsidiaries of the Company payable solely to the Company), (ii) split, combine or reclassify any of its capital stock or issue any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(d) Issuance of Securities.   The Company shall not, and shall not permit any of its Subsidiaries to, grant, issue, pledge, dispose of, transfer, encumber, deliver or sell any shares of any class of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares of capital stock, other than (i) the issuance of shares of Company Common Stock (x) upon the exercise of Company Stock Options and Company SARs outstanding on the date of this Agreement and disclosed in Section 3.4(c) of the Company Disclosure Schedule in accordance with the terms of the Company Incentive Plans in effect as of the date of this Agreement, or (y) upon the exercise of Company Warrants as specified in Section 3.4(b)(vii), or (z) pursuant to the Company ESPP to the extent expressly permitted as contemplated by Section 2.9(e) or (ii) issuances by a wholly-owned Subsidiary of the Company of capital stock to such Subsidiary’s parent or another wholly-owned Subsidiary of the Company.

(e) Governing Documents; Mergers, Etc.   The Company shall not, and shall not permit any of its Subsidiaries to, amend the Company Certificate of Incorporation, the Company Bylaws or the certificate of incorporation or bylaws (or comparable governing documents) of any of its Subsidiaries or enter into a plan of consolidation, merger, share exchange, reorganization or complete or partial liquidation (other than consolidations, mergers or reorganizations solely among wholly owned Subsidiaries of the Company).

(f) No Acquisitions.   The Company shall not, and shall not permit any of its Subsidiaries to, acquire (or agree to acquire), in a single transaction or in a series of related transactions, any business, stock, other equity interest, debt securities or assets, other than transactions that involve solely the acquisition of assets in the ordinary course of business consistent with past practice. Notwithstanding anything to the contrary in this Agreement, the Company shall not make any acquisition involving, or otherwise enter into, in any manner, any line of business that is not conducted or being pursued by the Company, or its Subsidiaries as of the date of this Agreement.

(g) No Dispositions.   The Company shall not, and shall not permit any of its Subsidiaries to, sell, dispose of, transfer, lease or divest any assets (including capital stock of its Subsidiaries), businesses or divisions other than transactions that involve solely the disposition of inventory or other assets or the lease or license of personal property or Intellectual Property in the ordinary course of business consistent with past practice.

(h) Indebtedness; No Liens.   The Company shall not, and shall not permit any of its Subsidiaries to, incur or guarantee any indebtedness or enter into any “keep well” or other agreement to maintain the financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing (including any capital leases, “synthetic” leases or conditional sale or other title retention agreements) other than (i) in the ordinary course of business consistent with past practice, (ii) indebtedness incurred in connection with the refinancing of existing indebtedness either at its stated maturity or at a lower cost of funds (calculating such cost on an aggregate after-Tax basis), and (iii) indebtedness and guarantees among the Company and its Subsidiaries. The Company shall not, and shall not permit any of its Subsidiaries to, create, assume or otherwise consensually incur any Lien on any asset other than Liens (i) pursuant to the Credit Facility or (ii) incurred in the ordinary course of business consistent with past practice.

(i) Compensation; Severance.   The Company shall not, and shall not permit any of its Subsidiaries to, (i) pay or commit to pay any retention, transaction bonus, severance or termination pay other than severance or termination pay that is required to be paid pursuant to the terms of an existing Company Plan, (ii) enter into any employment, deferred compensation, consulting, severance or other similar agreement (or any amendment to any such existing agreement) with any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries other than entering into or renewing consulting agreements for a term of one year or less in the ordinary course of business consistent with past practice, provided that such consulting agreements are terminable by the Company on not more than 60 days notice without penalty to the Company or any of its Affiliates, (iii) increase or commit to increase in any material respect any compensation or employee benefits payable to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, including without limitation, wages, salaries, fees, compensation, pension, severance, termination pay, fringe benefits or other benefits or payments (except for increases in salary or wages of current employees that are not directors or executive officers, in each case in the ordinary course of business consistent with past practice or as required by an existing Company Plan as in effect on the date hereof or Applicable Law), (iv) adopt or make any commitment to adopt any additional employee benefit plan or other arrangement that would be a Company Plan if it were in existence on the date of this Agreement, (v) make any contribution to any Company Plan, other than (A) regularly scheduled contributions and (B) contributions required pursuant to the terms thereof including matching contributions or Applicable Law, (vi) amend or extend (or make any commitments to amend or extend or terminate) any Company Plan, except for amendments required by Applicable Law or to avoid adverse tax consequences under Section 409A of the Code, including pursuant to Section 2.9(f) hereof, (vii) loan or advance any money or other property to any current or former director, officer or employee of the Company or any of its Subsidiaries other than for travel and expense advances made in the ordinary course of business consistent with past practice, or (viii) allow for the commencement of any new offering periods under the Company ESPP.

(j) Accounting Methods; Tax Matters.   The Company shall not, and shall not permit any of its Subsidiaries to, (i) change in any material respect its methods of accounting or accounting practices as in effect at December 31, 2005, except for any such change as required by reason of a change in SEC guidelines or GAAP after consultation with the Company’s accountants, (ii) change its fiscal year or (iii) with respect to Taxes, make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax return or the payment of any Tax if such election, change, adoption, filing of a Tax Return, agreement, settlement, surrender, consent or other action would be materially inconsistent with past practice of the Company.

(k) Certain Agreements.   The Company shall not, and shall not permit any of its Subsidiaries to, enter into any Contracts that limit or restrain the Company or any of its Subsidiaries or any of their respective Affiliates or successors, or that would, after the Effective Time, limit or restrict Parent, the Surviving Corporation or any of their respective Affiliates or successors, from engaging or competing in any business or in any geographic area or location other than distribution agreements relating to the appointment of a Person as a distributor of products of the Company outside of the United States in the ordinary course of business consistent with past practice, provided that such agreements are terminable by the Company on not more than 60 days notice without penalty to the Company or any of its Affiliates.

(l) Claims.   The Company shall not, and shall not permit any of its Subsidiaries to, (i) pay, discharge, settle or compromise any material claim, action, proceeding or investigation, except to the extent reserved against in the most recent consolidated financial statements included in the Company SEC Documents filed prior to the date hereof (and existing as of the date hereof in accordance with GAAP), (ii) settle, compromise or cancel any material debts owed to or claims held by them (including the settlement of any claims or litigation) except in the ordinary course of business consistent with past practice or (iii) consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations.

(m) Contracts.   The Company shall not, and shall not permit any of its Subsidiaries to, enter into, renew, amend, modify, grant a waiver in respect of, cancel or consent to the termination of any Company Material Contract (or any Contract that would be a Company Material Contract if in effect on the date of this Agreement) other than (i) renewals of Company Material Contracts for a term of one year or less without material changes to the terms thereof or (ii) distribution agreements relating to the appointment of a Person as a distributor of products of the Company outside of the United States in the ordinary course of business consistent with past practice, provided that such agreements are terminable by the Company on not more than 60 days notice without penalty to the Company or any of its Affiliates.

(n) Intellectual Property Rights.   The Company shall not, and shall not permit any of its Subsidiaries to (i) sell, dispose, transfer, assign, lease, license (other than licenses granted in the ordinary course of business consistent with past practice) or (ii) unless consistent with commercially reasonable business judgment, abandon, permit to lapse or fail to renew, any material Intellectual Property Rights (including Intellectual Property Rights contained in Intellectual Property licenses, including the (i) License Agreement between Cancer Research Technology Limited and TriPath Oncology, Inc. dated July 16, 2004; (ii) License Agreement between American Type Culture Collection and TriPath Oncology dated April 21, 2005; and (iii) License Agreement between TriPath Oncology, Inc. and University of Virginia Patent Foundation dated April 1, 2005). The Company shall, and shall cause its Subsidiaries to continue to take commercially reasonable actions to protect and preserve their Intellectual Property Rights.

(o) Frustration of Contract.   The Company shall not, and shall not permit any of its Subsidiaries to, take any action that is intended to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied.

(p) Certain Prohibited Actions.   The Company shall not, and shall not permit any of its Subsidiaries to, agree, authorize or enter into any commitment to take any action described in the foregoing subsections (a)-(o) of this Section 5.1, except as otherwise expressly permitted by this Agreement.

Section 5.2  Stockholders’ Meeting; Proxy Material.

(a) Subject to the next two sentences of this Section 5.2(a), the Company, acting through the Company Board and in accordance with Applicable Law, the Company Certificate of Incorporation and the Company Bylaws

and the rules of the Nasdaq National Market, shall use its reasonable best efforts to duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) as promptly as practicable after the date hereof for the purpose of considering and taking action upon this Agreement and the Merger and shall use its reasonable best efforts to solicit proxies in favor of approval of this Agreement and the transactions contemplated hereby, including the Merger. The Company Board shall recommend that holders of shares of Company Common Stock vote to adopt this Agreement and the transactions contemplated hereby, including the Merger (the “Company Recommendation”) and shall include the Company Recommendation in the Proxy Statement and the Company Board shall not determine not to make or to withdraw, modify or change in any manner adverse to Parent or Acquisition Sub such recommendation or take any other action or make any other public statement in connection with the Special Meeting inconsistent with such recommendation (any of the foregoing, a “Change in Recommendation”); provided that, notwithstanding anything in this Agreement to the contrary, the Company Board may determine (i) to effect a Change in Recommendation and (ii) not to solicit proxies in favor of approval of this Agreement and the transactions contemplated hereby, including the Merger, if (A) the Company has complied in all material respects with its obligations under Section 5.4, (B) the Company Board has determined in good faith, after consultation with the Company’s independent outside legal advisor, that failure to take such action would result in a violation of its fiduciary responsibilities to the Company’s stockholders under Applicable Law and (C) if the Company Board intends to effect a Change in Recommendation following an Acquisition Proposal, (1) the Company Board has concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal, (2) the Company Board has provided five Business Days’ prior written notice (a “Notice of Superior Proposal”) advising Parent that the Company Board intends to take such action and specifying the reasons therefor, including the terms and conditions of the Superior Proposal that is the basis of the proposed action by the Company Board (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal and a new five Business Day period), (3) during such five Business Day period, if requested by Parent, the Company has engaged in and has caused its legal and financial advisors to engage in, good faith negotiations with Parent (to the extent Parent desires to negotiate) to amend this Agreement in such a manner that the Acquisition Proposal which was determined to constitute a Superior Proposal is no longer a Superior Proposal and (4) at the end of such five Business Day period, such Acquisition Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Parent in response to a Notice of Superior Proposal, as a result of the negotiations required by clause (3) or otherwise). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the stockholders of the Company at the Special Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve the Company of such obligation. In addition to the foregoing, the Company shall not submit to the vote of its stockholders at such Special Meeting any Acquisition Proposal other than the Merger.

(b) As promptly as is practicable following the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement relating to the approval of the Merger by the Company’s stockholders (as amended or supplemented, the “Proxy Statement”). Parent, Acquisition Sub and the Company shall cooperate with each other in connection with the preparation of the Proxy Statement. The Company will use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing.

(c) The Company shall as promptly as practicable notify Parent and Acquisition Sub of the receipt of any oral or written comments from the SEC relating to the Proxy Statement. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after filing with the SEC. The Company shall cooperate and provide Parent and Acquisition Sub with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and the parties hereto will provide each other with copies of all such filings made and correspondence with the SEC. If at any time prior to the Effective Time, any information should be discovered by any party which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by

Applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company.

Section 5.3  Access to Information.   Between the date of this Agreement and the Closing Date, the Company shall (a) give Parent, Acquisition Sub and their respective counsel, financial advisors, Affiliates, auditors and other authorized representatives (collectively, “Acquiror’s Representatives”) reasonable access during normal business hours to the offices, properties, Contracts, books and records (including Tax Returns and other Tax-related information) of the Company and its Subsidiaries, (b) furnish to Acquiror’s Representatives such financial and operating data and other information (including Tax Returns and other Tax-related information) relating to the Company, its Subsidiaries and their respective operations as such Persons may reasonably request and (c) instruct the employees, counsel and financial advisors of the Company and its Subsidiaries to cooperate with Parent and Acquisition Sub in their investigation of the business of the Company and its Subsidiaries; provided, however, that such access shall only be provided to the extent that such access would not violate Applicable Laws. Prior to the Effective Time, any information relating to the Company or its Subsidiaries made available pursuant to this Section 5.3, shall be subject to the provisions of the Confidentiality Agreement. Prior to the Effective Time, neither Parent nor Acquisition Sub shall, and Parent and Acquisition Sub shall cause each of the Acquiror’s Representatives not to, use any information acquired pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated hereby.

Section 5.4  No Solicitation.

(a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, none of the Company, any of its Subsidiaries or any of their respective directors or officers shall (whether directly or indirectly through officers, directors, employees, Affiliates, advisors, representatives, agents or other intermediaries), and the Company shall direct and use reasonable best efforts to cause its and its Subsidiaries’ respective officers, directors, employees, Affiliates, advisors, representatives or other agents of the Company not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information) any inquiries or the making or submission of any proposal or transaction that constitutes an Acquisition Proposal, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to the Company or its Subsidiaries or afford access to the properties, books or records of the Company or its Subsidiaries to, any Person relating to, or who has made or disclosed to the Company that it is contemplating making, an Acquisition Proposal or (iii) accept or recommend an Acquisition Proposal or enter into any agreement, letter of intent or agreement in principle (other than an Acceptable Confidentiality Agreement to the extent expressly provided in the following sentence), providing for or relating to an Acquisition Proposal or enter into any agreement, letter of intent or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligation of any Person other than Parent or (v) agree or publicly propose to do any of the foregoing. Notwithstanding the previous sentence, if at any time prior to the adoption of this Agreement by the Company’s stockholders at the Special Meeting, (x) the Company has received an Acquisition Proposal from a Third Party and (y) the Company Board determines in good faith, after consultation with the Company’s independent outside legal and financial advisors, that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal, then subject to complying with the provisions of Section 5.2(a) the Company may take any of the actions described in clause (ii) or clause (iv) of the previous sentence to the extent that the Company Board concludes in good faith, after consultation with the Company’s independent outside legal advisor, that failure to take such actions would result in a violation of its fiduciary responsibilities to the Company’s stockholders under Applicable Law; provided, that the Company (A) will promptly, and in any event within 24 hours, provide notice to Parent of any determination to take any such action, (B) will not disclose any information to such Person without entering into an Acceptable Confidentiality Agreement with such Person and (C) will promptly provide to Parent and Acquisition Sub any non-public information concerning the Company or any of its Subsidiaries provided to such other Person which was not previously provided to Parent and Acquisition Sub.

(b) The Company shall immediately cease and cause to be terminated all discussions or negotiations existing as of the date of this Agreement with any Person and any other activities conducted heretofore with respect to any Acquisition Proposal and, subject to the other provisions of this Section 5.4, will use its reasonable best efforts to enforce any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party, including by requesting the prompt return or destruction of all confidential information previously furnished and by using its reasonable best efforts to obtain injunctions or other equitable remedies to prevent or restrain any breaches of such agreements and to enforce specifically the terms and provisions thereof in a court of competent jurisdiction. Without limiting the Company’s obligations under Section 5.4(a), the Company will promptly (within one Business Day) following the receipt of any Acquisition Proposal advise Parent of the substance thereof (including the identity of the Person making, and the terms and conditions of, such Acquisition Proposal) and will keep Parent apprised of any related developments, discussions and negotiations on a current basis (and in any event with 48 hours of the occurrence of such developments, discussions or negotiations).

(c) Nothing contained in this Section 5.4 shall prohibit the Company or the Company Board from taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement; and provided, further, that any such disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change in Recommendation unless the Company Board expressly and concurrently reaffirms the Company Recommendation.

(d) The Company agrees that any violations of this Section 5.4 by any officer, director, employee, Affiliate, advisor, representative or other agent of the Company or any of its Subsidiaries, at the direction of or with the consent or prior knowledge of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 5.4 by the Company.

Section 5.5  Director and Officer Liability.

(a) Parent shall, or shall cause the Surviving Corporation to, honor all rights to indemnification and exculpation from liability for acts and omissions occurring at or prior to the Effective Time and rights to advancements of expenses relating thereto now existing in favor of the current or former directors or officers of the Company and its Subsidiaries, in their capacity as such (the “Indemnitees”) as provided in their respective charters (or similar constitutive documents) or bylaws or in any indemnification agreement set forth in Section 5.5 of the Company Disclosure Schedule and all such rights shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such Indemnitees, unless an alteration or modification of such documents is required by Applicable Law or the Indemnitee affected thereby otherwise consents in writing thereto. Without limitation to the foregoing, Parent shall cause the Surviving Corporation to maintain in effect in its certificate of incorporation and by-laws for a period of six years after the Effective Time, the current provisions regarding indemnification and exculpation from liability for acts and omissions occurring at or prior to the Effective Time and rights to advancements of expenses, contained in the certificate of incorporation and by-laws of the Company.

(b) For six years after the Effective Time, the Surviving Corporation shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time committed by directors or officers of the Company in their capacity as such, covering each director and officer of the Company serving as such immediately prior to the Effective Time and covered immediately prior to the Effective Time by the Company’s officers’ and directors’ liability insurance policy maintained by the Company and in effect as of the date hereof, on terms with respect to coverage and amount that are, in the aggregate, at least as favorable in all material respects as the policy in effect on the date hereof and described in Section 5.5 of the Company Disclosure Schedule; provided, however, that (i) such policies may, in the Surviving Corporation’s sole discretion, be one or more “tail” policies for all or any portion of the full six-year period; and (ii) in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 250% of the current premium (on an annualized basis) paid prior to the date hereof by the Company for such insurance as specified in Section 5.5 of the Company Disclosure Schedule (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto and provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall maintain or procure, for such six-year period, the most advantageous policy of directors’ and officers’ insurance (including, at the sole discretion of the

Surviving Corporation, “tail” coverage) obtainable for an annual premium equal to the Maximum Amount. Section 5.5 of the Company Disclosure Schedule sets forth the Company’s last annual premium paid prior to the date hereof and the current premium (on an annualized basis) paid prior to the date hereof for its officers’ and directors’ liability insurance.

(c) This Section 5.5 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnitees referred to herein, their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns.

(d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.5.

Section 5.6  Reasonable Best Efforts; Certain Filings.

(a) Subject to the terms and conditions of this Agreement, each of Parent, Acquisition Sub and the Company shall, and shall cause its respective Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof. In furtherance and not in limitation of the foregoing, Parent, Acquisition Sub and the Company shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from any non-governmental Third Parties to any Company Material Contracts, in connection with the consummation of the transactions contemplated hereby and (ii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers. Without limiting the provisions of this Section 5.6, the Company shall, and Parent and Acquisition Sub shall, cause its “ultimate parent entity” to file with the Department of Justice and the Federal Trade Commission a Pre-Merger Notification and Report Form pursuant to the HSR Act in respect of the transactions contemplated hereby within fifteen (15) Business Days of the date of this Agreement, and, subject to Section 5.6(c), each party will use its reasonable best efforts to take or cause to be taken all actions necessary, including to comply promptly and fully with any requests for information from regulatory Governmental Entities, to obtain any clearance, waiver, approval or authorization that is necessary to enable the parties to consummate the transactions contemplated hereby as soon as practicable after the date hereof.

(b) Subject to Section 5.6(c), (i) the Company, Parent and Acquisition Sub shall each use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any Regulatory Law and (ii) if any administrative, judicial or legislative action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the transactions contemplated hereby or seeking material damages in connection therewith, the Company, Parent and Acquisition Sub shall each cooperate with the other parties and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated hereby, including by pursuing all reasonable avenues of administrative and judicial appeal.

(c) Each of the Company, Parent and Acquisition Sub shall (i) subject to any restrictions under any Applicable Law, to the extent practicable, promptly notify each other of any communication to that party from any Governmental Entity (including the Federal Trade Commission and the Antitrust Division of the Department of Justice with respect to this Agreement and the transactions and other agreements contemplated hereby, (ii) subject to any restrictions under any Applicable Law, use reasonable best efforts to consult with the other party in advance of any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to this Agreement and the transactions and other agreements contemplated hereby, (iii) subject to any restrictions under any Applicable Law, furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) received by it, its Affiliates and their respective representatives from any Governmental Entity or members of its staff with respect to this Agreement and the transactions and other agreements contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements and to the attorney client privilege or work product doctrine) and (iv) furnish the other party with such necessary information and reasonable assistance as such other party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registrations, or submissions of information to any Governmental Entities in connection with this Agreement and the transactions and other agreements contemplated hereby, including any filings necessary or appropriate under the provisions of any Regulatory Law.

Section 5.7  Other Actions.   The Company, Parent and Acquisition Sub shall not, and shall not permit any of their respective Subsidiaries to, take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied.

Section 5.8  Public Announcements.   None of the Company, Parent, Acquisition Sub, or any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other parties, except to the extent required, based upon the advice of outside counsel, by Applicable Law or by any listing agreement with, or the rules and regulations of, a national securities exchange or the Nasdaq National Market and after such prior notice to the other parties hereto as is practicable under the circumstances.

Section 5.9  State Takeover Laws.   If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to the transactions contemplated hereby, the Company, Parent and Acquisition Sub shall use reasonable best efforts to take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 5.10  Certain Notifications.   Between the date hereof and the Effective Time, the Company shall promptly notify Parent and Acquisition Sub of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the failure to obtain such consent would reasonably be expected to have a Company Material Adverse Effect, (ii) any notice or communication from any Governmental Entity in connection with the transactions contemplated hereby and (iii) any action, suit, charge, complaint, grievance or proceeding commenced or, to the Company’s Knowledge, threatened against the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 or which relates to the consummation of the transactions contemplated hereby. Between the date hereof and the Effective Time, Parent and Acquisition Sub shall promptly notify the Company of any action, suit, charge, complaint, grievance or proceeding commenced or, to the Knowledge of Parent, threatened against Parent or Acquisition Sub which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.9 or which relates to the consummation of the transactions contemplated hereby. Between the date hereof and the Effective Time, each party shall promptly notify the other parties hereto in writing after becoming aware of the occurrence of any event which will, or is reasonably likely to, result in the failure to satisfy any of the conditions specified in Article VI.

Section 5.11  Employees and Employee Benefit Plans.

(a) For a period of not less than one year following the Closing Date, the Surviving Corporation shall provide all individuals who are employees of the Company and the Subsidiaries (including employees who are not actively at work on account of illness, disability or leave of absence) on the Closing Date (taken as a whole, the “Affected Employees”), with base salary and employee benefits which generally are substantially comparable in the aggregate to the base salary and employee benefits provided generally to such Affected Employees immediately prior to the Closing (excluding equity-based plans). For fiscal year 2006, the Surviving Corporation shall pay to Affected Employees their bonuses, if any, in accordance with the Company’s 2006 Bonus Plan, with such bonuses, if any, to be paid by the Surviving Corporation in accordance with the terms of such plan. All transaction costs (i.e. attorneys’ fees, investment bank fees and other professional fees) directly associated with the Merger and the effect of SFAS 123R will be excluded from the calculation of the corporate performance goals used to determine bonus amounts under the 2006 Bonus Plan. Nothing contained in this Section 5.11 shall be deemed to grant any Affected

Employee (i) any right to continued employment after the Closing Date or (ii) any right to any specific type or amount of, or eligibility for, incentive compensation, which shall be provided under Parent plans in which similarly situated employees of Parent participate (other than as set forth in this Section 5.11(a) with respect to the Company’s 2006 Bonus Plan). The Surviving Corporation shall continue to provide and recognize all accrued but unused vacation of Affected Employees as of the Closing Date. For the avoidance of doubt, Parent hereby expressly assumes and agrees to perform the Company’s obligations under the change in control agreements (as amended, to the extent applicable) and retention plans listed in Section 3.11(a) of the Company Disclosure Schedule in the same manner and to the same extent that the Company would be required to perform such obligations if the Merger had not taken place. In addition, with respect to any annual performance incentive plan maintained by Parent for the fiscal year ending September 30, 2007, if Parent establishes under any such plan business performance targets that are specific to the TriPath unit, it shall establish any such performance targets in good faith.

(b) For a period beginning on the Closing Date and ending on the first anniversary of the Closing Date, the Surviving Corporation or Parent shall maintain a severance pay plan, practice, program or arrangement for the benefit of each Affected Employee that is no less favorable than the plan, practice, program or arrangement maintained by Parent for similarly situated employees of Parent provided, however that any Affected Employee who is eligible for severance benefits under a change in control agreement with the Company listed on Section 3.11(a) of the Company Disclosure Schedule shall receive any severance benefits provided by such agreement.

(c) Parent shall give, or shall cause the Surviving Corporation to give, the Affected Employees full credit for purposes of eligibility and vesting and benefit accrual (other than benefit accrual under any defined benefit pension plan) under the employee benefit plans and arrangements maintained by Parent, the Surviving Corporation or any of their Affiliates in which such Affected Employees participate for such Affected Employees’ service with the Company or any Subsidiary of the Company or any of their respective predecessors, (to the extent such service was credited under the analogous predecessor plan), except to the extent such credit would result in an unintended duplication of benefits. Notwithstanding anything in this Section 5.11 to the contrary, Affected Employees’ participation in bonus plan(s) maintained by Parent for the fiscal year ending September 30, 2007 for which they are eligible shall commence January 1, 2007 and such employees shall not be entitled to receive any bonus in respect of Parent’s 2007 fiscal year for services performed prior to January 1, 2007. With respect to any “welfare benefit plan” (as defined in Section 3(1) of ERISA) established or maintained by Parent, the Surviving Corporation or any of their Affiliates in which the Affected Employees are eligible to participate on and after the Closing, Parent shall, or shall cause the Surviving Corporation to (i) waive any eligibility requirements or pre-existing condition limitations to the extent waived under the Company Plans and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such Affected Employees with respect to similar plans maintained by the Company or any Subsidiary of the Company immediately prior to the Closing to the extent credited under such Company Plans.

(d) The Surviving Corporation and its Subsidiaries shall be responsible for all liabilities or obligations under the Worker Adjustment and Retraining Notification Act and similar state and local rules, statutes and ordinances resulting from the Closing or from the actions of the Surviving Corporation or any Subsidiary following the Closing. The Surviving Corporation shall be liable for any workers’ compensation or similar workers’ protection claims of any Affected Employee incurred prior to the Closing Date.

(e) The provisions of this Section 5.11 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of any of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Company or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 5.11) under or by reason of any provision of this Agreement.

(f) During the period commencing on the date of this Agreement and ending on the Effective Time, the Company shall use reasonable best efforts to file any and all outstanding annual reports on Form 5500 in respect of the Company Plans with the United States Department of Labor (“DOL”) under the DOL’s Delinquent Filer

Voluntary Compliance Program and shall deliver to Parent any such filings for review and comment prior to submission, which review and comment shall not be unreasonably withheld.

Section 5.12  Delisting.   Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the Nasdaq National Market and terminate registration of the Company Common Stock under the Exchange Act; provided, that such delisting and termination shall not be effective until after the Effective Time.

Section 5.13  Filing of Tax Returns.   Parent shall have a reasonable opportunity to review any income Tax Returns required to be filed by the Company and its Subsidiaries after the date of signing of this Agreement but prior to the Closing Date. The Company shall in good faith consider incorporation of any comments made by Parent on such income Tax Returns.

Section 5.14  Restructuring of Merger.   It may be preferable to effectuate a business combination between Acquisition Sub and the Company by means of an alternative structure to the Merger. Accordingly, if prior to satisfaction of the conditions contained in Article VI hereto, Parent proposes the adoption of an alternative structure that otherwise preserves for the Company the economic benefits of the Merger and will not materially delay the consummation thereof, then the parties shall use their respective reasonable best efforts to effect a business combination among themselves by means of a mutually agreed upon structure other than the Merger that so preserves such benefits; provided, however, that prior to closing any such restructured transaction all conditions to each party’s obligations to consummate the Merger and other transactions contemplated hereby, as applied to such alternative business combination, shall have been satisfied by such party or waived by the other parties to this Agreement; provided, further that there shall not be any material additional closing conditions nor shall such conditions be any more onerous as a result of the adoption of such alternative business combination (it being agreed that technical changes to closing conditions, including (if applicable) changes to the votes of stockholders of the Company required to effect the Merger and/or the requirement that the transaction be effected by means of multiple steps shall be deemed not to be material additional closing conditions or more onerous closing conditions).

Section 5.15  FDA Matters.   Between the date hereof and the Effective Time, the Company shall: (i) subject to any restrictions under any Applicable Law, promptly notify Parent of any correspondence or other communication to the Company or any of its Subsidiaries from the FDA in respect of any pre-market approval application or any inspection by the FDA, (ii) subject to any restrictions under any Applicable Law, use reasonable best efforts to consult with Parent in advance of any submission of (or amendment or modification to) any pre-market approval application to the FDA, or any material communication or meeting with the FDA in connection therewith , (iii) subject to any restrictions under any Applicable Law, furnish Parent with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof with respect to oral communications, if any) received by the Company, any of its Subsidiaries or any of their respective representatives from the FDA with respect to any pre-market approval application and (iv) use reasonable best efforts promptly to remediate any deficiencies notified to the Company by the FDA (including, without limitation, communication of notices of adverse findings) in respect of any pre-market approval application or inspection, whether such notice is received prior to or after the date hereof.

Section 5.16  Parent Representatives.   Parent hereby designates the two officers of Parent listed on Section 5.16 of the Parent Disclosure Schedule, or such other officers as Parent may designate upon written notice to the Company (the “Parent Representatives”), to be responsible for determining whether consent to any action prohibited by Section 5.1 shall be given by Parent or for providing any response of Parent to any consultation required under Section 5.15. The Parent Representatives shall respond promptly in writing to any request for consent to the taking of any action under Section 5.1 or to any required consultation under Section 5.15. If the Parent Representatives do not respond to any request within five (5) Business Days of the delivery of any written request by the Company in accordance with this Section 5.16, such consent will be deemed to have been given or such consultation shall be deemed to be concluded). The Company may rely on any consent or response given by any of the Parent Representatives. The time periods within which the Parent Representatives must respond shall commence on the date on which each of the Parent Representatives is delivered a written request for consent or consultation by the Company in accordance with Section 8.2.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1  Conditions to Each Party’s Obligations to Effect the Merger.   The respective obligations of the Company, Parent and Acquisition Sub to effect the Merger are subject to the satisfaction or, to the extent permitted by Applicable Law, the waiver on or prior to the Effective Time of each of the following conditions:

(a) The Company Stockholder Approval shall have been obtained at the Special Meeting.

(b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the Merger, and no federal or state Governmental Entity shall have instituted any proceeding that is pending seeking any such judgment, decree, injunction or other order to prohibit the consummation of the Merger.

Section 6.2  Conditions to the Company’s Obligation to Effect the Merger.   The obligation of the Company to effect the Merger shall be further subject to the satisfaction or, to the extent permitted by Applicable Law, the waiver by the Company at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties.   The representations and warranties of Parent and Acquisition Sub set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (ii) for changes expressly contemplated by this Agreement), without regard to any materiality or Acquiror Entity Material Adverse Effect qualifications contained therein; provided that such representations and warranties shall be deemed to be true and correct unless the failures to be so true and correct, individually or in the aggregate, have had or would reasonably be expected to have a Acquiror Entity Material Adverse Effect; provided, further, notwithstanding the foregoing proviso, that the representations and warranties of Parent and Acquisition Sub set forth in (x) Sections 4.2 and 4.8 shall be true and correct in all material respects, and (y) Section 4.7 shall be true and correct in all respects.

(b) Parent and Acquisition Sub shall have performed in all material respects their respective agreements and covenants contained in or contemplated by this Agreement that are required to be performed by them at or prior to the Effective Time pursuant to the terms hereof.

(c) The Company shall have received certificates signed on behalf of Parent and Acquisition Sub by an executive officer of each of Parent and Acquisition Sub, dated the Closing Date, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

Section 6.3  Conditions to Parent’s and Acquisition Sub’s Obligations to Effect the Merger.   The obligations of Parent and Acquisition Sub to effect the Merger shall be further subject to the satisfaction, or to the extent permitted by Applicable Law, the waiver by Parent at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties.   The representations and warranties of the Company set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (ii) for changes expressly contemplated by this Agreement), without regard to any materiality or Company Material Adverse Effect qualifications contained therein; provided that such representations and warranties shall be deemed to be true and correct unless the failures to be so true and correct, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect (subject when making such determination to the same exceptions as are set forth on Section 3.9 of the Company Disclosure Schedule); provided, further, notwithstanding the foregoing proviso, that the representations and warranties of the Company set forth in (x) Sections 3.2, 3.4 and 3.20 shall be true and correct in all material respects and Section 3.9 shall be true and correct in all respects without disregarding any materiality or Company Material Adverse Effect qualifications contained in such Section 3.9.

(b) The Company shall have performed in all material respects each of its agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Effective Time pursuant to the terms hereof.

(c) Parent and Acquisition Sub shall have received certificates signed on behalf of the Company by an executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d) FIRPTA Certificates.   Parent shall have received certification from the Company, dated no more than thirty (30) days before the Effective Date and signed by a responsible corporate officer of the Company, that the Company is not, and has not been at any time during the five years preceding the date of such certification, a United States real property holding company, as defined in Section 897(c)(2) of the Code, and proof reasonably satisfactory to Parent that the Company has provided notice of such certification to the IRS in accordance with the provisions of Treasury Regulations §1.897-2(h)(2).

ARTICLE VII

TERMINATION

Section 7.1  Termination.   This Agreement may be terminated at any time prior to the Effective Time, whether before or after obtaining the Company Stockholder Approval, by action taken by the Board of Directors of the terminating party or parties:

(a) by mutual written consent of Parent and the Company;

(b) by the Company or Parent if the Closing shall not have occurred on or before March 31, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation (including such party’s obligation under Section 5.6) or other breach under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date;

(c) by the Company or Parent if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and nonappealable;

(d) by the Company or Parent if at the Special Meeting or any adjournment thereof the Company Stockholder Approval shall not have been obtained;

(e) by Parent, if (i) the Company Board or any committee thereof shall have failed to make the Company Recommendation or effected a Change in Recommendation (or shall have disclosed its intention to effect a Change in Recommendation), (ii) the Company Board or any committee thereof shall have determined that any Acquisition Proposal is a Superior Proposal, (iii) the Company shall have materially breached the terms of Section 5.4 in any respect adverse to Parent, (iv) the Company shall have materially breached its obligations under Section 5.2, by failing to call, give notice of, convene and hold the Special Meeting in accordance with Section 5.2, or (v) a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of the Company is commenced (other than by Parent or a Subsidiary thereof), and the Company Board recommends that the stockholders of the Company tender their shares in such tender offer or exchange offer or fails to recommend against acceptance of such tender offer or exchange offer by the Company’s stockholders within ten Business Days after such commencement (including by taking no position with respect to the acceptance of such tender offer or exchange offer by the Company’s stockholders);

(f) by the Company, provided that it is not in material breach of its obligations under this Agreement, if there is a breach by Parent or Acquisition Sub of any of their representations, warranties, covenants or agreements contained in this Agreement that would give rise to a failure of a condition set forth in Section 6.2(a) or 6.2(b) and which has not been cured (or is not capable of being cured) within twenty (20) Business Days following receipt by Parent or Acquisition Sub, as the case may be, of written notice from the Company of such breach; or

(g) by Parent, provided that neither Parent nor Acquisition Sub is in material breach of its obligations under this Agreement, if there is a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement that would give rise to a failure of a condition set forth in Section 6.3(a) or 6.3(b) and which has not been cured (or is not capable of being cured) within twenty (20) Business Days following receipt by the Company of written notice from Parent and Acquisition Sub of such breach.

The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

Section 7.2  Effect of Termination.   If this Agreement is terminated by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company, Parent or Acquisition Sub or their respective officers or directors, except as provided in this Section 7.2, Section 7.3 or Sections 8.1, 8.4 through 8.8, 8.10 and 8.11, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, none of the Company, Parent or Acquisition Sub shall be relieved or released from any liabilities or damages arising out of any willful or knowing breach of this Agreement and except that the Confidentiality Agreement shall survive such termination.

Section 7.3  Fees and Expenses.

(a) The Company agrees to pay Parent (or its designees) the sum of $12,250,000 (the “Termination Fee”), within three Business Days following termination of this Agreement, if this Agreement is terminated by Parent pursuant to Section 7.1(e).

(b) If this Agreement is terminated by (i) Parent pursuant to Section 7.1(g), (ii) the Company or Parent pursuant to Section 7.1(b) without a vote of the stockholders of the Company with respect to the adoption of this Agreement at the Special Meeting having occurred or (iii) the Company or Parent pursuant to Section 7.1(d); provided, that on or before the date of any such termination, an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board and within 12 months after such termination the Company or any of its Subsidiaries consummates any Acquisition Proposal, then the Company shall pay to Parent (or its designees) the Termination Fee on the date of such consummation, provided, however, that for the purpose of this clause (y), (1) all references in the definition of Acquisition Proposal to “15% or more” shall instead refer to “35%” and (2) any merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving the Company or any of its Subsidiaries (or any agreement relating to any of the foregoing) will be considered an “Acquisition Proposal” if (A) it would result in the stockholders of the Company immediately preceding the consummation of such transaction (by virtue of their ownership of Company Common Stock) ceasing to own at least 65% of the total voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) immediately following such consummation or (B) such transaction would otherwise qualify as an Acquisition Proposal in the definition thereof as modified by this proviso.

(c) All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated by Parent.

(d) The Company and Parent acknowledge that the agreements contained in Sections 7.3(a) through (c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 7.3(a) or (b), as the case may be, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for any of the amounts set forth in Section 7.3(a) or (b), as the case may be, the Company shall pay to Parent its costs and expenses (including attorneys’ fees) in connection with such suit.

Interest shall accrue on any amounts due under Sections 7.3(a) or (b), from and after the date such amount is due at the prime rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis.

(e) Except as otherwise provided in this Section 7.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

ARTICLE VIII

MISCELLANEOUS

Section 8.1  Definitions.   As used in this Agreement, the following terms have the meanings specified or referred to in this Section 8.1 and shall be equally applicable to both singular and plural forms. Any agreement referred to below means such agreement as amended, supplemented or modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

“Acceptable Confidentiality Agreement” means a confidentiality agreement with terms and conditions no less favorable to the Company than the Confidentiality Agreement.

“Acquiror Entity” has the meaning set forth in the first sentence of Article IV.

“Acquiror Entity Material Adverse Effect” means any effect, change or development that, individually or in the aggregate, with other effects, changes or developments, is material and adverse to the financial condition, business operations or results of operations of the Acquiror Entities taken as a whole that would be reasonably expected to adversely affect the ability of any Acquiror Entity to timely consummate the Merger or other transactions contemplated hereby.

“Acquisition Proposal” means any inquiry, offer or proposal regarding a merger, consolidation, share exchange, recapitalization, reclassification, liquidation or other business combination involving the Company or any of its Significant Subsidiaries or the acquisition, disposition, purchase, sale or issuance in any manner directly or indirectly of 15% or more of any class of equity securities of, or economic or voting interest in, the Company or any of its Significant Subsidiaries or a substantial portion of the assets of the Company or any of its Subsidiaries taken as a whole, or any tender offer (including self-tenders) or exchange offer that if consummated would result in any Person or the stockholders of such Person beneficially owning 15% or more of any class of equity securities of, or economic or voting interest in, the Company or any of its Significant Subsidiaries or the surviving parent entity in such transaction, other than the transactions contemplated hereby.

“Acquisition Sub” has the meaning set forth in the introductory paragraph of this Agreement.

“Affected Employees” has the meaning set forth in Section 5.11(a).

“Affiliate” has the meaning as defined in Rule 12b-2 under the Exchange Act.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Applicable Law” means all applicable laws, statutes, orders, rules, regulations and all applicable legally binding policies or guidelines promulgated, or judgments, decisions or orders entered, by any Governmental Entity.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“Certificate” has the meaning set forth in Section 2.7.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Change in Recommendation” has the meaning set forth in Section 5.2(a).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Company 1996 Plan” has the meaning set forth in Section 3.4(b)(v).

“Company 1997 Plan” has the meaning set forth in Section 3.4(b)(vi).

“Company Board” has the meaning set forth in the first recital of this Agreement.

“Company Bylaws” has the meaning set forth in Section 2.3.

“Company Certificate of Incorporation” has the meaning set forth in Section 2.2.

“Company Common Stock” has the meaning set forth in Section 2.6.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent dated the date hereof.

“Company ESPP” has the meaning set forth in Section 2.9(e).

“Company Incentive Plans” has the meaning set forth in Section 3.4(c).

“Company Leased Property” has the meaning set forth in Section 3.17(a).

“Company Leases” has the meaning set forth in Section 3.17(a).

“Company Material Adverse Effect” means any effect, circumstance, change or development that, individually or in the aggregate, with other effects, circumstances, changes or developments, (x) is material and adverse to the financial condition, business operations or results of operations of the Company and its Subsidiaries taken as a whole, as the case may be or (y) that would be reasonably expected to adversely affect the ability of the Company to timely consummate the Merger or other transactions contemplated hereby; provided, however, that to the extent any effect, change or development is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “Company Material Adverse Effect” pursuant to the preceding clause (x): (i) the announcement of the execution of this Agreement, or the performance of obligations under this Agreement (in each case, including any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees), (ii) factors affecting the economy or financial markets as a whole or generally affecting the industries in which the Company participates, except to the extent such changes negatively affect the Company in a materially disproportionate manner as compared to comparable participants in the Company’s industry, (iii) failure to meet internal or analyst financial forecasts, guidance or milestones (it being agreed that the facts and circumstances giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect), (iv) any change in the market price or trading volume of the Company Common Stock after the date hereof (it being agreed that the facts and circumstances giving rise to such changes may be taken into account in determining whether there has been a Company Material Adverse Effect), (v) the suspension of trading in securities generally on the New York Stock Exchange or the American Stock Exchange or the Nasdaq National Market (it being agreed that the facts and circumstances giving rise to such changes may be taken into account in determining whether there has been a Company Material Adverse Effect), (vi) any change in GAAP which the Company is required to adopt, (vii) changes in generally applicable laws, rules, regulations or administrative policies, including generally applicable rules, regulations and administrative policies of the FDA, or published interpretations thereof, except to the extent such changes negatively affect the Company in a materially disproportionate manner as compared to comparable participants in the Company’s industry and (viii) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any part thereof.

“Company Material Contract” has the meaning set forth in Section 3.15.

“Company Permits” has the meaning set forth in Section 3.13(b).

“Company Plans” has the meaning set forth in Section 3.11(a).

“Company Preferred Stock” has the meaning set forth in Section 3.4(a).

“Company Recommendation” has the meaning set forth in Section 5.2(a).

“Company SARs” has the meaning set forth in Section 3.4(c).

“Company SEC Documents” has the meaning set forth in Section 3.6.

“Company Stock Options” has the meaning set forth in Section 3.4(c).

“Company Stockholder Approval” has the meaning set forth in Section 3.2(c).

“Company Warrants” has the meaning set forth in Section 3.4(b)(viii).

“Confidentiality Agreement” means the Confidentiality Agreement dated as of April 27, 2006 by and between Parent and the Company.

“Contract” means any written or oral agreement, contract, commitment, understanding, lease, license, contract, note, bond, mortgage, indenture, arrangement or other instrument or obligation, in each case whether written or oral.

“Credit Facility” means the Credit and Security Agreement dated as of December 23, 2003, as amended prior to the date of this Agreement, by and among the Company, certain of its Subsidiaries, National City Bank, The CIT Group/Equipment Financing, Inc. and each of the lenders, guarantors and financial institutions party thereto.

“DGCL” has the meaning set forth in Section 1.1.

“Discount Option” has the meaning set forth in Section 2.9(b).

“Dissenting Shares” has the meaning set forth in Section 2.10(j).

“Dissenting Stockholder” has the meaning set forth in Section 2.10(j).

“Effective Time” has the meaning set forth in Section 1.3.

“Environmental Law” means any applicable federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, common law, legally binding agency requirement or other legally enforceable requirement relating to: (i) the protection, investigation or restoration of the environment, health, safety or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to Persons or property relating to any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.11(a).

“ESPP Termination Date” has the meaning set forth in Section 2.9(e).

“Exchange Act” means the Securities Exchange Act of 1934.

“FDA” means the United States Food and Drug Administration

“Foreign Benefit Plans” has the meaning set forth in Section 3.11(f).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any foreign, federal, state or local governmental authority or any court, arbitrator, agency, commission, stock exchange or interdealer quotation system, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational.

“Hazardous Substance” means (i) any substance that is listed, classified, regulated or for which liability is imposed pursuant to any Environmental Law, (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive material or radon and (iii) any other substance which is the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

“Holder” has the meaning set forth in Section 2.10(b).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnitees” has the meaning set forth in Section 5.5(a).

“Intellectual Property Rights” has the meaning set forth in Section 3.14.

“IRS” means the Internal Revenue Service.

“Knowledge” means the actual knowledge, after reasonable inquiry, of (i) with respect to the Company, the executive officers of the Company identified on Section 8.1 of the Company Disclosure Schedule and (ii) with respect to Parent, the executive officers of Parent identified on Section 8.1 of the Parent Disclosure Schedule.

“Liens” means any mortgages, pledges, claims, liens, charges, encumbrances, easements, servitudes, restrictive covenants, options, rights of first refusal, transfer restrictions, conditional sale or other title restrictions and security interests of any kind or nature whatsoever, except, in the case of securities, for limitations on transfer imposed by federal or state securities laws.

“Maximum Amount” has the meaning set forth in Section 5.5(b).

“Meier Warrant” has the meaning set forth in Section 2.9(d).

“Merger” has the meaning set forth in the first recital of this Agreement.

“Merger Consideration” has the meaning set forth in Section 2.7.

“Merger Fund” has the meaning set forth in Section 2.10(d).

“Notice of Superior Proposal” has the meaning set forth in Section 5.2(a).

“Parent” has the meaning set forth in the introductory paragraph of this Agreement.

“Parent Disclosure Schedule” means the disclosure schedule delivered by Parent to the Company dated the date hereof.

“Parent Representative” has the meaning set forth in Section 5.16.

“Paying Agent” has the meaning set forth in Section 2.10(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means any person, employee, individual, corporation, limited liability company, partnership, trust, joint venture, or any other non-governmental entity or any governmental or regulatory authority or body or any group consisting of one or more of the foregoing.

“Proxy Statement” has the meaning set forth in Section 5.2(b).

“Quest Warrant” has the meaning set forth in Section 2.9(d).

“Regulatory Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (x) foreign investment, (y) foreign exchange or currency controls or (z) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“SOX” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Significant Subsidiary” of any Person means a Subsidiary of such Person that would constitute a “significant subsidiary” of such Person within the meaning of Rule 1.02(w) of Regulation S-X as promulgated by the SEC.

“Special Meeting” has the meaning set forth in Section 5.2(a).

“Subsidiary” of any Person means another Person, (i) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to directly or indirectly control such other Person or elect at least a majority of its Board of Directors or other governing body, or (ii) 50% or more of the equity interests of which, in either case, is owned directly or indirectly by such first Person.

“Superior Proposal” means a bona fide written proposal made by a Third Party, not solicited in violation of Section 5.4(a)(i) of this Agreement, which is (i) to enter into (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company as a result of which the Company’s stockholders prior to such transaction (by virtue of their ownership of Company Common Stock) in the aggregate cease to own at least 50% of the total voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (b) a sale, lease, exchange, transfer or other disposition of at least 50% of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions or (c) the acquisition, directly or indirectly, by a Person of beneficial ownership of 50% or more of the Company Common Stock whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise, (ii) otherwise on terms which the Company Board in good faith determines (after consultation with the Company’s independent legal and financial advisors, the identity of the offeror, all legal, financial, regulatory and other aspects of the proposal, including the terms of any financing and the likelihood that the transaction will be consummated and such other matters as the Company Board deems relevant), are more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated hereby, (iii) fully financed or reasonably capable of being fully financed and (iv) in the good faith determination of the Company Board, otherwise reasonably capable of being completed on its terms.

“Surviving Corporation” has the meaning set forth in the first recital of this Agreement.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” has the meaning set forth in Section 7.1(b).

“Termination Fee” has the meaning set forth in Section 7.3(a).

“Third Party” means any Person or group of Persons (other than Parent and its Affiliates).

Section 8.2  Notices.   All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given if addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the addressor) and if either (i) actually delivered in fully legible form, to such address, (ii) in the case of any nationally recognized express mail service, one (1) Business Day shall have elapsed after the same shall have been deposited with such service or (iii) if by fax, on the day on which such fax was sent and telephonic confirmation of receipt thereof has been received; provided, that a copy is sent the same day by overnight courier or express mail service.

If to the Company, to:

TriPath Imaging, Inc.
780 Plantation Drive
Burlington, NC 27215
Attention: Paul R. Sohmer, M.D., Chief Executive Officer
Telephone: (336) 222-9707
Facsimile: (336) 222-8819

with a copy (which shall not constitute notice) to:

Edwards Angell Palmer & Dodge LLP
111 Huntington Avenue
Boston, MA 02199-7613
Attention: James T. Barrett, Esq.
Telephone: (617) 239-0100
Facsimile: (617) 227-4420

If to Parent or Acquisition Sub, to it at:

Becton, Dickinson and Company
One Becton Drive
Franklin Lakes, NJ 07417
Attention: Jeffrey Sherman, Esq.
Telephone: (201) 847-6800
Facsimile: (201) 848-9228

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Mario A. Ponce, Esq.
Telephone: (212) 455-2000
Facsimile: (212) 455-2502

If to any Parent Representative pursuant to Section 5.16, to such person at the address of Parent set forth above and to Parent at the address set forth above.

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Mario A. Ponce, Esq.
Telephone: (212) 455-2000
Facsimile: (212) 455-2502

Section 8.3  Survival of Representations, Warranties and Covenants.   The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. All other covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Effective Time, shall survive the Effective Time in accordance with their terms.

Section 8.4  Interpretation.   For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, a reference herein: (i) to an Article or Section means an Article and Section of this Agreement and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. Each of the Company Disclosure Schedule and the Parent Disclosure Schedule is hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in the Company Disclosure Schedule or the Parent Disclosure Schedule shall have the same meaning assigned to such term herein. The description or listing of a matter, event or thing within the Company Disclosure Schedule or the Parent Disclosure Schedule (whether in response for a description or listing of material items or otherwise) shall not be deemed an admission or acknowledgment that such matter, event or thing is “material.” Matters reflected in the Company Disclosure Schedule or the Parent Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Schedule or the Parent Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

Section 8.5  Amendments, Modification and Waiver.

(a) Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto, by action taken by or authorized by their respective Boards of Directors, prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Acquisition Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, that no such amendment, modification or waiver by the Company shall be effective unless it is authorized by the Company Board; and provided, further, that, after the Company Stockholder Approval has been obtained, there shall not be made any amendment that by Applicable Law requires further approval by the Company’s stockholders without first obtaining such further approval.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law or in equity.

Section 8.6  Successors and Assigns.   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that none of the Company, Parent or Acquisition Sub may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement, in whole or in part (whether by operation of law or otherwise), without the consent of the other parties hereto and, in the case of the Company, the Company Board. Notwithstanding anything to the contrary herein, Acquisition Sub may assign any of its rights hereunder to any Subsidiary of Parent.

Section 8.7  Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or any federal court sitting in Wilmington Delaware in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such court and (iv) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2.   Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Applicable Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY

OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7(c).

Section 8.8  Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

Section 8.9  Third Party Beneficiaries.   Except as provided in Section 5.5, this Agreement is solely for the benefit of the Company and its successors and permitted assigns, with respect to the obligations of Parent and Acquisition Sub under this Agreement, and for the benefit of Parent and Acquisition Sub, and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right; provided, that the Indemnitees referred to in Section 5.5 shall be third party beneficiaries entitled to enforce the provisions of Section 5.5 of this Agreement.

Section 8.10  Entire Agreement.   This Agreement, including any exhibits or schedules hereto, and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

Section 8.11  Counterparts; Fax Signatures; Effectiveness.   This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Each of the parties hereto (i) has agreed to permit the use, from time to time and where appropriate, of faxed signatures in order to expedite the Closing, (ii) intends to be bound by its respective faxed signature, (iii) is aware that the other parties hereto will rely on the faxed signature and (iv) acknowledges such reliance and waives any defenses to the enforcement of the documents effecting the transactions contemplated hereby contemplated by this Agreement based on the fact that a signature was sent by fax. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BECTON, DICKINSON AND COMPANY

By:	/s/ Vincent A. Forlenza
Name: Vincent A. Forlenza
Title: Executive Vice President

TIMPANI ACQUISITION CORP.

By:	/s/ Vincent A. Forlenza
Name: Vincent A. Forlenza
Title: President

TRIPATH IMAGING, INC.

By:	/s/ Paul R. Sohmer, M.D.
Name: Paul R. Sohmer, M.D.
Title: Chairman, President and CEO

ANNEX B — OPINION OF UBS SECURITIES LLC

[LETTERHEAD OF UBS SECURITIES LLC]

September 8, 2006

The Board of Directors
TriPath Imaging, Inc.
780 Plantation Drive
Burlington, North Carolina 27215

Dear Members of the Board:

We understand that TriPath Imaging, Inc., a Delaware corporation (“TriPath”), is considering a transaction whereby Timpani Acquisition Corp. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Becton, Dickinson and Company, a New Jersey corporation (“BD”), will merge with and into TriPath (the “Transaction”). Pursuant to the terms of the Agreement and Plan of Merger, dated as of September 8, 2006 (the “Merger Agreement”), among BD, Merger Sub and TriPath, each outstanding share of the common stock, par value $0.01 per share, of TriPath (“TriPath Common Stock”) will be converted into the right to receive $9.25 in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of TriPath Common Stock (other than BD and its affiliates) of the Consideration to be received by such holders in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to TriPath in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of TriPath and BD and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available with respect to TriPath or TriPath’s underlying business decision to effect the Transaction. Our opinion does not constitute a recommendation to any stockholder of TriPath as to how such stockholder should vote or act with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to the extent expressly specified herein, of the Merger Agreement or the form of the Transaction. In rendering this opinion, we have assumed, with your consent, that (i) TriPath, BD and Merger Sub will comply with all material terms of the Merger Agreement, and (ii) the Transaction will be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on TriPath or the Transaction.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to TriPath; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of TriPath that were provided to us by the management of TriPath and not publicly available, including financial forecasts and estimates prepared by the management of TriPath; (iii) conducted discussions with members of the senior management of TriPath concerning the business and financial prospects of TriPath; (iv) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (v) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vi) reviewed current and historical market prices of TriPath Common Stock; (vii) reviewed the Merger Agreement; and (viii) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate. At your direction, we contacted selected third parties to solicit indications of interest in a possible transaction with TriPath and held discussions with certain of these parties prior to the date hereof.

B-1

The Board of Directors
TriPath Imaging, Inc.
September 8, 2006

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of TriPath, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of TriPath as to the future performance of TriPath. We also have relied, at your direction, without independent verification or investigation, upon the assessments of the management of TriPath as to the products and product candidates of TriPath and the risks associated with such products and product candidates (including, without limitation, the probability of successful testing, development and marketing, and approval by appropriate governmental authorities, of such products and product candidates). Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by holders of TriPath Common Stock (other than BD and its affiliates) in the Transaction is fair, from a financial point of view, to such holders.

This opinion is provided for the benefit of the Board of Directors in connection with, and for the purpose of, its evaluation of the Transaction.

Very truly yours,

/s/  UBS Securities LLC

UBS SECURITIES LLC

B-2

ANNEX C — SECTION 262 OF THE GENERAL CORPORATION LAW OF
THE STATE OF DELAWARE

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, § § 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, § § 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, § § 1, 2; 64 Del. Laws, c. 112, § § 46-54; 66 Del. Laws, c. 136, § § 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, § § 19, 20; 68 Del. Laws, c. 337, § § 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, § § 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, § § 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, § § 49-52; 73 Del. Laws, c. 82, § 21.)

Form of Proxy Card

Proxy Appointment Form — TriPath Imaging, Inc.

Special Meeting of Stockholders — December 19, 2006
This Proxy is Solicited by the Board of Directors

The undersigned, revoking all prior proxies, hereby appoint(s) Paul R. Sohmer, M.D., Stephen P. Hall and James T. Barrett, Esq. and each of them, with full power of substitution, as proxies, to represent and to vote, as designated herein, all shares of common stock of TriPath Imaging, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of the Company to be held at the Country Suites, located at 3211 Wilson Drive, Burlington, North Carolina on December 19, 2006 beginning at 10:00 a.m., local time, and at any adjournment or postponement thereof. Each of the proposals contained in this proxy for approval by the stockholders has been proposed by the Company.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

This Proxy Appointment Form, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS  1 AND 2. Attendance of the undersigned at the meeting, or any adjournment or postponement thereof, will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing before it is exercised or affirmatively indicates his or her intent to vote in person.

PLEASE VOTE, DATE, SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE OR SUBMIT A PROXY THROUGH THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS BELOW.

Telephone and Internet Proxy Submission Instructions

You can submit a proxy by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to submit your proxy.

To submit a proxy using the Telephone
(within U.S. and Canada)	To submit a proxy using the-internet

Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.	Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

THANK YOU FOR VOTING

Mr. A Sample
Address 1
Address 2
Address 3

☐	Mark this box with an X if you have made changes to your name and address details above

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET PROXY SUBMISSION INSTRUCTIONS.

Special Meeting Proxy Appointment Form

A.	Issues

The Board of Directors recommends a vote FOR the following proposals.

	For	Against	Abstain

1. Adoption of the Agreement and Plan of Merger, dated as of September 8, 2006, by and among Becton, Dickinson and Company, Timpani Acquisition Corp. and TriPath Imaging, Inc., as such may be amended from time to time.
	☐	☐	☐
2. Approval of adjournment of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement.	☐	☐	☐

B.	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

Please be sure to sign and date this Proxy Appointment Form.

Please sign exactly as name(s) appear(s) hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please give full title as such. If a corporation or partnership only authorized persons should sign.

Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)
☐ ☐ / ☐ ☐ / ☐ ☐ ☐ ☐